As filed with the Securities and Exchange Commission on June 26, 2014
Registration No. 333- _________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CÜR MEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	4832	99-0375741
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2217 New London Turnpike
South Glastonbury, CT 06073
(860) 430-1520
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Mr. Thomas Brophy, CEO
CÜR Media, Inc.
2217 New London Turnpike
South Glastonbury, CT 06073
(860) 430-1520
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:
Eric C. Mendelson, Esq.
Gottbetter & Partners, LLP
488 Madison Avenue, 12th Floor
New York, NY 10022
(212) 400-6900

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, par value $0.0001 per share	21,708,400 shares	$1.75	$37,989,700	$4,894.07

(1)
Consists of (a) 11,060,011 outstanding shares of the registrant’s common stock and (b) 10,648,389 shares of the registrant’s common stock issuable upon exercise of common stock purchase warrants. Pursuant to Rule 416 under the Securities Act of 1933, as amended, to the extent that such common stock purchase warrants provide for a change in the number of shares of common stock into which they are convertible or for which they are exercisable to prevent dilution resulting from stock splits, stock dividends, or similar transactions, this registration statement shall be deemed to cover such additional shares of common stock issuable in connection with any such provision.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the registrant’s common stock as reported by OTC Bulletin Board on June 23, 2014. The shares offered hereunder may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the selling stockholders are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated June 26, 2014

CÜR MEDIA, INC.

Prospectus

21,708,400 Shares

Common Stock

This prospectus relates to the sale of up to 21,708,400 shares of our common stock, par value $0.0001 per share, by the selling stockholders of CÜR Media, Inc., a Delaware corporation, listed in this prospectus. Of the shares being offered, 11,060,011 are presently issued and outstanding and 10,648,389 are issuable upon exercise of common stock purchase warrants. The shares offered by this prospectus may be sold by the selling stockholders from time to time in the open market, through privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale or at negotiated prices.

The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We will not receive any proceeds from the sale of the shares by the selling stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Our common stock is traded on OTC Bulletin Board under the symbol “CURM.” On June 23, 2014, the last reported sale price for our common stock was $1.75 per share.

Our business and an investment in our securities involve a high degree of risk. Before making any investment in our securities, you should read and carefully consider risks described in the “Risk Factors” section beginning on page 11 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus is only accurate on the date of this prospectus, regardless of the time of any sale of securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated ___, 2014.

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with information that is different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell and seeking offers to buy these securities only in jurisdictions where offers and sales are permitted. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of any securities in any jurisdiction where the offer is not permitted.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that should be considered before investing in our common stock. Potential investors should read the entire prospectus carefully, including the more detailed information regarding our business provided below in the “Description of Business” section, the risks of purchasing our common stock discussed under the “Risk Factors” section, and our consolidated financial statements and the accompanying notes to the consolidated financial statements.

Unless the context indicates otherwise, all references in this registration statement to “CÜR Media,” the “Company,” “we,” “us” and “our” refer to CÜR Media, Inc., a Delaware corporation, and its wholly-owned consolidated subsidiary, CÜR Media, LLC (formerly known as Raditaz, LLC), a Connecticut limited liability company; and references to “CÜR Media, LLC” refer to CÜR Media, LLC.

Overview

We are developing “CÜR”, a paid subscription internet radio service, which we plan to launch in late 2014. We envision that CÜR will be a new streaming music experience that combines the listening experience of free internet radio products with an on-demand listening experience for listening on web and mobile devices. We plan to target CÜR to consumers who are seeking a more comprehensive music streaming service for a significantly reduced subscription fee. We anticipate that the CÜR product will include a hybrid model that includes many features that free, ad-supported internet radio products provide, without interruptive advertising, with a limited on-demand offering, and will include a toolset that enables consumers to curate their playlists with photos, videos and other tools that stimulate consumers to share CÜR with their friends.

Our business plan includes a music service that will give listeners access to millions of songs and a monthly personal, on-demand song bank. In addition to the ability to stream music, subscribers will be able to personalize their playlists, buy music downloads, integrate music from their devices, and view videos.

Our business plan also includes a second revenue stream of personalized advertising, which we do not intend to interrupt a music stream but targets a user’s listening habits. The advertising will be in the form of video, display ads, email and/or text messages. Advertisers may also create and sponsor playlists.

Our business plan further includes a third revenue stream from the sale of music, concert tickets and merchandise through our music streaming service, tailored to each listeners taste based on prior listening trends. We plan to sell music downloads beginning with our launch in late 2014, and sales of concert tickets and merchandise at a later date.

Organizational History

We were incorporated in the State of Delaware as Duane Street Corp. on November 17, 2011, to engage in the business of manufacturing and marketing baby products. We were not successful in our efforts and discontinued that line of business. After winding down our baby products business, and until we consummated the Contribution (defined below), we were a “shell company” (as such term is defined in Rule 12b-2 under the Exchange Act).

On January 28, 2014, we consummated a contribution transaction (the “Contribution”) with CÜR Media, LLC, pursuant to a Contribution Agreement by and among the Company, CÜR Media, LLC, and the holders of a majority of CÜR Media, LLC’s limited liability company membership interests (the “Contribution Agreement”). In connection with the Contribution, CÜR Media, LLC became our wholly owned subsidiary, and we succeeded to the business of CÜR Media, LLC as our sole line of business. As a result, we ceased to be a shell company.

CÜR Media, LLC was founded as a Connecticut limited liability company on February, 15 2008. CÜR Media, LLC’s activities since inception were devoted primarily to the development and commercialization a DMCA compliant internet radio product, known as “Raditaz”. The Raditaz product was launched in early 2012 and the platform was continually developed and improved through November 2013, when its iOS, Android and web products were removed from the market, to allow us to focus on consummation of the Contribution and the development of CÜR.

On January 31, 2014, we changed our name to “CÜR Media, Inc.,” a name which more accurately represents our new business focus. In connection with the name change, we changed our OTC trading symbol to “CURM.”

In addition, effective as of January 31, 2014, we increased our number of authorized shares to 310,000,000 shares, consisting of (i) 300,000,000 shares of common stock, $0.0001 par value share (“Common Stock”), and (ii) 10,000,000 shares of “blank check” preferred stock, par value $0.0001 per share (“Preferred Stock”).

On January 31, 2014, our Board of Directors (“Board”) authorized a 16.503906-for-1 forward split of our Common Stock, in the form of a dividend, with a record date of February 11, 2014 (the “Record Date”), and the payment date of February 14, 2014 (the “Payment Date”). On the Payment Date, each shareholder of our Common Stock as of the Record Date received 15.503906 additional shares of Common Stock for each one share owned. Share and per share numbers in this prospectus relating to our Common Stock have been retrospectively adjusted to give effect to this forward stock spilt, unless otherwise stated. Certain numbers reflected in this prospectus represent approximations due to required rounding in connection with the forward stock split. The actual numbers do not differ materially from such approximations.

Recent Developments

On January 28, 2014, we consummated the Contribution with CÜR Media, LLC, pursuant to the Contribution Agreement. In connection with the Contribution, and in accordance with the terms and conditions of the Contribution Agreement, all 39,249,885 outstanding CÜR Media, LLC limited liability company membership interests were exchanged for approximately 10,000,000 restricted shares of our Common Stock, and outstanding options to purchase 6,500,000 restricted common units of CÜR Media, LLC were exchanged for an aggregate of (i) approximately 1,339,722 non-statutory stock options to purchase shares of our Common Stock at an average exercise price of approximately $3.63 per share, and (ii) approximately 316,331 restricted stock awards (of which approximately 221,863 were fully vested and represented approximately 221,863 issued and outstanding shares of our Common Stock), under our 2014 Equity Incentive Plan (the “2014 Plan”). As a result of the Contribution, CÜR Media, LLC became our wholly owned subsidiary.

Upon the closing of the Contribution, pursuant to the terms and conditions of a Split-Off Agreement (the “Split-Off Agreement”) and a General Release Agreement (the “General Release Agreement”), we transferred all of our pre-Contribution operating assets and liabilities to our wholly-owned special-purpose subsidiary, Duane Street Split Corp., a Delaware corporation, formed on January 10, 2014 solely for this purpose (“Split-Off Subsidiary”). Thereafter, pursuant to the Split-Off Agreement, we transferred all of the outstanding shares of capital stock of Split-Off Subsidiary to Peretz Yehuda Aisenstark and Yair Shofel, our pre-Contribution majority stockholders, and former officers and directors (the “Split-Off”), in consideration of and in exchange for (i) the surrender and cancellation of an aggregate of 24,755,859 shares of our Common Stock held by Mr. Aisenstark and Mr. Shofel (which were cancelled and resumed the status of authorized but unissued shares of our Common Stock) and (ii) certain representations, covenants and indemnities.

In connection with the Contribution and Split-Off, we changed our business focus to the business of CÜR Media, LLC, which is to develop and commercialize a streaming music experience for listening on the web and mobile devices, and will continue the existing business operations of CÜR Media, LLC as a publicly-traded company. As a result of the Contribution and Split-Off, we ceased to be a shell company.

Also on January 28, 2014, we consummated an initial closing (the “Initial Closing”) of our private placement offering (the “PPO”) of a minimum of $4,000,000 (the “Minimum PPO”) through the sale of 4,000,000 units of our securities (each, a “Unit” and collectively, the “Units”), and a maximum of $7,000,000 (the “Maximum PPO”) through the sale of 7,000,000 Units, with an additional 1,000,000 Units subject to offer and sale at our discretion pursuant to an over-allotment option (the “Over-Allotment Option”), at an offering price of $1.00 per Unit (the “PPO Price”), each Unit comprised of one (1) share of our Common Stock and a warrant to purchase one (1) share of our Common Stock at an exercise price of $2.00 per share for a term of five (5) years (“PPO Warrants”). We sold an aggregate of approximately 4,075,036 Units in the Initial Closing of the PPO, for gross proceeds of approximately $4,075,036 (before deducting placement agent fees and expenses of the PPO estimated at approximately $818,254).

The placement agent for the PPO and its sub-agent were paid an aggregate commission of approximately $407,504 and were issued warrants to purchase an aggregate of 407,503 shares of our Common Stock at an exercise price of $1.00 per share for a term of five (5) years (“Broker Warrants”).

In connection with the Initial Closing of the PPO, our stockholders prior to the Contribution (excluding Peretz Yehuda Aisenstark and Yair Shofel, who surrendered their shares in the Split-Off) (the “Pre-Contribution Stockholders”), surrendered for cancellation an aggregate of approximately 715,280 shares of our Common Stock. These shares were cancelled pursuant to an agreement we had with the Pre-Contribution Stockholders to cancel a portion of their shares such that the aggregate number of shares they collectively held at the time of the Initial Closing of PPO was equal to 19.9% of the total outstanding shares of our Common Stock, giving effect to the Initial Closing of the PPO, the Split-Off and the Contribution.

On January 31, 2014, we changed our name to CÜR Media, Inc., a name which more accurately represents our new business focus. In connection with the name change, we changed our OTC trading symbol to “CURM.”

In addition, on January 31, 2014, we increased our number of authorized shares to 310,000,000 shares, consisting of (i) 300,000,000 shares of Common Stock, and (ii) 10,000,000 shares of “blank check” Preferred Stock.

Further, on January 31, 2014, our Board authorized a 16.503906-for-1 forward split of our Common Stock, in the form of a dividend, with a Record Date of February 11, 2014, and the Payment Date of February 14, 2014. On the Payment Date, each shareholder of our Common Stock as of the Record Date received 15.503906 additional shares of Common Stock for each one share owned. Share and per share numbers in this report relating to our Common Stock have been retrospectively adjusted to give effect to this forward stock spilt, unless otherwise stated.

Effective as of March 13, 2014, we increased the Over-Allotment Option for the PPO from 1,000,000 Units to 3,000,000 Units, such that the maximum aggregate number of Units that may be sold in the PPO, including the Over-Allotment Option, was 10,000,000 Units.

On March 14, 2014, we consummated a second closing (the “Second Closing”) of the PPO, in connection with which we issued and sold approximately 4,635,019 additional Units at the PPO Price. The aggregate additional gross proceeds from the Second Closing of the PPO were approximately $4,635,019 (before deducting placement agent fees and expenses of the PPO estimated at approximately $546,132).

The placement agent for the PPO and its sub-agent were paid an aggregate commission of $463,447 and were issued Broker Warrants to purchase an aggregate of 463,501 shares of our Common Stock.

On March 28, 2014, we consummated a third and final closing (the “Third Closing”) of the PPO, in connection with which we issued and sold $970,300 additional Units at the PPO Price. The aggregate additional gross proceeds from the Third Closing of the PPO were approximately $970,245 (before deducting placement agent fees and expenses of the PPO estimated at approximately $165,012).

The placement agent for the PPO and its sub-agent were paid an aggregate commission of approximately $97,030 and were issued Broker Warrants to purchase an aggregate of approximately 97,030 shares of our Common Stock.

In connection with the Third Closing of the PPO, we issued to the Pre-Contribution Stockholders an aggregate of approximately 1,379,631 shares of our Common Stock, in accordance with our agreement to issue to the Pre-Contribution Transaction Stockholders additional shares of our Common Stock so that their pro forma percentage ownership would remain 19.9%, giving effect to the Contribution, Spilt-Off and PPO (collectively, the “Adjustment Shares”).

Capital Needs

With the capital raised to date as described above, we believe the Company has funding to implement our business plan, support operations and meet current obligations for 3-9 months from the date of this prospectus. The Company will determine when and if to proceed with any additional financing in the future, and there can be no assurance financing will be available to us when required on acceptable terms or at all.

About This Offering

This prospectus relates to the public offering, which is not being underwritten, by the selling stockholders listed in this prospectus, of up to 21,708,400 shares of our Common Stock. Of the shares being offered, 11,060,011 are presently issued and outstanding and 10,648,389 are issuable upon exercise of Common Stock purchase warrants. The shares offered by this prospectus may be sold by the selling stockholders from time to time in the open market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. We will receive none of the proceeds from the sale of the shares by the selling stockholders. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

Selected Risks Associated With Our Business

Our business is subject to numerous risks described in the section entitled “Risk Factors” and elsewhere in this prospectus. You should carefully consider these risks before making an investment. Some of these risks include:

•	We have a limited operating history upon which investors can evaluate our future prospects.

•	Our products may not be accepted in the market.

•	We may be unable to attract and retain management with experience in digital media including digital music streaming, and similar emerging technologies;

•	We may be unable to manage our growth and entry into new business areas.

•	We may be unable to negotiate economically feasible agreements with the major and independent music labels and publisher rights organizations;

•	We have a history of losses and we may not achieve or sustain profitability in the future.

•	If we are unable to obtain additional financing on acceptable terms, we may have to curtail our growth or cease our development plans and operations.

•	You could lose all of your investment.

•
You may experience dilution of your ownership interests because of the future issuance of additional shares of our Common Stock or Preferred Stock or other securities that are convertible into or exercisable for our Common Stock or Preferred Stock.

•
There currently is a very limited market for our Common Stock and there can be no assurance that a consistent trading market will ever develop. Failure to develop or maintain a trading market could negatively affect the value of our Common Stock and make it difficult or impossible for you to sell your shares.

Corporate Information

Our principal executive offices are located at 2217 New London Turnpike, South Glastonbury, CT 06073, USA. Our telephone number is 1-860-430-1520. Our website address is www.curmusic.com. The information on, or that can be accessed through, our website is not part of this prospectus.

THE OFFERING

Common Stock currently outstanding	24,569,809 shares (1)

Preferred Stock currently outstanding	None

Common Stock offered by the Company	None

Common Stock offered by the selling stockholders	21,708,400 shares (2)

Use of proceeds	We will not receive any of the proceeds from the sales of our Common Stock by the selling stockholders.

OTC Bulletin Board symbol	CURM

Risk Factors
You should carefully consider the information set forth in this prospectus and, in particular, the specific factors set forth in the “Risk Factors” section beginning on page 11 of this prospectus before deciding whether or not to invest in shares of our Common Stock.

(1)	As of June 26, 2014.

(2)	Consists of 11,060,011 outstanding shares of Common Stock and 10,648,389 shares of Common Stock issuable upon exercise of Common Stock purchase warrants.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including, without limitation, in the sections captioned “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Plan of Operations,” and elsewhere. Any and all statements contained in this prospectus that are not statements of historical fact may be deemed forward-looking statements. Terms such as “may,” “might,” “would,” “should,” “could,” “project,” “estimate,” “pro-forma,” “predict,” “potential,” “strategy,” “anticipate,” “attempt,” “develop,” “plan,” “help,” “believe,” “continue,” “intend,” “expect,” “future,” and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Forward-looking statements in this prospectus may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, including plans or objectives relating to completing the development and successfully launching the CÜR product, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”), and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above.

The forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the accuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, our ability to obtain adequate financing, cash flows and resulting liquidity, our ability to expand our business, government regulations, lack of diversification, our ability to penetrate the digital music streaming market, our ability to negotiate economically feasible agreements with the major and independent music labels and publisher rights organizations, increased competition, results of any arbitration and litigation, stock volatility and illiquidity, and our ability to implement our business plans or strategies. A description of some of the risks and uncertainties that could cause our actual results to differ materially from those described by the forward-looking statements in this prospectus appears in the section captioned “Risk Factors” and elsewhere in this prospectus.

Readers are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them and to the risk factors. We disclaim any obligation to update the forward-looking statements contained in this prospectus to reflect any new information or future events or circumstances or otherwise.

RISK FACTORS

An investment in shares of our Common Stock is highly speculative and involves a high degree of risk. We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict. Before investing in our Common Stock you should carefully consider the following risks, together with the financial and other information contained in this prospectus. If any of the following risks actually occurs, our business, prospects, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our Common Stock would likely decline and you may lose all or a part of your investment. Only those investors who can bear the risk of loss of their entire investment should invest in our Common Stock.

General Risks

We have a limited operating history upon which investors can evaluate our future prospects. We may never attain profitability.

We are a development stage company and have not yet begun any operations. Historically, we have been a shell company with no operating history and no assets other than cash. Upon consummation of the Contribution with CÜR Media, LLC, we redirected our business focus towards the development and commercialization of a music streaming subscription service. Although CÜR Media, LLC was incorporated in 2008, it did not launch its DMCA compliant internet radio product until 2012. Subsequently, CÜR Media, LLC took its iPhone and Android applications and its website offline to focus its resources on the development of CÜR, which we plan to launch in late 2014. Therefore, both the Company and CÜR Media, LLC have limited operating histories upon which an evaluation of our business plan or performance and prospects can be made. Our proposed operations are therefore subject to all of the risks inherent in light of the expenses, difficulties, complications and delays frequently encountered in connection with the formation of any new business, the development of a product, as well as those risks that are specific to our proposed business in particular. The risks include, but are not limited to, the possibility that we will not be able to develop functional and scalable products and services, or that although functional and scalable, our products and services will not be accepted in the market. To successfully introduce and market our products at a profit, we must establish brand name recognition and competitive advantages for our products. There are no assurances that the Company can successfully address these challenges. If it is unsuccessful, the Company and its business, financial condition and operating results will be materially and adversely affected.

Given our limited operating history, management has little basis on which to forecast future demand for our products. The current and future expense levels of the Company following the Contribution are based largely on estimates of planned operations and future revenues rather than experience. It is difficult to accurately forecast future revenues because the business of the Company is new and its market has not been developed. We do not expect meaningful revenues until at least mid-2015. If the forecasts for the Company prove incorrect, the business, operating results and financial condition of the Company will be materially and adversely affected. Moreover, the Company may be unable to adjust its spending in a timely manner to compensate for any unanticipated reduction in revenue. As a result, any significant reduction in revenues would immediately and adversely affect the business, financial condition and operating results of the Company.

We have a history of losses and we may not achieve or sustain profitability in the future.

We have incurred losses in each fiscal year since our incorporation in 2011, and CÜR Media, LLC has incurred losses in each fiscal year since its formation in 2008. We anticipate that our operating expenses will increase in the foreseeable future as we continue to invest to grow our business, acquire customers and develop our platform and new functionality. These efforts may prove more expensive than we currently anticipate, and we may not succeed in generating sufficient revenues to offset these higher expenses. If we are unable to do so, the Company and its business, financial condition and operating results could be materially and adversely affected.

We cannot predict our future capital needs and we may not be able to secure additional financing.

We have raised an aggregate of approximately $9,680,300 in our PPO (before deducting placement agent fees and expenses of the PPO estimated at approximately $1,529,000). We believe we will have sufficient funds to meet our presently anticipated working capital requirements for approximately 3-9 months from the date of this prospectus. This belief is based on our operating plan which in turn is based on assumptions, which may prove to be incorrect. In addition, we may need to raise significant additional funds sooner in order to implement our business plan, support our growth, develop new or enhanced services and products, respond to competitive pressures, acquire or invest in complementary or competitive businesses or technologies, or take advantage of unanticipated opportunities. If our financial resources are insufficient, we will require financing in addition to the PPO in order to meet our plans for expansion. We cannot be sure that this additional financing, if needed, will be available on acceptable terms or at all. Furthermore, any debt financing, if available, may involve restrictive covenants, which may limit our operating flexibility with respect to business matters. If additional funds are raised through the issuance of equity securities, the percentage ownership of our existing shareholders will be reduced, our shareholders may experience additional dilution in net book value, and such equity securities may have rights, preferences, or privileges senior to those of our existing shareholders. If adequate funds are not available on acceptable terms, or at all, we may be unable to develop or enhance our products and services, take advantage of future opportunities, repay debt obligations as they become due, or respond to competitive pressures, any of which would have a material adverse effect on our business, prospects, financial condition, and results of operations.

Our independent registered public accounting firm has expressed doubt about our ability to continue as a going concern.

Our historical financial statements have been prepared under the assumption that we will continue as a going concern. Our independent registered public accounting firm has issued a report that included an explanatory paragraph referring to our recurring net losses and accumulated deficit and expressing substantial doubt in our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to obtain additional equity financing or other capital, attain further operating efficiencies, reduce expenditures, and, ultimately, to generate revenue. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. However, if adequate funds are not available to us when we need it, and we are unable to commercialize our products giving us access to additional cash resources, we will be required to curtail our operations which would, in turn, further raise substantial doubt about our ability to continue as a going concern.

Our products may not be accepted in the market.

We cannot be certain that the products or services we may develop or market will achieve or maintain market acceptance. Market acceptance of our products depends on many factors, including our ability to license the necessary content from the music labels and publishers, to convince key opinion leaders to provide recommendations regarding our products, convince distributors and customers that our technology is an attractive alternative to other technologies, supply and service sufficient quantities of products directly or through marketing alliances, and price products competitively in light of the current macroeconomic environment.

Business Risks

Online and mobile music services are an emerging market, which makes it difficult to evaluate our current business and future prospects.

The market for streaming music on the internet and on mobile devices has undergone rapid and dramatic changes in its relatively short history and is subject to significant challenges. As a result, the future revenue and income potential of our business is uncertain. You should consider our business and prospects in light of the risks and difficulties we encounter in this new and rapidly evolving market, which risks and difficulties include, among others:

•	Our relatively new, evolving and unproven business model.

•	Our ability to build our listener base and our paid subscriber base.

•	Our ability to effectively convert users from free trial to paid subscription service.

•	Our ability to negotiate an economically feasible agreement with the major and independent music labels and publisher rights organizations.

•	Our ability to attract advertisers, and prove to advertisers that our advertising platform is effective enough to justify a pricing structure that is profitable to us.

•	Our ability to develop and maintain relationships with makers of mobile devices, consumer electronics products and automobiles.

•	Our operation under an evolving music industry licensing structure that may change or cease to exist, which in turn may result in significant increase in operating expenses.

Failure to successfully address these risks and difficulties, and other challenges associated with operating in a new and emerging market, could significantly harm our business, financial condition, results of operations, liquidity and prospects.

Our failure to manage growth, diversification and changes to our business could harm our business.

We currently have no revenue, but may encounter significant growth upon the anticipated launch of our product, CÜR. The failure to successfully manage and monetize any growth, and to successfully diversify our business in the future, could harm the success and longevity of our company.

Investing in our securities is considered a high risk investment.

An investment in an early stage company such as ours involves a degree of risk, including the possibility that your entire investment may be lost. There can be no assurance that CÜR’s online streaming music monthly subscription platform will be successful or profitable.

We depend on key personnel to operate our business, and if we are unable to retain, attract and integrate qualified personnel, our ability to develop and successfully grow our business could be harmed.

We believe that our future success is highly dependent on the continued services of our key officers, employees, and Board members as well as our ability to attract and retain highly skilled and experienced technical personnel. The loss of their services could have a detrimental effect on our operations. The departure of Thomas Brophy, our President, Chief Executive Officer, interim Chief Financial Officer, Treasurer and a director of ours, or any major change in our Board or management, such as the departure of our Chairman, John A. Lack, or Vice Chairman, Robert Jamieson, could adversely affect our operations.

Investors will have little control over operations

Management has complete authority to make decisions regarding day-to-day operations, and may take actions with which investors disagree. Except for limited voting rights, investors will have no control over management and must rely exclusively upon their decisions.

Expansion of our operations into new fields may subject us to additional business, legal, financial and competitive risks.

We may decide to provide non-musical content such as talk, comedy, news, weather, or other areas where we may have less experience or where we could be subject to additional business, legal, financial, and competitive risks.

Our success hinges on selling subscriptions by successfully attracting and retaining paying customers.

If our efforts to attract prospective subscribers and to retain subscribers are not successful, our growth prospects and revenue will be adversely affected. We plan to provide new users of CÜR with a free trial upon registration. If we are not able to convert users of our free trial to become paying subscribers, our growth prospects and ability to generate revenues will be negatively impacted.

Users of the Raditaz’s application and/or website may not transition to CÜR.

We have taken our beta product, Raditaz, offline in order to develop CÜR, and there are no assurances that users of Raditaz will transition to CÜR. If Raditaz’s beta users do not transition to CÜR, CÜR’s capital needs, results of operations, viability and growth prospects may be adversely affected.

Much of the success of our business plan relies on the accuracy of our business and customer research.

We engaged an outside research firm to conduct a research study regarding, among other things, the demand for CÜR’s product and features set. If the results of the research study prove to be inaccurate, CÜR’s capital needs, results of operations, viability and growth prospects will be adversely affected.

The success of our products relies heavily on the use of search technologies and marketing campaigns to drive users to our websites and mobile applications.

We intend to utilize search technologies and services, and to engage in marketing campaigns and referral relationships, to drive user traffic to our websites and mobile applications. If we are unable to utilize search technologies and other services that generate significant traffic to our websites and mobile applications, or we are unable to enter into or continue distribution relationships that drive significant traffic to our websites, our business could be harmed, causing our revenues to decline.

We must license and pay for the content our product delivers to its users and the content owners must grant us permission for use.

We must license all of CÜR’s content from major and independent music labels. These music labels will need to agree to license their content to CÜR, and also approve many of CÜR’s features that would grant our customers enhanced access to their licensed material, such as on-demand play, song skipping and replaying, and offline listening. If CÜR and the music labels and/or publisher rights organizations are not able to reach agreement on CÜR’s product features, pricing and/or cost of content licenses, our capital needs, results of operations, viability and growth prospects will be adversely affected.

If any of the three major music labels (Universal, Warner and/or Sony) and/or independent music labels do not grant permission, rescind permission, or fail to grant permission on economically favorable terms to sell or stream music from MediaNet, Apple, Amazon, Google or other sources, our revenue numbers will be negatively impacted.

We may not be able to find and/or hire employees with the necessary skills to build the necessary software applications that are necessary to operating and growing the business.

Premier technology software developers, designers and other technology personnel are in high demand in our industry. There may be competitors or other technology companies that have more capital to allocate for such personnel, making our search for such job positions more difficult and expensive, thus increasing our business expenses.

If we cannot maintain our corporate culture as we grow, we could lose the innovation, teamwork and focus that contribute crucially to our business.

We believe that a critical component of our success is our corporate culture, which we believe fosters innovation, encourages teamwork, cultivates creativity and promotes focus on execution. We have invested substantial time, energy and resources in building a highly collaborative team that works together effectively in a non-hierarchical environment designed to promote openness, honesty, mutual respect and pursuit of common goals. As we grow, we may find it difficult to maintain these valuable aspects of our corporate culture. Any failure to preserve our culture could negatively impact our future success, including our ability to attract and retain employees, encourage innovation and teamwork and effectively focus on and pursue our corporate objectives.

There are no assurances that our development team can build all of CÜR’s planned product features.

Our software applications may not work as intended and the company may not be able to develop the necessary software applications and/or product features. We are designing CÜR to include features that may be considered ambitious and untested, such as a 15 million plus song library, on-demand playlists, unlimited song skip and repeat functionality, user song import functionality, offline listening, geo-location and social features, lyric synchronization, photo and video integration and storage and more. There are no assurances that the product features can be completed in the projected time-frame. If we are not able to accomplish these objectives, our capital needs, results of operations, viability and growth prospects will be adversely affected.

If we fail to accurately predict and play music that our listeners enjoy, we may fail to retain existing and attract new subscribers, both online and offline.

Our personalized playlist generating system will be obtained through a partnership with a digital entertainment service provider and is being designed to enable us to predict listener music preferences and select music content tailored to our listeners’ music tastes. While this third party provider has invested significant resources in refining these technologies, we cannot assure you that such investments will continue in the future or yield an attractive return or that such refinements will be effective. The effectiveness of personalized playlist generating system depends in part on our ability to gather and effectively analyze large amounts of listener data and listener feedback, and we have no assurance that we will be successful in enticing listeners to provide feedback sufficient for our database to effectively predict and select new and existing songs. In addition, our ability to offer listeners songs that they have not previously heard and impart a sense of discovery depends on our ability to acquire and appropriately categorize additional songs that will appeal to our listeners’ diverse and changing tastes. Our ability to predict and select music content that our listeners enjoy is critical to the perceived value of our service among listeners and failure to make accurate predictions would adversely affect our ability to attract and retain listeners, convert free listeners to paid subscribers, increase listener hours and sell advertising.

We are subject to a number of risks related to credit card and debit card payments that we plan to accept, and we may not be able to enter into an economically favorable credit and debit card processing arrangements.

Our subscription business, which we anticipate will make up for 80-85% of total revenue, will be completely dependent on our ability and third party processors’ abilities to process monthly subscription payments through credit and debit card processing methods. Any disruption in this service could adversely affect our business.

For credit and debit card payments, we will be required to pay interchange and other fees, which may increase over time. An increase in those fees would require us to either increase the prices we charge for our products, or suffer an increase in our operating expenses, either of which could adversely affect our business, financial condition and results of operations.

If we or any of our processing vendors have problems with our billing software or our third party’s billing software, or the billing software malfunctions, it could have an adverse effect on our subscriber satisfaction and could cause one or more of the major credit card companies to disallow our continued use of their payment products. In addition, if our billing software or our third party’s billing software fails to work properly and, as a result, we do not automatically charge our subscribers’ credit cards on a timely basis or at all, our business, financial condition and results of operations could be adversely affected.

We will also be subject to payment card association operating rules, certification requirements and rules governing electronic funds transfers, which could change or be reinterpreted to make it more difficult for us to comply. We will need to assess whether we are fully compliant with the Payment Card Industry, or PCI, Data Security Standard, or PCI DSS, a security standard with which companies that collect, store, or transmit certain data regarding credit and debit cards, credit and debit card holders, and credit and debit card transactions are required to comply. Our failure to comply fully with PCI DSS may violate payment card association operating rules, federal and state laws and regulations, and the terms of our contracts with payment processors and merchant banks. Such failure to comply fully also may subject us to fines, penalties, damages, and civil liability, and may result in the loss of our ability to accept credit and debit card payments. Further, there is no guarantee that, even if PCI DSS compliance is achieved, we will maintain PCI DSS compliance or that such compliance will prevent illegal or improper use of our payment systems or the theft, loss, or misuse of data pertaining to credit and debit cards, credit and debit card holders and credit and debit card transactions.

If we fail to adequately control fraudulent credit card transactions, we may face civil liability, diminished public perception of our security measures and significantly higher credit card-related costs, each of which could adversely affect our business, financial condition and results of operations.

If we are unable to maintain our chargeback rate or refund rates at acceptable levels, credit card and debit card companies may increase our transaction fees or terminate their relationships with us. Any increases in our credit card and debit card fees could adversely affect our results of operations, particularly if we elect not to raise our rates for our service to offset the increase. The termination of our ability to process payments on any major credit or debit card would significantly impair our ability to operate our business.

We may experience a reduction or increase in the prices of our products which would have a negative impact on our business and on our margins.

We anticipate charging a monthly fee for our base platform. Our business model is unproven, and if we have to adjust our subscription prices lower, the lower revenue could adversely affect our business. Conversely, if we have to adjust our subscription prices higher, it would be more difficult to attract and retain our subscribers, and the impact would likely cause a negative trend in our subscriber retention numbers, and could adversely affect our business.

Our product is vulnerable to service disruptions and software problems.

Our users will entirely dependent on our mobile phone application and website working properly for their enjoyment. Any disruption in these services could cause us to lose subscribers and harm our business.

Loss of potential customers, or partners and potential partners who provide content we distribute to our customers.

Our technology and CÜR product will be dependent upon technology companies such as MediaNet, Amazon, Google, Apple, Microsoft and others, for the provision of digital music song library, creation of customized playlists and the hosting of our services. A loss of these content providers or a technical issue with these providers could materially disrupt our business.

Changes to our products, services, technologies, licenses or business practices or strategies may drive away customers.

Any change to our business model and/or CÜR product may cause a loss of subscribers and the inability to attract subscribers, which may adversely affect our business. Examples of such changes include, but are not limited to, a change or drop of certain CÜR features, increase or decrease in subscription rates, a decrease in the quality of music streamed, a shift to a smaller library of music, inability to keep pace with competitors, and maintaining relationships with makers of consumer products such as mobile phones, tablets, and automobiles.

If web, smartphones, tablet and connected TV devices, their operating systems or content distribution channels, including those controlled by our competitors, develop in ways that prevent our solutions from being delivered to their users, our ability to grow our business will be impaired.

Our business model depends upon the continued compatibility of our solutions with most internet-connected devices across online, mobile, tablet and connected TV distribution channels, as well as the major operating systems that run on them. The design of these devices and operating systems are controlled by third parties with whom we do not have any formal relationships. These parties frequently introduce new devices, and from time to time they may introduce new operating systems or modify existing ones. In some cases, the parties that control the development of internet-connected devices and operating systems include companies that we regard as our competitors, including some of our most significant competitors. For example, Google controls the Android operating system and also controls a significant number of mobile devices. Apple, Inc. controls iOS devices including mobile, tablet and computer devices. If our solutions were unable to work on these devices or operating systems, either because of technological constraints or because a maker of these devices or developer of these operating systems wished to impair our ability to provide our solutions on them, our ability to grow our business would be impaired.

If we experience lengthened sales cycles, our business operations may be adversely affected.

Our business will be dependent on revenue from subscription, advertising and song sales, and merchandise and ticket sales. Our subscription transactions, song sales and other revenues will involve credit card processing. Any delays or lengthened sales cycles, delays in collect fees due from credit card companies and/or credit card transaction cancellations, may adversely affect our business.

Degradation in our stature and reputation in the market could harm our business.

Our CÜR and Raditaz brand names are very important to us, and any degradation in our stature and reputation in the market may adversely affect our business.

Our failure to drive advertising revenue could harm our business.

While we anticipate revenue from advertisements to be a non-core revenue generator and make up approximately 15% of total revenue, advertising revenue will still be an important factor in determining our financial success. Our ability to attract and retain advertisers, and ultimately to generate advertising revenue, depends on a number of factors, including, but not limited to, the number of users and subscribers and the number of listener hours on CÜR, keeping pace with changes in technology and the competition, and competing effectively for advertising dollars from other online marketing and media companies.

We may be unable to retain key advertisers, attract new advertisers or replace departing advertisers with advertisers that can provide comparable revenue to us.

Our success requires us to develop, maintain and expand our relationships with brand advertisers, including the ad agencies that represent them, and to develop new relationships with other brand advertisers and ad agencies. Advertising agreements generally do not include long-term obligations requiring them to purchase from us and are cancelable upon short notice and without penalty in accordance with standard terms and conditions for the purchase of internet advertising published by the Interactive Advertising Bureau. As a result, we have limited visibility as to our future advertising revenue streams from our advertisers.

Our advertisers' usage may decline or fluctuate as a result of a number of factors, including, but not limited to:

•	the performance of their display and audio ad campaigns and their perception of the efficacy and efficiency of their advertising spend through CÜR;

•	changes in the economic prospects of advertisers or the economy generally, which could alter current or prospective advertisers' spending priorities;

•	our ability to deliver display, audio and/or video ad campaigns in full, i.e., our ability to serve each requested impression;

•	their satisfaction with our solutions and our client support;

•	the ability of our optimization algorithms underlying our solutions to deliver better rates of return ad spend dollars than competing solutions;

•	seasonal patterns in advertisers' spending, which tend to be discretionary;

•	the pricing of our or competing solutions; and

•	reduction in spending levels or changes in brand advertisers' strategies regarding advertising spending.

If a major advertiser decides to materially reduce its advertising spend, it could do so on short or no notice. We cannot assure that our advertisers will continue to use CÜR or that we will be able to replace in a timely or effective manner departing advertisers with new advertisers from whom we generate comparable revenue.

Unavailability of, or fluctuations in, third-party measurements of our audience may adversely affect our ability to grow advertising revenue.

Selling ads requires that we demonstrate to advertisers that our service has substantial reach, and we may rely on third parties to quantify the reach of our service. These third-party ratings may not reflect our true listening audience and the third parties may change their methodologies, either of which could adversely impact our business. Third-party independent rating agencies have not yet developed rating systems that comprehensively and accurately measure the reach of our service. We expect that in the future these rating agencies will begin to publish increasingly reliable information about the reach of our service. However, until then, in order to demonstrate to potential advertisers the reach of our service, we must supplement third-party ratings data with our internal research, which is perceived as less reliable than third-party numbers. If our mobile audience becomes rated, it is not clear whether the measurement technology of the third-party rating agencies will initially integrate with ours or whether their methodology will accurately reflect the value of our service. If such third-party ratings are inaccurate or we receive low ratings, our ability to convince advertisers of the benefits of our service would be adversely affected.

We will compete with hundreds of services that stream music to users of the internet and mobile devices.

The streaming music industry is heavily saturated with competitors, many of which offer ad-supported free music listening. We do not plan for CÜR to have a free, ad-supported product, like many of our competitors. If we decide to integrate a free, ad-supported product into CÜR, CÜR’s capital needs, results of operations, viability and growth prospects may be adversely affected.

Our users will access CÜR through mobile devices, tablets, the internet, automobiles and other platforms.

If the cost of assessing streaming music, including CÜR, through cellular networks proves to be too expensive for consumers potential subscribers or subscribers of CÜR, our capital needs results of operations, viability and growth prospects may be adversely affected.

Many of our subscribers may purchase our service through on-line third party stores.

Google and Apple assess a fee equal to 30% of purchases made within applications on their platforms (Android and iOS). If we are unable to have a significant percentage of our subscribers sign-up and subscribe to CÜR through a web browser outside of these platforms, our business, financial condition and/or results of operations will be adversely affected. If we are unable to reach agreement with music labels on acceptable terms, where users subscribe through the Android and iOS platforms, our business, financial condition and/or results of operations will be adversely affected. Further, if Apple, Google, Amazon or other companies change the structure of their online stores, we may not be able to get customers to download our applications.

We may not be able to negotiate economically viable agreements with publisher rights organizations including SESAC, ASCAP, BMI, Sony/ATV, EMI, Universal, among others.

If music publishers withdraw all or a portion of their musical works from performing rights organizations for public performances by means of digital transmissions, then we may be forced to enter into direct licensing agreements with these publishers at rates higher than those we intend to pay to publisher rights organizations, or we may be unable to reach agreement with these publishers at all, which could adversely affect our business, our ability to attract and retain listeners, financial condition and results of operations.

If we fail to detect click fraud or other invalid clicks on ads, we could lose the confidence of our advertisers, which would cause our business to suffer.

Our business will rely on delivering positive results to our advertising customers. We will be exposed to the risk of fraudulent and other invalid clicks or conversions that advertisers may perceive as undesirable. A major source of invalid clicks could result from click fraud where a listener intentionally clicks on ads for reasons other than to access the underlying content of the ads. If fraudulent or other malicious activity is perpetrated by others and we are unable to detect and prevent it, or if we choose to manage traffic quality in a way that advertisers find unsatisfactory, the affected advertisers may experience or perceive a reduced return on their investment in our advertising products, which could lead to dissatisfaction with our advertising programs, refusals to pay, refund demands or withdrawal of future business. This could damage our brand and lead to a loss of advertisers and revenue.

Some of our services and technologies may use “open source” software, which may restrict how we use or distribute our service or require that we release the source code of certain services subject to those licenses.

Some of our services and technologies may incorporate software licensed under so-called “open source” licenses, including, but not limited to, the GNU General Public License and the GNU Lesser General Public License. Such open source licenses typically require that source code subject to the license be made available to the public and that any modifications or derivative works to open source software continue to be licensed under open source licenses. Few courts have interpreted open source licenses, and the manner in which these licenses may be interpreted and enforced is therefore subject to some uncertainty. We rely on multiple software programmers to design our proprietary technologies, and we do not exercise complete control over the development efforts of our programmers and we cannot be certain that our programmers have not incorporated open source software into our proprietary products and technologies or that they will not do so in the future. In the event that portions of our proprietary technology are determined to be subject to an open source license, we could be required to publicly release the affected portions of our source code, re-engineer all or a portion of our technologies, or otherwise be limited in the licensing of our technologies, each of which could reduce or eliminate the value of our services and technologies and materially and adversely affect our business, results of operations and prospects.

We are required to indemnify management and its affiliates for their good faith actions. Indemnification may cause any liability they incur to be paid by us.

We are required to indemnify management and its affiliates for any liabilities they incur in connection with business if incurred in good faith, in a manner reasonably believed to be in our best interests, and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Management is not liable to the company for any act or omission it may make in good faith and that it believes is in the company’s best interest, except for acts of gross negligence or willful misconduct. Under certain circumstances, management will be entitled to indemnification from the company for losses it or any affiliate, employee, officer, director, or owner incurs in defending actions arising out of their position as or with management.

CÜR may not be successful in distributing its products on the internet or on mobile devices, or using a paid marketing strategy on the internet, on mobile devices, on tablets of offline.

More individuals are utilizing non-Personal Computer (“PC”) devices to access the Internet and our services, and versions of our services developed or optimized for these devices may not gain widespread adoption by users, manufacturers or distributors of such devices or may not work on these devices, based on the broad range of unique technical requirements that may be established for each device by their manufacturers and distributors globally.

We may not be able to acquire the amount of users projected in our financial model.

We may not be able to acquire the number of internet users and/or mobile phone users that is projected in our financial model or achieve the projected market penetration rates.

Government regulation of the internet is evolving, and unfavorable developments could have an adverse effect on our operating results.

Any changes in laws or regulations or new laws and regulations relating to our services could adversely affect our business, results of operations and our business prospects. If the government were to place limitations on the amount and type of content that can be streamed over networks, the internet and to mobile and other applications, our business, results of operations and our business prospects could be adversely affected.

We face competition from entities in our industry with substantially more capital, greater name recognition, more employees, greater resources, and longer operating histories than we do.

Significant competition from traditional offline music distribution competitors, from larger media companies like Apple, Google, Amazon and others, and from other online digital music services, as well as online theft or “piracy”, could have a negative impact on our business.

We face many risks associated with our long-term plan to expand our operations outside of the United States, including difficulties obtaining rights to stream music on favorable terms, which could harm our business, operating results and financial condition.

Expanding our operations into international markets is an element of our long-term strategy. However, offering our service outside of the United States involves numerous risks and challenges. If we are unable to expand our business outside the United States as planned, our growth prospects and our ability to generate revenue will be negatively impacted.

Operating internationally requires significant management attention and financial resources. We cannot be certain that the investment and additional resources required in establishing and expanding our international operations will produce desired levels of revenue or profitability. If we invest substantial time and resources to establish and expand our international operations and are unable to do so successfully and in a timely manner, our business and operating results will suffer.

We have no international operations and any future international expansion may expose us to several risks, such as difficulty adapting our solutions for international markets. As we have limited experience in marketing, selling and supporting our solutions abroad, and any future international expansion of our business will involve a variety of risks, including:

•	localization of our solutions, including translation into foreign languages and adaptation for local practices;

•	unexpected changes in regulatory requirements, taxes, trade laws, tariffs, export quotas, custom duties or other trade restrictions;

•	differing labor regulations where labor laws may be more advantageous to employees as compared to the United States;

•	more stringent regulations relating to data security and the unauthorized use of, or access to, commercial and personal information, particularly in the European Union;

•
reluctance to allow personally identifiable data related to non-U.S. citizens to be stored in databases within the United States, due to concerns over the U.S. government's right to access information in these databases or other concerns;

•	changes in a specific country's or region's political or economic conditions;

•
challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs;

•	risks resulting from changes in currency exchange rates;

•	limitations on our ability to reinvest earnings from operations in one country to fund the capital needs of our operations in other countries;

•	different or lesser intellectual property protection; and

•	exposure to liabilities under anti-corruption and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act and similar laws and regulations in other jurisdictions.

Third Party Risks

We will rely on third parties to provide software and related services necessary for the operation of our business.

We are incorporating and including third-party software into and with our applications and service offerings and expect to continue to do so. The operation of our applications and service offerings could be impaired if errors occur in the third-party software that we use. It may be more difficult for us to correct any defects in third-party software because the development and maintenance of the software is not within our control. Accordingly, our business could be adversely affected in the event of any errors in this software. There can be no assurance that any third-party licensors will continue to make their software available to us on acceptable terms, to invest the appropriate levels of resources in their software to maintain and enhance its capabilities, or to remain in business. Any impairment in our relationship with these third-party licensors could have a material adverse effect on our business, results of operations, cash flow and financial condition.

We will depend upon third party licenses for musical works and the ability to obtain these licenses, a change to or loss of these licenses could increase our operating costs or adversely affect our ability to retain and expand our listener base, and therefore could adversely affect our business.

To secure the rights to stream musical works embodied in sound recordings over the internet, we will obtain licenses from or for the benefit of copyright owners and pay royalties to copyright owners or their agents. Those who own copyrights in musical works are vigilant in protecting their rights and seek royalties that are very high in relation to the revenue that can be generated from the public performance of such works. There is no guarantee that the licenses available to us now will continue to be available in the future or that such licenses will be available at the royalty rates associated with the current licenses. If we are unable to secure and maintain rights to stream musical works or if we cannot do so on terms that are acceptable to us, our ability to stream music content to our listeners, and consequently our ability to attract and retain advertisers, will be adversely impacted.

In order to stream musical works embodied in sound recordings over the internet, we must obtain public performance licenses and pay license fees to performing rights organizations: Broadcast Music, Inc., or BMI, SESAC, Inc., or SESAC, and the American Society of Composers, Authors and Publishers, or ASCAP, among others. These organizations represent the rights of songwriters and music publishers, negotiated with copyright users such as us, collect royalties and distribute those royalties to the copyright owners they represent, namely songwriters and music publishers. Performing rights organizations have the right to audit our playlists and royalty payments, and any such audit could result in disputes over whether we have paid the proper royalties. If such a dispute were to occur, we could be required to pay additional royalties and the amounts involved could be material.

We will also have so called mechanical royalties to music publishers for the reproduction and distribution of musical works embodied in transitory copies used to make streams audible to our listeners. If music publishers were to change their position and seek to be paid mechanical royalties by us, and a final judgment were entered by a court requiring that payment, our royalty obligations could increase significantly and our business and financial interests could be harmed.

Our revenue from song sales will depend on third party stores and services.

A portion of our revenue model is dependent on the sale of songs through Amazon, Apple’s iTunes store, Google and/or MediaNet. If these parties or similar parties were to change their pricing structure by effectively lowering or increasing their prices, our business could be impacted negatively. Also, if these parties were to not allow us access to sell their products or the ability to access their products in an efficient manner, our business could be negatively impacted.

We plan to rely on third parties to administer our subscriptions and credit card transactions, and we may take such management in-house in the future.

We plan to rely on a third party company to manage our subscriber list and customer payments. If we decide to manage subscriptions and payments transactions in-house we will assume the regulatory and financial risk for such user information and financial transactions.

We will generate our created playlists and stations using data from a third party.

We plan to enter into an agreement with a third party, a leading music intelligence company, to utilize their music intelligence platform for generating music playlists and other information for CÜR users. If such third party were to decide to not let us use their data, we may not be able to enable users to create playlist and/or stations. This would have a negative impact on our business.

We relied on, and anticipate continuing to rely on, MediaNet for our music catalog

We relied on, and anticipate continuing to rely on, MediaNet for our music catalog. The size of the catalog is dependent on the successful negotiation of music licenses with the major and independent music labels. We may not be able to obtain licenses from major and independent music labels, which would materially and adversely affect our business results, operations and our business prospects.

We rely on third-party providers for our principal Internet connections and technologies, databases, and network services critical to our properties and services.

We rely extensively on Amazon, Inc. for various hosting services, and other companies for various other internet, database, and network services. Any errors, failures or disruption in the services provided by these third parties could significantly harm our business, results of operations and our business prospects.

The inability to obtain or the loss of agreements with the makers of mobile operating systems and devices, renegotiation of such agreements on less favorable terms or other actions these third parties any take could harm our business.

We currently do not have any agreements with makers of mobile operating systems or devices. Future agreements with the makers of mobile operating systems and devices through which our service may be accessed, including Apple, Blackberry, Amazon and Google, among others, will be short term or may provide that they can be cancelled at any time with little or no prior notice or penalty. The loss of these agreements once obtained, or the inability to obtain these agreements or the renegotiation of these agreements on less favorable economic or other terms, could limit the reach of our service and its attractiveness to advertisers, which, in turn, could adversely affect our business, financial condition and results of operations. Some of these mobile device makers, including Apple, are now, or may in the future become, competitors of ours, and could stop allowing or supporting access to our service through their products for competitive reasons. Furthermore, because devices providing access to our service are not manufactured and sold by us, we cannot guarantee that these companies will ensure that their devices perform reliably, and any faulty connection between these devices and our service may result in consumer dissatisfaction toward us, which could damage our brand.

If we are unable to continue to make our technology compatible with the technologies of third-party distribution partners who make our service available to our listeners through mobile devices, consumer electronic products and automobiles, we may not remain competitive and our business may fail to grow or decline.

In order to deliver music everywhere our listeners want to hear it, we need our service to be compatible with mobile, consumer electronic, automobile and website technologies. Our service will be accessible in part through CÜR-developed or third-party developed applications that hardware manufacturers embed in, and distribute through, their devices. Connected devices and their underlying technology are constantly evolving. As internet connectivity of automobiles, mobile devices, and other consumer electronic products expands and as new internet-connected products are introduced, we must constantly adapt our technology. It is difficult to keep pace with the continual release of new devices and technological advances in digital media delivery and predict the problems we may encounter in developing versions of our applications for these new devices and delivery channels, and it may become increasingly challenging to do so in the future. In particular, the technology used for streaming the CÜR service in automobiles remains at an early stage and may not result in a seamless customer experience. If automobile and consumer electronics makers fail to make products that are compatible with our technology or we fail to adapt our technology to evolving requirements, our business and financial results could be harmed.

Furthermore, consumer tastes and preferences can change in rapid and unpredictable ways and consumer acceptance of these products depends on the marketing, technical and other efforts of third-party manufacturers, which is beyond our control. If consumers fail to accept the products of the companies with whom we partner or if we fail to establish relationships with makers of leading consumer products, our business could be adversely affected.

Interruptions or delays in our services or from third-party vendors could adversely affect our brand and disrupt our business.

We will rely on systems housed in our own facilities and upon third-party vendors, including bandwidth providers and data center facilities located in locations throughout the United States and potentially the world, to enable listeners to receive our content in a dependable, timely, and efficient manner. We expect to experience periodic service interruptions and delays involving our own systems and those of our third-party vendors. We do not currently maintain a live fail-over capability that would allow us to switch our streaming operations from one facility to another in the event of a service outage. Both our own facilities and those of our third-party vendors are and will be vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures and similar events. They also are and will be subject to break-ins, sabotage, intentional acts of vandalism, failure of physical, administrative, and technical security measures, terrorist acts, natural disasters, human error, the financial insolvency of our third-party vendors and other unanticipated problems or events. The occurrence of any of these events could result in interruptions in our service and to unauthorized access to, or alteration of, the content and data contained on our systems and that these third-party vendors store and deliver on our behalf.

Defects or errors in our solutions could harm our reputation, result in significant costs to us, and impair our advertisers' ability to deliver effective advertising campaigns.

The technology underlying our solutions, including our proprietary technology and technology provided by third-parties, may contain material defects or errors that can adversely affect our ability to operate our business and cause significant harm to our reputation. This risk is compounded by the complexity of the technology underlying our solutions and the large amounts of data we utilize. Errors, defects, disruptions in service or other performance problems in our solutions could result in the incomplete or inaccurate delivery of an ad campaign, including serving an ad campaign in an incomplete or inaccurate manner, in an incorrect geographical location or in an environment that is detrimental to the advertiser's brand health. Any such failure, malfunction, or disruption in service could result in damage to our reputation, our advertising clients withholding payment to us or the advertisers making claims or initiating litigation against us, and our giving credits to our advertiser clients toward future advertising spend. As a result, defects or errors in our solutions could harm our reputation, result in significant costs to us, and impair our advertisers' ability to deliver effective advertising campaigns.

System failures could significantly disrupt our operations and cause us to lose advertisers or publishers.

Our success will depend on the continuing and uninterrupted performance of our solutions, which we will utilize to enable our users to stream music, edit playlists, create playlists, receive payments, place ads, monitor the performance of advertising campaigns, manage our advertising inventory, among other things. Our revenue will depend on our ability to collect subscription fees and deliver ads. Sustained or repeated system failures that interrupt our ability to provide our service, could significantly reduce the attractiveness of our solutions and reduce our revenue. Our systems will be vulnerable to damage from a variety of sources, including telecommunications failures, power outages, malicious human acts and natural disasters. In addition, any steps we take to increase the reliability and redundancy of our systems may be expensive and may not be successful in preventing system failures. Any such system failures could significantly disrupt our operations and cause us to lose users, subscribers and advertisers.

We will exercise no control over our third-party vendors, which will make us vulnerable to any errors, interruptions, or delays in their operations. Any disruption in the services provided by these vendors could have significant adverse impacts on our business reputation, customer relations and operating results. Upon expiration or termination of any of our agreements with third-party vendors, we may not be able to replace the services provided to us in a timely manner or on terms and conditions, including service levels and cost, that are favorable to us, and a transition from one vendor to another vendor could subject us to operational delays and inefficiencies until the transition is complete.

Our success will depend on our subscribers continued access to the internet and wireless devices and the continued reliability and maintenance of the internet and cellular infrastructure.

Because our service is being designed primarily to work over the internet and cellular networks, our revenue growth will depend on our listeners’ low cost, high-speed access to the internet, as well as the continued maintenance and development of the internet infrastructure, including the wireless internet infrastructure and the cellular network infrastructure. The delivery of our service will depend on third-party internet service providers and wireless telecommunication companies expanding high-speed internet access and wireless networks, maintaining reliable networks with the necessary speed, data capacity and security, and developing complementary products and services for providing reliable and timely wired and wireless internet access and services. The success of our business depends directly on the continued accessibility, maintenance and improvement of the internet and, in particular, access to the internet through wireless infrastructure, to permit high-quality streaming of music content and provide a convenient and reliable platform for customer interaction. All of these factors are outside of our control.

To the extent that the internet and the wireless internet infrastructure continue to experience an increasing number of listeners, frequency of use and expanding bandwidth requirements, the internet and wireless networks may become congested and unable to support the demands placed on them, and their performance and reliability may decline. In addition, the wireless communications companies that provide our listeners with access to the internet through wireless networks may raise their rates or impose data usage limits, which could cause our listeners to decrease their usage of our service or our listenership to decline. Any future internet or wireless network outages, interruptions, bandwidth constraints, rate increases or data usage limits could adversely affect our ability to provide service to our listeners and advertising customers.

If our security systems are breached, we may face civil liability and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract listeners and advertisers.

Techniques used to gain unauthorized access are constantly evolving, and we may be unable to anticipate or prevent unauthorized access to data pertaining to our listeners, including credit card and debit card information and other personally identifiable information. If an actual or perceived breach of security occurs of our systems or a vendor’s systems, we may face civil liability and public perception of our security measures could be diminished, either of which would negatively affect our ability to attract listeners, which in turn would harm our efforts to attract and retain advertisers. We also would be required to expend significant resources to mitigate the breach of security and to address related matters.

We cannot control the actions of third parties who may have access to the listener data we collect. The integration of the CÜR service with applications provided by third parties represents a significant growth opportunity for us, but we may not be able to control such third parties’ use of listeners’ data, ensure their compliance with the terms of our privacy policies, or prevent unauthorized access to, or use or disclosure of, listener information, any of which could hinder or prevent our efforts with respect to growth opportunity.

Any failure, or perceived failure, by us to maintain the security of data relating to our listeners and employees, to comply with our posted privacy policy, laws and regulations, rules of self-regulatory organizations, industry standards, and contractual provisions to which we may be bound, could result in the loss of confidence in us, or result in actions against us by governmental entities or others, all of which could result in litigation and financial losses, and could potentially cause us to lose listeners, advertisers, revenue, and employees.

Investment Risks

We may be unable to raise enough capital to implement our business plan and you could lose all of you investment.

We are largely dependent on capital raised through the PPO to implement our business plan and support our operations. We have raised aggregate gross proceeds of approximately $9,680,300 in our PPO (before deducting placement agent fees and expenses of the PPO estimated at approximately $1,529,000). We believe we will have sufficient funds to meet our presently anticipated working capital requirements for approximately 3-9 months from the date of this prospectus. At the present time, we have not made any arrangements to raise additional cash. We anticipate raising an additional $25-$30 million prior to the launch of our CÜR product. We cannot assure you that we will be able to raise the working capital as needed on terms acceptable to us, if at all. If we are unable to raise capital as needed, we may be required to reduce the scope of our business development activities, which could harm our business plans, financial condition and operating results, or cease our operations entirely, in which case, you may lose all of your investment.

You may experience dilution of your ownership interests because of the future issuance of additional shares of our Common Stock or Preferred Stock or other securities that are convertible into or exercisable for our Common Stock or Preferred Stock.

Any future issuance of our equity or equity-backed securities may dilute then-current stockholders’ ownership percentages and could also result in a decrease in the fair market value of our equity securities, because our assets would be owned by a larger pool of outstanding equity. As described above, we may need to raise additional capital through public or private offerings of our Common Stock or Preferred Stock or other securities that are convertible into or exercisable for our Common Stock or Preferred Stock. We may also issue such securities in connection with hiring or retaining employees and consultants (including stock options issued under our 2014 Plan), as payment to providers of goods and services, in connection with future acquisitions or for other business purposes. Our Board may at any time authorize the issuance of additional Common Stock or Preferred Stock without common stockholder approval, subject only to the total number of authorized Common Stock and Preferred Stock set forth in our Amended and Restated Articles of Incorporation. The terms of equity securities issued by us in future transactions may be more favorable to new investors, and may include dividend and/or liquidation preferences, superior voting rights and the issuance of warrants or other derivative securities, which may have a further dilutive effect. Also, the future issuance of any such additional shares of Common Stock or Preferred Stock or other securities may create downward pressure on the trading price of the Common Stock. There can be no assurance that any such future issuances will not be at a price (or exercise prices) below the price at which shares of the Common Stock are then traded.

The ability of our Board to issue additional stock may prevent or make more difficult certain transactions, including a sale or merger of the Company.

We currently have authorized 310,000,000 shares of capital stock, consisting of (i) 300,000,000 shares of Common Stock, and (ii) 10,000,000 shares of “blank check” Preferred Stock. As a result, our Board is authorized to issue up to 10,000,000 shares of Preferred Stock with powers, rights and preferences designated by it. See “Preferred Stock” in the section of this prospectus entitled “Description of Securities.” Shares of voting or convertible Preferred Stock could be issued, or rights to purchase such shares could be issued, to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control of the Company. The ability of the Board to issue such additional shares of Preferred Stock, with rights and preferences it deems advisable, could discourage an attempt by a party to acquire control of the Company by tender offer or other means. Such issuances could therefore deprive stockholders of benefits that could result from such an attempt, such as the realization of a premium over the market price for their shares in a tender offer or the temporary increase in market price that such an attempt could cause. Moreover, the issuance of such additional shares of Preferred Stock to persons friendly to the Board could make it more difficult to remove incumbent managers and directors from office even if such change were to be favorable to stockholders generally.

We have a concentration of stock ownership and control, which may have the effect of delaying, preventing, or deterring certain corporate actions and may lead to a sudden change in our stock price.

Our Common Stock ownership is highly concentrated. Thomas Brophy, our President, Chief Executive Officer, interim Chief Financial Officer and Treasurer, beneficially owns 6,810,615 shares, or approximately 27.1% of our total outstanding Common Stock. His interests may differ significantly from your interests. As a result of the concentrated ownership of our stock, a relatively small number of stockholders, acting together, will be able to control all matters requiring stockholder approval, including the election of directors and approval of mergers and other significant corporate transactions. In addition, because our stock is so thinly traded, the sale by any of our large stockholders of a significant portion of that stockholder’s holdings could cause a sharp decline in the market price of our Common Stock.

There currently is no established public trading market for our Common Stock and no assurance can be given that any market for our Common Stock will develop or be maintained. Failure to develop or maintain a trading market could negatively affect the value of our Common Stock and make it difficult or impossible for you to sell your shares.

There has been no established public trading market for shares of our Common Stock and no assurance can be given that any market for our Common Stock will develop or be maintained. Our Common Stock is currently quoted on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “CURM.” The OTCBB is a thinly traded market and lacks the liquidity of certain other public markets with which some investors may have more experience. We may not ever be able to satisfy the listing requirements for our Common Stock to be listed on a national securities exchange, which are often a more widely-traded and liquid market. Some, but not all, of the factors which may delay or prevent the listing of our Common Stock on a more widely-traded and liquid market include the following:

•	our stockholders’ equity may be insufficient;

•	the market value of our outstanding securities may be too low;

•	our net income from operations may be too low;

•	our Common Stock may not be sufficiently widely held;

•	we may not be able to secure market makers for our Common Stock; and

•	we may fail to meet the rules and requirements mandated by the several exchanges and markets to have our Common Stock listed.

Should we fail to satisfy the initial listing standards of the national exchanges, or our Common Stock is otherwise rejected for listing and remains listed on the OTCBB or suspended from the OTCBB, the trading price of our Common Stock could suffer and the trading market for our Common Stock may be less liquid and our Common Stock price may be subject to increased volatility.

Our Common Stock is subject to the “penny stock” rules of the SEC and the trading market in the securities is limited, which makes transactions in the stock cumbersome and may reduce the value of an investment in the stock.

The SEC has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and

•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form sets forth:

•	the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of Common Stock and cause a decline in the market value of stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities. If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Our stock may be traded infrequently and in low volumes, so you may be unable to sell your shares at or near the quoted bid prices if you need to sell your shares.

Until our Common Stock is listed on a national securities exchange such as the New York Stock Exchange or the Nasdaq Stock Market, we expect our Common Stock to remain eligible for quotation on the OTCBB, or on another over-the-counter quotation system, or in the “pink sheets.” In those venues, however, the shares of our Common Stock may trade infrequently and in low volumes, meaning that the number of persons interested in purchasing our Common Stock at or near bid prices at any given time may be relatively small or non-existent. An investor may find it difficult to obtain accurate quotations as to the market value of our Common Stock or to sell his or her shares at or near bid prices or at all. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our Common Stock, which may further affect the liquidity of our Common Stock. This would also make it more difficult for us to raise capital.

Because the Company became public by means of the Contribution, it may not be able to attract the attention of major brokerage firms.

There may be risks associated with the Company becoming public through the Contribution. Securities analysts of major brokerage firms may not provide coverage of the Company since there is no incentive to brokerage firms to recommend the purchase of our Common Stock. No assurance can be given that brokerage firms will, in the future, want to conduct any secondary offerings on the Company’s behalf.

If securities analysts do not initiate coverage or continue to cover our Common Stock or publish unfavorable research or reports about our business, this may have a negative impact on the market price of our Common Stock.

The trading market for our Common Stock will depend on the research and reports that securities analysts publish about our business and the Company. It is often more difficult to obtain analyst coverage for companies whose securities are traded on the OTCBB. We do not have any control over securities analysts. There is no guarantee that securities analysts will cover our Common Stock. If securities analysts do not cover our Common Stock, the lack of research coverage may adversely affect its market price. If we are covered by securities analysts, and our stock is the subject of an unfavorable report, our stock price and trading volume would likely decline. If one or more of these analysts ceases to cover the Company or fails to publish regular reports on the Company, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

We do not anticipate paying dividends on our Common Stock, and investors may lose the entire amount of their investment.

To date, cash dividends have not been declared or paid on our Common Stock, and we do not anticipate such a declaration or payment for the foreseeable future. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares of Common Stock, subject to the limitation outlined herein. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if our stock price appreciates. We cannot assure stockholders of a positive return on their investment when they sell their shares, nor can we assure that stockholders will not lose the entire amount of their investment.

The price of our Common Stock may become volatile, which could lead to losses by investors and costly securities litigation.

The trading price of our Common Stock is likely to be highly volatile and could fluctuate in response to factors such as:

•	actual or anticipated variations in our operating results;

•	announcements of developments by us or our competitors;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	adoption of new accounting standards affecting our industry;

•	additions or departures of key personnel;

•	sales of our Common Stock or other securities in the open market;

•	changes in our industry;

•	regulatory and economic developments, including our ability to obtain working capital financing;

•	our ability to execute our business plan; and

•	other events or factors, many of which are beyond our control.

The stock market is subject to significant price and volume fluctuations. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been initiated against the public company. Litigation initiated against us, whether or not successful, could result in substantial costs and diversion of our management’s attention and resources, which could harm our business and financial condition.

Being a public company is expensive and administratively burdensome.

As a public reporting company, we are subject to the information and reporting requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and other federal securities laws, rules and regulations related thereto, including compliance with the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”). Complying with these laws and regulations requires the time and attention of our Board and management, and increases our expenses. Among other things, we are required to:

•
maintain and evaluate a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board (“PCAOB”);

•	maintain policies relating to disclosure controls and procedures;

•	prepare and distribute periodic reports in compliance with our obligations under federal securities laws;

•	institute a more comprehensive compliance function, including with respect to corporate governance; and

•	involve, to a greater degree, our outside legal counsel and accountants in the above activities.

The costs of preparing and filing annual and quarterly reports, proxy statements, when required, and other information with the SEC and furnishing audited reports to stockholders is expensive and much greater than that of a privately-held company, and compliance with these rules and regulations may require us to hire additional financial reporting, internal controls and other finance personnel, and will involve a material increase in regulatory, legal and accounting expenses and the attention of management. There can be no assurance that we will be able to comply with the applicable regulations in a timely manner, if at all. In addition, being a public company makes it more expensive for us to obtain director and officer liability insurance. In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage. These factors could also make it more difficult for us to attract and retain qualified executives and members of our Board, particularly directors willing to serve on an audit committee which we expect to establish.

Any failure to maintain effective internal control over our financial reporting could materially adversely affect us.

Section 404 of the Sarbanes-Oxley Act requires us to include in our annual reports on Form 10-K an assessment by management of the effectiveness of our internal control over financial reporting. In addition, at such time, if any, as we are no longer a “smaller reporting company,” our independent registered public accounting firm will have to attest to and report on management’s assessment of the effectiveness of such internal control over financial reporting. While we intend to diligently and thoroughly document, review, test and improve our internal control over financial reporting in order to ensure compliance with Section 404, management may not be able to conclude that our internal control over financial reporting is effective. Furthermore, even if management were to reach such a conclusion, if our independent registered public accounting firm is not satisfied with the adequacy of our internal control over financial reporting, or if the independent auditors interpret the requirements, rules or regulations differently than we do, then they may decline to attest to management’s assessment or may issue a report that is qualified. Any of these events could result in a loss of investor confidence in the reliability of our financial statements, which in turn could negatively affect the price of our Common Stock.

In particular, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and (if required in future) our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404. Our compliance with Section 404 may require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to retain the services of additional accounting and financial staff or consultants with appropriate public company experience and technical accounting knowledge to satisfy the ongoing requirements of Section 404. We intend to review the effectiveness of our internal controls and procedures and make any changes management determines appropriate, including to achieve compliance with Section 404 by the date on which we are required to so comply.

Our management has identified a material weakness in our internal control over financial reporting, which if not properly remediated could result in material misstatements in our future interim and annual financial statements and have a material adverse effect on our business, financial condition and results of operations and the price of our Common Stock.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles (U.S. GAAP”). As further described in Part II, Item 9A., “Controls and Procedures - Management’s Report on Internal Control Over Financial Reporting” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, our management has identified a material weakness in our internal control over financial reporting. A material weakness, as defined in the standards established by the PCAOB, is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

Although we are in the process of implementing initiatives aimed at addressing this material weakness, these initiatives may not remediate the identified material weakness. Failure to achieve and maintain an effective internal control environment could result in us not being able to accurately report our financial results, prevent or detect fraud or provide timely and reliable financial information pursuant to the reporting obligations we will have as a public company, which could have a material adverse effect on our business, financial condition and results of operations. Further, it could cause our investors to lose confidence in the financial information we report, which could adversely affect the price of our Common Stock.

The risks above do not necessarily comprise all of those associated with an investment in the Company. This prospectus contains forward looking statements that involve unknown risks, uncertainties and other factors that may cause the actual results, financial condition, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward looking statements. Factors that might cause such a difference include, but are not limited to, those set out above.

SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of (a) up to 9,680,380 outstanding shares of Common Stock sold to investors in our PPO, (b) up to 10,648,389 shares of Common Stock issuable upon exercise of the PPO Warrants and Broker Warrants issued in connection with the PPO, and (c) 1,379,631 Adjustment Shares issued to Pre-Contribution Stockholders in connection with the Second Closing and Third Closing of the PPO.

The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of Common Stock described under the column “Shares of Common Stock Being Offered” in the table below.

Certain selling stockholders may be deemed to be “underwriters” as defined in the Securities Act. Any profits realized by such selling stockholder may be deemed to be underwriting commissions.

The table below has been prepared based upon the information furnished to us by the selling stockholders as of the date of this prospectus. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly. We cannot give an estimate as to the number of shares of Common Stock that will actually be held by the selling stockholders upon termination of this offering because the selling stockholders may offer some or all of their Common Stock under the offering contemplated by this prospectus or acquire additional shares of Common Stock. The total number of shares that may be sold hereunder will not exceed the number of shares offered hereby. Please read the section entitled “Plan of Distribution” in this prospectus.

The following table sets forth the name of each selling stockholder, the number of shares of our Common Stock beneficially owned by such stockholder before this offering, the number of shares to be offered for such stockholder’s account and the number and (if one percent or more) the percentage of the class to be beneficially owned by such stockholder after completion of the offering. The number of shares owned are those beneficially owned, as determined under the rules of the SEC, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares of our Common Stock as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days of June 26, 2014 (the “Determination Date”), through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement, and such shares are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person. Beneficial ownership percentages are calculated based on 24,569,809 shares of our Common Stock outstanding as of the Determination Date.

Unless otherwise set forth below, based upon the information furnished to us, (a) the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the selling stockholder’s name, subject to community property laws, where applicable, (b) no selling stockholder had any position, office or other material relationship within the past three years, with us or with any of our predecessors or affiliates, and (c) no selling stockholder is a broker-dealer or an affiliate of a broker-dealer. Selling stockholders who are broker-dealers or affiliates of broker-dealers are indicated by footnote. We have been advised that these broker-dealers and affiliates of broker-dealers purchased our Common Stock in the ordinary course of business, not for resale, and at the time of purchase, did not have any agreements or understandings, directly or indirectly, with any person to distribute such Common Stock. The number of shares of Common Stock shown as beneficially owned before the offering is based on information furnished to us or otherwise based on information available to us at the timing of the filing of the registration statement of which this prospectus forms a part.

Selling Stockholder	Shares of Common Stock Beneficially owned Prior to the Offering	Shares of Common Stock owned Prior to this Offering and Registered hereby	Shares Issuable Upon Exercise of Warrants owned Prior to this Offering and Registered hereby1	Shares of Common Stock Beneficially Owned Upon Completion of the Offering2	Percentage of Common Stock Beneficially Owned Upon Completion of the Offering3
David Adelipour	100,000	50,000	50,000	0	0
Deepak Aggarwal	50,000	25,000	25,000	0	0
Allan Lipkowitz Revocable Living Trust dtd 8/26/05, Allan Lipkowitz, Trustee4	100,000	50,000	50,000	0	0
AM 145 Holdings LLC5	200,000	100,000	100,000	0	0
Renald J. Anelle & Catherine Anelle, JTWROS6	60,000	30,000	30,000	0	0
Aton Select Fund Ltd.7	700,017	350,007	350,010	0	0
Adrienne Baker	200,000	100,000	100,000	0	0
Bantam Group LLC8	70,005	35,005	35,000	0	0
Bialla & Associates Inc. Pension & Profit Sharing Plan9	50,000	25,000	25,000	0	0
David Blau	50,000	25,000	25,000	0	0
Christopher J. and Denise M. Blum, JTWROS10	60,000	30,000	30,000	0	0
Craig E. Blum	20,000	10,000	10,000	0	0
Hans Conrad Bodmer	200,000	100,000	100,000	0	0
Gregory J. Borca & Heidi H. Borca, JTWROS11	50,000	25,000	25,000	0	0
Andrew Brenner	200,000	100,000	100,000	0	0
Vincent J. Brophy, Jr.12	123,754	50,004	50,000	23,750	*
Vincent Brophy, Sr. & Carol J. Brophy, JTWRS13	20,000	10,000	10,000	0	0
Andrew S Bullitt	50,000	25,000	25,000	0	0
Nicholas Buonocore	100,000	50,000	50,000	0	0
Robert Burkhardt	100,000	50,000	50,000	0	0
Robert J Campbell	50,004	25,004	25,000	0	0
Scott Cardone14	77,371	0	77,371	0	0
Adolfo M. Carmona & Donna H. Carmona, JTWROS15	349,998	174,998	175,000	0	0
Daniel B. Chestler	40,000	20,000	20,000	0	0
Joseph Codi	100,007	50,007	50,000	0	0
Yoron Cohen	100,007	50,007	50,000	0	0
Brian M. Cooper & Kelly J. Hickey Cooper16	195,005	50,007	50,000	94,998	*
Hadley Martin Cooper	200,000	100,000	100,000	0	0
Christopher Cozzolino	14,720	0	14,720	0	0
Gary M. Crowe	100,004	50,004	50,000	0	0
Currie Family Trust17	110,004	55,004	55,000	0	0
Mathew G. Davie	30,000	15,000	15,000	0	0
David M. Rickey Trust dtd 5/8/200218	30,003	15,003	15,000	0	0
Dave Rickey & Daughters Foundation Charitable Trust dtd 8/15/200219	20,002	10,002	10,000	0	0
Deardorf 1987 Family Trust dtd 3/17/198720	50,004	25,004	25,000	0	0
Dennis R. DeLoach, Jr.	50,000	25,000	25,000	0	0

Selling Stockholder	Shares of Common Stock Beneficially owned Prior to the Offering	Shares of Common Stock owned Prior to this Offering and Registered hereby	Shares Issuable Upon Exercise of Warrants owned Prior to this Offering and Registered hereby1	Shares of Common Stock Beneficially Owned Upon Completion of the Offering2	Percentage of Common Stock Beneficially Owned Upon Completion of the Offering3
Robert Desantis	200,000	100,000	100,000	0	0
DiBenedetto Holdings LLC21	200,000	100,000	100,000	0	0
Carl J. Domino	200,000	100,000	100,000	0	0
James L. Dritz	50,000	25,000	25,000	0	0
Due Mondi Investments, Ltd.22	50,004	25,004	25,000	0	0
EFD Capital Inc.23	11,275	0	11,275	0	0
Adrien Ellul24	1,091,555	395,139	200,027	496,389	2.0%
Thomas Eisenberg	60,000	30,000	30,000	0	0
Phillip W. Faucette, II	50,000	25,000	25,000	0	0
Andrew Fisher	100,007	50,007	50,000	0	0
Charles Freeland	50,000	25,000	25,000	0	0
Leonid Frenkel	100,000	50,000	50,000	0	0
Mahesh Ganmukhi	799,995	399,995	400,000	0	0
Walter G. Gans	50,004	25,004	25,000	0	0
Walter Gauger	60,005	30,005	30,000	0	0
Annette L. Geddes	100,000	50,000	50,000	0	0
John D. Gibbs	400,000	200,000	200,000	0	0
Gibralt Capital Corporation25	799,995	399,995	400,000	0	0
Gottbetter Capital Group, Inc.26	441,823	163,768	25,000	253,055	1.0%
Gottbetter Capital Markets, LLC27	45,100	0	45,100	0	0
Peter C. Gould	50,004	25,004	25,000	0	0
Jonathan P. & Laura Greene, JTWROS28	20,600	10,300	10,300	0	0
Greenover Group LP29	400,000	200,000	200,000	0	0
Murray W. Grigg	50,000	25,000	25,000	0	0
Irwin Gruverman	50,004	25,004	25,000	0	0
Jay Haft	100,000	50,000	50,000	0	0
Larry Haimovitch	100,000	50,000	50,000	0	0
Kimberly Hanley30	2,465	0	2,465	0	0
Robert Harrigan	50,000	25,000	25,000	0	0
Todd Harrigan	81,234	0	81,234	0	0
Stephen J. Hay31	97,499	25,000	25,000	47,499	*
Helmsquire Holdings Limited32	100,000	50,000	50,000	0	0
Jason G. Henson	100,000	50,000	50,000	0	0
Timothy Herman	23,955	0	23,955	0	0
HP Management Company, Inc.33	100,007	50,007	50,000	0	0
David M. Hollins	50,000	25,000	25,000	0	0
Daniel W. Hummel & Allaire Hummel JTWROS34	50,000	25,000	25,000	0	0
Andre Iseli	100,007	50,007	50,000	0	0
Joel R. Jacks	199,998	99,998	100,000	0	0
Ian Jacobs35	57,870	7,863	0	50,007	*
Jag Multi Investments LLC36	200,028	100,014	100,014	0	0

Selling Stockholder	Shares of Common Stock Beneficially owned Prior to the Offering	Shares of Common Stock owned Prior to this Offering and Registered hereby	Shares Issuable Upon Exercise of Warrants owned Prior to this Offering and Registered hereby1	Shares of Common Stock Beneficially Owned Upon Completion of the Offering2	Percentage of Common Stock Beneficially Owned Upon Completion of the Offering3
Robert B. Jamieson37	199,998	99,998	100,000	0	0
Alec H. Jaret	30,000	15,000	15,000	0	0
Joe N. & Jamie Behrendt Revocable Trust38	50,004	25,004	25,000	0	0
Howard A. Kalka & Susan Kalka, JTWROS39	100,000	50,000	50,000	0	0
Peter Scott Kastner	60,009	30,005	30,004	0	0
Pradeep Kaul	40,000	20,000	20,000	0	0
Richard T. Kingston Jr.	50,000	25,000	25,000	0	0
Mackie Klingbeil	100,000	50,000	50,000	0	0
Ryan Konik40	23,320	0	23,320	0	0
John C. Kroening	80,000	40,000	40,000	0	0
Rochelle L. Krombolz & Phillip Krombolz, JTWRS41	100,000	50,000	50,000	0	0
Mark M. Kurcon42	430,878	25,000	25,000	380,878	1.6%
John A. Lack43	199,849	99,849	100,000	0	0
David Landskowsky44	670,612	140,987	160,961	368,664	1.5%
William S. Lapp	100,000	50,000	50,000	0	0
John E. Larsen	50,000	25,000	25,000	0	0
Clay Lebhar	100,007	50,007	50,000	0	0
Lee J. Seidler Revocable Trust dtd 4/12/9045	100,000	50,000	50,000	0	0
Craig L. Leipold	50,000	25,000	25,000	0	0
J. Kyle Leipold	30,000	15,000	15,000	0	0
Mark Leopold	50,000	25,000	25,000	0	0
Nathan D. Leopold & Kate Leopold, JTWRS46	30,000	15,000	15,000	0	0
Laurie Luzzi & Biagio Luzzi, JTWROS47	80,000	40,000	40,000	0	0
Steven K. Luminais & Elizabeth K. Luminais48	100,007	50,007	50,000	0	0
Lauren Lung	50,000	25,000	25,000	0	0
Mahesh Ganmukhi Irrevocable Trust dtd 12/31/1999 Vivek J. Kulkarni, Trustee49	400,000	200,000	200,000	0	0
Peter Manos Jr. Manos & Gina Manos, JTWRS50	200,000	100,000	100,000	0	0
James Magro	400,000	200,000	200,000	0	0
Marilyn Greenberg 2012 Family Irrevocable GST Trust Marilyn Greenberg, Trustee51	100,007	50,007	50,000	0	0
Mark Pacchini Rev. Living Trust dtd 8/21/9252	50,000	25,000	25,000	0	0
Lindsey McGrandy53	3,775	0	3,775	0	0
Charles & Diane Medici54	50,004	25,004	25,000	0	0
Meryle Evans Family Trust dtd 12/22/201155	60,005	30,005	30,000	0	0
Daniel Michael	50,000	25,000	25,000	0	0
NetJac Corporation II Limited56	100,000	50,000	50,000	0	0
Northlea Partners, LLLP57	40,003	20,003	20,000	0	0
Edward O’Connell	50,004	25,004	25,000	0	0

Selling Stockholder	Shares of Common Stock Beneficially owned Prior to the Offering	Shares of Common Stock owned Prior to this Offering and Registered hereby	Shares Issuable Upon Exercise of Warrants owned Prior to this Offering and Registered hereby1	Shares of Common Stock Beneficially Owned Upon Completion of the Offering2	Percentage of Common Stock Beneficially Owned Upon Completion of the Offering3
Oppenheimer and Co. Inc. Cust. FBO Robert Caione IRA58	199,998	99,998	100,000	0	0
Debra Palmer and Scott Palmer, JTWRS59	390,404	50,000	50,000	290,404	1.2%
Brian Eliot Peierls	250,001	125,001	125,000	0	0
E. Jeffrey Peierls	240,000	120,000	120,000	0	0
Michael J. Pierce	199,998	99,998	100,000	0	0
Joseph J. Porfeli	80,006	40,006	40,000	0	0
Martin W. Prinz60	143,360	24,535	56,440	62,385	*
Gregg A. Pruitt	40,000	20,000	20,000	0	0
Robert E Pruitt & Sandra L. Pruitt, JTWRS61	40,000	20,000	20,000	0	0
Ramat Family Trust dtd 9/25/199162	199,998	99,998	100,000	0	0
Stephen Renaud63	229,866	44,500	123,079	62,287	*
Kevin Roe	150,000	75,000	75,000	0	0
Eric Rubenstein64	715,666	140,987	216,015	358,664	1.5%
Tracy L. Rubenstein	50,000	25,000	25,000	0	0
Robert W Schaefer & Elizabeth E Schaefer, JTWRS65	100,000	50,000	50,000	0	0
Jeffrey Schlosser	50,000	25,000	25,000	0	0
Benjamin D. Schulman	70,000	35,000	35,000	0	0
Aaron Segal66	45,245	0	45,245	0	0
Barry Shemaria	40,003	20,003	20,000	0	0
J. Stephen Shymansky	50,004	25,004	25,000	0	0
Michael Silverman67	239,866	49,500	128,079	62,287	*
Lawrence Siuta & Ellen Siuta, JTWROS68	618,871	100,000	100,000	418,871	1.7%
Richard E. Stites	160,007	80,007	80,000	0	0
William Strawbridge	50,000	25,000	25,000	0	0
Clayton Struve	150,004	75,004	75,000	0	0
Brian Sundheim & Karen Sundheim, JTWRS69	50,000	25,000	25,000	0	0
Gary D. Sweeney	50,000	25,000	25,000	0	0
Richard Tavolieri70	73,750	25,000	25,000	23,750	*
The Peierls Bypass Trust71	46,007	23,007	23,000	0	0
The Peierls Foundation, Inc.(Non-Profit)72	1,290,006	645,006	645,000	0	0
The Sack Investment Holdings, SAS73	100,000	50,000	50,000	0	0
The Special Equities Group, 8ALLC74	200,000	100,000	100,000	0	0
Mark Tompkins75	2,830,503	916,050	250,000	1,664,453	6.8%
Paul Tompkins76	257,871	116,330	100,000	41,541	*
U.D. E.F. Peierls for Brian E. Peierls77	67,999	33,999	34,000	0	0
U.D. E.F. Peierls for E. Jeffrey Peierls78	67,999	33,999	34,000	0	0
U.D. E.S. Peierls for E.F. Peierls et al 79	44,000	22,000	22,000	0	0
U.D. Ethel F. Peierls Charitable Lead Trust80	139,994	69,994	70,000	0	0
U.D. J.N. Peierls For Brian E. Peierls81	90,007	45,007	45,000	0	0

Selling Stockholder	Shares of Common Stock Beneficially owned Prior to the Offering	Shares of Common Stock owned Prior to this Offering and Registered hereby	Shares Issuable Upon Exercise of Warrants owned Prior to this Offering and Registered hereby1	Shares of Common Stock Beneficially Owned Upon Completion of the Offering2	Percentage of Common Stock Beneficially Owned Upon Completion of the Offering3
U.D. J.N. Peierls For E. Jeffrey Peierls82	90,007	45,007	45,000	0	0
U.W. E.S. Peierls for Brian E. Peierls – Accumulation83	80,006	40,006	40,000	0	0
U.W. E.S. Peierls for E. Jeffrey Peierls - Accumulation84	37,996	18,996	19,000	0	0
U.W. J.N. Peierls for Brian E. Peierls85	77,999	38,999	39,000	0	0
U.W. J.N. Peierls for E. Jeffrey Peierls86	77,999	38,999	39,000	0	0
John V. Wagner, Jr.	100,007	50,007	50,000	0	0
James L. Welch & Carolyn J. Welch, JTWROS87	100,000	50,000	50,000	0	0
Michael White & Janice White, JTWROS88	100,000	50,000	50,000	0	0
Craig Whited	150,007	75,007	75,000	0	0
Karl H. Wiedenman	30,000	15,000	15,000	0	0
Jason M. Willis & Amanda K. Willis, JTWROS89	30,000	15,000	15,000	0	0
Michael Willis & Sharon Willis, JTWROS90	60,000	30,000	30,000	0	0
Jackson L. Wilson, Jr.	200,000	100,000	100,000	0	0
Ralph C. Wintrode 401(K) Savings Plan Ralph C. Wintrode, Trustee91	30,000	15,000	15,000	0	0
Joel Yanowitz	50,004	25,004	25,000	0	0
Irwin Zalcberg	100,000	50,000	50,000	0	0
Michael Zimmerman	40,003	20,003	20,000	0	0
Total:		11,060,011	10,648,389
_____________________
*Less than 1%

1	An aggregate of 10,648,389 of the shares of Common Stock being offered by the selling security holders are issuable upon exercise of Common Stock purchase warrants.

2
Assumes all of the shares of Common Stock to be registered on the registration statement of which this prospectus is a part, including all shares of Common Stock underlying Common Stock purchase warrants held by the selling stockholders, are sold in the offering and that shares of Common Stock beneficially owned by such selling stockholder but not being registered by this prospectus (if any) are not sold.

3
Percentages are based on the 24,569,809 shares of Common Stock issued and outstanding as of the Determination Date. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock underlying shares of Preferred Stock, options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days after the Determination Date are deemed outstanding for computing the percentage of the person holding such shares of Preferred Stock, options or warrants but are not deemed outstanding for computing the percentage of any other person.

4	Allan Lipkowitz is the trustee of Allan Lipkowitz Revocable Living Trust UAD 8/26/05 and has sole voting and investment power over the shares owned thereby.

5	Alfons Melohn is the Manager of AM 145 Holdings LLC and has sole voting and investment power over the shares owned thereby.

6	Renald J. Anelle & Catherine Anelle are joint tenants with right of survivorship and have equal voting and investment power over the shares owned thereby.

7	David Dawes is the director of Aton Select Fund Ltd. and has sole voting and investment power over the shares owned thereby.

8	Joseph J. Caruso is the President of Bantam Group LLC and has sole voting and investment power over the shares owned thereby.

9	Vito Bialla is the Chief Executive Officer and trustee of Bialla & Associates, Inc. Pension and Profit Sharing Plan and has sole voting and investment power over the shares owned thereby.

10	Christopher J. Blum and Denise M. Blum are joint tenants with right of survivorship and have equal voting and investment power over the shares owned thereby.

11	Gregory J. Borca and Heidi H. Borca are joint tenants with right of survivorship and have equal voting and investment power over the shares owned thereby.

12
Vincent J. Brophy, Jr. is the brother of Thomas Brophy, the Company’s Chief Executive Officer. Shares beneficially owned include shares held by Mr. Brophy which do not relate to shares purchased in the PPO.

13
Vincent Brophy, Sr. and Carol J. Brophy are joint tenants with right of survivorship and have equal voting and investment power over the shares owned thereby. Vincent Brophy, Sr. is the father of Thomas Brophy, the Company’s Chief Executive Officer; Carol J. Brophy is the mother of Thomas Brophy.

14
Scott Cardone is an affiliate of a broker-dealer which acted as placement sub-agent in the PPO. Mr. Cardone received the warrants in the ordinary course of business for his own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities.

15	Adolfo M. Carmona and Donna H. Carmona are joint tenants with right of survivorship and have equal voting and investment power over the shares owned thereby.

16
Brian M Cooper and Kelly J. Hickey Cooper are joint tenants and have equal voting and investment power over the shares owned thereby. Shares beneficially owned include shares held by each of Brian M. Cooper and Kelly J. Hickey individually, which do not relate to shares purchased in the PPO.

17	Malcolm Currie is the trustee of Currie Family Trust and has sole voting and investment power over the shares owned thereby.

18	David Martin Rickey is the trustee of David M. Rickey Trust dated 5/18/2002 and has sole voting and investment power over the shares owned thereby.

19	David Martin Rickey is the trustee of Dave Rickey & Daughters Foundation Charitable Trust and has sole voting and investment power over the shares owned thereby.

20	David A. Deardorf is the trustee of Deardorf 1987 Family Trust dtd 3/17/1987and has sole voting and investment power over the shares owned thereby.

21	Lawrence DiBenedetto is the Manager of DiBenedetto Holdings LLC and has sole voting and investment power over the shares owned thereby.

22	Robert S. Beadle is the President of Due Mondi Investments, Ltd. and has sole voting and investment power over the shares owned thereby.

23
Barbara J. Glenns is the President of EFD Capital Inc.and has sole voting and investment power over the shares owned thereby. EFD Capital Inc. is an affiliate of a broker-dealer which acted as placement agent in the PPO. EFD Capital Inc. received the warrants in the ordinary course of business for its own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities.

24	Shares beneficially owned includes shares held by Adrien Ellul which do not relate to shares purchased in the PPO.

25	Ryan Chen is the Chief Financial Officer of Gibralt Capital Corporation and has sole voting and investment power over the shares owned thereby.

26
Adam S. Gottbetter is the President of Gottbetter Capital Group, Inc. and has sole voting and investment power over the shares held thereby. Gottbetter Capital Group, Inc. is an affiliate of Gottbetter Capital Markets, LLC which served as placement agent for the PPO. Mr. Gottbetter is the Managing Partner of Gottbetter & Partners, LLP, which serves as legal counsel to the Company. Shares beneficially owned include shares held by Gottbetter Capital Group, Inc. which do not relate to shares purchased in the PPO.

27
Adam S. Gottbetter is the President of Gottbetter Capital Group, Inc. and has sole voting and investment power over the shares held thereby. Gottbetter Capital Group, Inc. is an affiliate of Gottbetter Capital Markets, LLC which served as placement agent for the PPO. Mr. Gottbetter is the Managing Partner of Gottbetter & Partners, LLP, which serves as legal counsel to the Company. Shares beneficially owned include shares held by Gottbetter Capital Group, Inc. which do not relate to shares purchased in the PPO.

28	Jonathan P. Greene and Laura Greene are joint tenants with right of survivorship and have equal voting and investment power over the shares owned thereby.

29	J. Kelly Williams Jr. is the Managing Member of Greenover Group LP and has sole voting and investment power over the shares owned thereby.

30
Kimberly Hanley is an affiliate of a broker-dealer which acted as placement sub-agent in the PPO. Ms. Hanley received the warrants in the ordinary course of business for her own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities.

31	Shares beneficially owned includes shares held by Stephen J. Hay which do not relate to shares purchased in the PPO.

32	Sruli Weinreb is the Chief Executive Officer of Helmsquire Holdings Limited and has sole voting and investment power over the shares owned thereby.

33	Harve Pierre is the President of HP Management Company, Inc. and has sole voting and investment power over the shares owned thereby.

34	Daniel W. Hummel and Allaire Hummel are joint tenants with right of survivorship and have equal voting and investment power over the shares owned thereby.

35	Shares beneficially owned includes shares held by Ian Jacobs which do not relate to shares purchased in the PPO.

36	James G. Goren is the Management Member of Jag Multi Investments LLC and has sole voting and investment power over the shares owned thereby.

37	Robert B. Jamieson serves as the Vice Chairman of the Board of Directors of the Company.

38	Joe N. Behrendt is the trustee of Joe N. & Jamie Behrendt Revocable Trust and has sole voting and investment power over the shares owned thereby.

39	Howard A. Kalka and Susan Kalka are joint tenants with right of survivorship and have equal voting and investment power over the shares held thereby.

40
Ryan Konik is an affiliate of a broker-dealer which acted as sub-agent in the PPO. Mr. Konik received the warrants in the ordinary course of business for his own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities.

41	Rochelle L. Krombolz and Phillip Krombolz are joint tenants with right of survivorship and have equal voting and investment power over the shares held thereby.

42	Shares beneficially owned include shares held by Mark M. Kurcon which do not relate to shares purchased in the PPO.

43	John A. Lack serves as the Secretary and the member of the Board of Directors of the Company.

44
David Landskowsky is an affiliate of a broker-dealer which acted as sub-agent in the PPO. Mr. Landskowsky received the warrants in the ordinary course of business for his own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities. Shares beneficially owned include shares held by Mr. Landskowsky which do not relate to shares purchased in the PPO.

45	Lee J. Seidler is the trustee of Lee J. Seidler Revocable Trust dtd 4/12/90 and has sole voting and investment power over the shares held thereby.

46	Nathan D. Leopold and Kate Leopold are joint tenants with right of survivorship and have equal voting and investment power over the shares held thereby.

47	Laurie Luzzi and Biagio Luzzi are joint tenants with right of survivorship and have equal voting and investment power over the shares held thereby.

48	Steven K. Luminais and Elizabeth K. Luminais are joint tenants with right of survivorship and have equal voting and investment power over the shares held thereby.

49	Mahesh Ganmukhi is the trustee of Mahesh Ganmukhi Irrevocable Trust and has sole voting and investment power over the shares owned thereby.

50	Peter Manos Jr. and Gina Manos are joint tenants with right of survivorship and have equal voting and investment power over the shares held thereby.

51	Marilyn Greenberg is the trustee of Marilyn Greenberg 2012 Family Irrevocable GST Trust Marilyn Greenberg, Trustee and has sole voting and investment power over the shares owned thereby.

52	Mark Pacchini is the trustee of Mark Pacchini Rev. Living Trust dtd 8/21/92 and has sole voting and investment power over the shares owned thereby.

53
Lindsey McGrandy is an affiliate of the broker-dealer which acted as sub-agent in the PPO. Ms. McGrandy received the warrants in the ordinary course of business for her own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities.

54	Charles Medici and Diane Medici are joint tenants and have equal voting and investment power over the shares held thereby.

55	Steven Evans is the trustee of Meryle Evans Family Trust and has sole voting and investment power over the shares held thereby.

56	Aric Levy is the President of NetJac Corporation II Limited and has sole voting and investment power over the shares held thereby.

57	John H. Abeles is the Manager of the General Partner of Northlea Partners LLLP and has sole voting and investment power over the shares held thereby.

58	Robert Caione has sole voting and investment power over the shares owned by Oppenheimer & Co. Inc. Cust. FBO Robert Caione IRA.

59
Debra Palmer and Scott Palmer are joint tenants with right of survivorship and have equal voting and investment power over the shares held thereby. Shares beneficially owned includes shares held by Mr. Palmer individually which do not relate to shares purchased in the PPO.

60
Martin W. Prinz is an affiliate of the broker-dealer which acted as sub-agent in the PPO. Mr. Prinz received the warrants in the ordinary course of business for his own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities. Shares beneficially owned include shares held by Mr. Prinz which do not relate to shares purchased in the PPO.

61
Robert E Pruitt and Sandra L. Pruitt are joint tenants with right of survivorship and have equal voting and investment power over the shares held thereby. Mr. Pruitt is the father-in-law of Thomas Brophy, the Company’s Chief Executive Officer, and Mrs. Pruitt is the mother-in-law of Thomas Brophy.

62	Charles S. Ramat is the trustee of Ramat Family Trust and has sole voting and investment power over the shares held thereby.

63
Stephen A. Renaud is an affiliate of a broker-dealer which acted as placement agent in the PPO. Mr. Renaud received the warrants in the ordinary course of business for his own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities. Shares beneficially owned include shares held by Mr. Renaud which do not relate to shares purchased in the PPO

64
Eric Rubenstein is an affiliate of a broker-dealer which acted as sub-agent in the PPO. Mr. Rubenstein received the warrants in the ordinary course of business for his own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities. Shares beneficially owned include shares held by Mr. Rubenstein which do not relate to shares purchased in the PPO.

65	Robert W Schaefer and Elizabeth E Schaefer are joint tenants with right of survivorship and have equal voting and investment power over the shares held thereby.

66
Aaron Segal is an affiliate of a broker-dealer which acted as sub-agent in the PPO. Mr. Segal received the warrants in the ordinary course of business for his own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities.

67
Michael Silverman is an affiliate of a broker-dealer which acted as placement agent in the PPO. Mr. Silverman received the warrants in the ordinary course of business for his own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities. Shares beneficially owned include shares held by Mr. Silverman which do not relate to shares purchased in the PPO.

68
Lawrence Siuta and Ellen Siuta are joint tenants with right of survivorship and have equal voting and investment power over the shares held thereby. Shares beneficially owned include shares held individually by each of Lawrence Siuta and Ellen Siuta which do not relate to shares purchased in the PPO.

69	Brian Sundheim and Karen Sundheim are joint tenants with right of survivorship and have equal voting and investment power over the shares held thereby.

70
Richard Tavolieri is an affiliate of a broker-dealer which acted as sub-agent in the PPO. Mr. Tavolieri received the warrants in the ordinary course of business for his own account and, at the time of receipt, had no agreements or understandings with any person, directly or indirectly, to further distribute the securities.

71	E. Jeffrey Peierls is the trustee of The Peierls Bypass Trust and has sole voting and investment power over the shares owned thereby.

72	E. Jeffrey Peierls is the trustee of The Peierls Foundation, Inc. and has sole voting and investment power over the shares owned thereby.

73	Burton M. Sack is the Managing Member of The Sack Investment Holdings, SAS and has sole voting and investment power over the shares owned thereby.

74	Jonathan Schechter is the Managing Member of The Special Equities Group, 8ALLC and has sole voting and investment power over the shares owned thereby.

75	Shares beneficially owned includes shares held by Mark Tompkins which do not relate to shares purchased in the PPO.

76	Shares beneficially owned includes shares held by Paul Tompkins which do not relate to shares purchased in the PPO.

77	E. Jeffrey Peierls is the trustee of U.D. E.F. Peierls for Brian E. Peierls and has sole voting and investment power over the shares owned thereby.

78	E. Jeffrey Peierls is the trustee of U.D. E.F. Peierls for E. Jeffrey Peierls and has sole voting and investment power over the shares owned thereby.

79	E. Jeffrey Peierls is the trustee of U.D. E.S. Peierls for E.F. Peierls et aland has sole voting and investment power over the shares owned thereby.

80	E. Jeffrey Peierls is the trustee of U.D. Ethel F. Peierls Charitable Lead Trustand has sole voting and investment power over the shares owned thereby.

81	E. Jeffrey Peierls is the trustee of U.D. J.N. Peierls For Brian E. Peierls and has sole voting and investment power over the shares owned thereby.

82	E. Jeffrey Peierls is the trustee of U.D. J.N. Peierls For E. Jeffrey Peierls and has sole voting and investment power over the shares owned thereby.

83	E. Jeffrey Peierls is the trustee of U.W. E.S. Peierls for Brian E. Peierls – Accumulation and has sole voting and investment power over the shares owned thereby.

84	E. Jeffrey Peierls is the trustee of U.W. E.S. Peierls for E. Jeffrey Peierls - Accumulationand has sole voting and investment power over the shares owned thereby.

85	E. Jeffrey Peierls is the trustee of U.W. J.N. Peierls for Brian E. Peierls and has sole voting and investment power over the shares owned thereby.

86	E. Jeffrey Peierls is the trustee of U.W. J.N. Peierls for E. Jeffrey Peierls and has sole voting and investment power over the shares owned thereby.

87	James L. Welch and Carolyn J. Welch are joint tenants with right of survivorship and have equal voting and investment power over the shares held thereby.

88	Michael White and Janice White are joint tenants with right of survivorship and have equal voting and investment power over the shares held thereby.

89	Jason M. Willis and Amanda K. Willis are joint tenants with right of survivorship and have equal voting and investment power over the shares held thereby.

90	Michael Willis and Sharon D. Willis are joint tenants with right of survivorship and have equal voting and investment power over the shares owned thereby.

91	Ralph C. Wintrode has sole voting and investment power over the shares owned by Ralph C. Wintrode 401(K) Savings Plan.

USE OF PROCEEDS

We will not receive proceeds from sales of Common Stock made under this prospectus.

DETERMINATION OF OFFERING PRICE

There currently is a limited public market for our Common Stock. The selling stockholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices or at privately negotiated prices. See “Plan of Distribution” below for more information.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information and Holders

Our Common Stock was approved for quotation on the OTCBB in September 2013. Through February 11, 2014, our trading symbol was “DUSR.” As of February 11, 2014, we were assigned a new trading symbol of “CURM.” There has been very limited trading in our Common Stock to date.

As of June 26, 2014, we had 24,569,809 shares of our Common Stock issued and outstanding held by approximately 236 stockholders of record. To date, we have not paid dividends on our Common Stock.

We also have outstanding warrants to purchase 10,648,389 shares of our Common Stock, subject to adjustment in certain circumstances as provided therein. See “Description of Securities” below.

The following table sets forth the high and low closing bid prices for our Common Stock for the fiscal quarter indicated as reported on OTCBB. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Our Common Stock is very thinly traded and, thus, pricing of our Common Stock on OTCBB does not necessarily represent its fair market value.

Period	High	Low

Quarter ending March 31, 2014	3.20	0.51
Quarter ending June 30, 2014 (through June 23, 2014)	3.14	1.50

Dividends

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of our Board and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the Board deems relevant.

Securities Authorized for Issuance under Equity Compensation Plans

The Company had no equity compensation plans as of the end of fiscal years 2013 or 2012.

On January 23, 2014, our Board adopted, and on January 28, 2014 our stockholders approved, the 2014 Plan, which reserved a total of 4,000,000 shares of our Common Stock for issuance under the 2014 Plan. On April 21, 2014, we amended our 2014 Plan to increase the total number of shares of our Common Stock reserved for issuance thereunder from 4,000,000 (after adjustment for our 16.503906-for-one forward stock split, in the form of a dividend, effective as of February 14, 2014) to 4,250,000.

If an incentive award granted under the 2014 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for further awards under the 2014 Plan.

In addition, the number of shares of our Common Stock subject to the 2014 Plan, any number of shares subject to any numerical limit in the 2014 Plan, and the number of shares and terms of any incentive award are expected to be adjusted in the event of any change in our outstanding our Common Stock by reason of any stock dividend, spin-off, split-up, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares or similar transaction.

Administration

The compensation committee of the Board, or the Board in the absence of such a committee, will administer the 2014 Plan. Subject to the terms of the 2014 Plan, the compensation committee has complete authority and discretion to determine the terms of awards under the 2014 Plan.

Grants

The 2014 Plan authorizes the grant to participants of nonqualified stock options, incentive stock options, restricted stock awards, restricted stock units, performance grants intended to comply with Section 162(m) of the Internal Revenue Code (as amended, the “Code”) and stock appreciation rights, as described below:

•
Options granted under the 2014 Plan entitle the grantee, upon exercise, to purchase a specified number of shares from us at a specified exercise price per share. The exercise price for shares of our Common Stock covered by an option cannot be less than the fair market value of our Common Stock on the date of grant unless agreed to otherwise at the time of the grant.

•
Restricted stock awards and restricted stock units may be awarded on terms and conditions established by the compensation committee, which may include performance conditions for restricted stock awards and the lapse of restrictions on the achievement of one or more performance goals for restricted stock units.

•
The compensation committee may make performance grants, each of which will contain performance goals for the award, including the performance criteria, the target and maximum amounts payable, and other terms and conditions.

•
The 2014 Plan authorizes the granting of stock awards. The compensation committee will establish the number of shares of our Common Stock to be awarded and the terms applicable to each award, including performance restrictions.

•
Stock appreciation rights (“SARs”) entitle the participant to receive a distribution in an amount not to exceed the number of shares of our Common Stock subject to the portion of the SAR exercised multiplied by the difference between the market price of a share of our Common Stock on the date of exercise of the SAR and the market price of a share of our Common Stock on the date of grant of the SAR.

Duration, Amendment, and Termination

The Board has the power to amend, suspend or terminate the 2014 Plan without stockholder approval or ratification at any time or from time to time. No change may be made that increases the total number of shares of our Common Stock reserved for issuance pursuant to incentive awards or reduces the minimum exercise price for options or exchange of options for other incentive awards, unless such change is authorized by our stockholders within one year. Unless sooner terminated, the 2014 Plan would terminate ten years after it is adopted.

In connection with the Contribution, we issued an aggregate of (i) approximately 1,339,722 non-statutory stock options to purchase shares of our Common Stock at an average exercise price of approximately $3.63 per share, and (ii) approximately 316,331 restricted stock awards (of which approximately 221,863 are fully vested at and represent approximately 221,863 issued and outstanding shares of our Common Stock) under the 2014 Plan. In addition, since the closing of the Contribution, we have granted non-statutory stock options to purchase an aggregate of 2,442,921 additional shares of our Common Stock to certain employees, officers, directors and consultants under the 2014 Plan, at an exercise price of $1.00 per share, a price equal to the PPO Price.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis should be read in conjunction with the historical financial statements and the related notes thereto contained in this prospectus. The management’s discussion and analysis contains forward-looking statements, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including those under “Risk Factors” in this prospectus that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements. The Company’s actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. The Company does not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this prospectus.

Basis of Presentation

The following discussion highlights the our results of operations and the principal factors that have affected our financial condition as well as our liquidity and capital resources for the periods described, and provides information that management believes is relevant for an assessment and understanding of the statements of financial condition and results of operations presented herein. The following discussion and analysis are based on our audited and unaudited financial statements contained in this prospectus, which we have prepared in accordance with U.S. GAAP. You should read the discussion and analysis together with such financial statements and the related notes thereto.

As a result of the Contribution and the related change in our business and operations, a discussion of our past financial results is not pertinent, and under applicable accounting principles the historical financial results of CÜR Media, LLC (formerly Raditaz, LLC), the accounting acquirer, prior to the Contribution are considered the historical financial results of the Company.

The audited financial statements for our fiscal years ended December 31, 2013 and the audited financial statements as amended filed with the Securities Exchange Commission on Form 8-K/A on April 23, 2014, include a summary of our significant accounting policies and should be read in conjunction with the discussion below. In the opinion of management, all material adjustments necessary to present fairly the results of operations for such periods have been included in these audited financial statements. All such adjustments are of a normal recurring nature.

Overview

CÜR Media, LLC was founded as a Connecticut limited liability company in February 2008. Activities since inception were devoted primarily to the development and commercialization of a DMCA compliant internet radio product, known as “Raditaz”. Raditaz was launched in early 2012 and the platform was continually developed and improved through November 2013 when its iOS, Android and web products were removed from the market, to allow us to focus on the development of our enhanced “CÜR” product.

The Raditaz music streaming platform and products were under development since 2010 and, prior to the PPO, were financed from angel investments in the aggregate amount of approximately $4,858,000, $150,000 of financing from a promissory note from CT Innovations, Incorporated, and a $100,000 promissory note and a $100,000 grant from the State of Connecticut Department of Economic Development.

On January 28, 2014, the members of CÜR Media, LLC contributed their CÜR Media, LLC membership interests to CÜR Media, Inc. (formerly known as Duane Street Corp. (the “Contribution”) whereby all 39,249,885 outstanding CÜR Media, LLC limited liability company membership interests were exchanged for approximately 10,000,000 restricted shares of Common Stock, and outstanding options to purchase 6,500,000 restricted common units of CÜR Media, LLC were exchanged for an aggregate of (i) approximately 1,339,722 non-statutory stock options to purchase shares of Common Stock at an average exercise price of approximately $3.63 per share, and (ii) approximately 316,331 restricted stock awards (of which approximately 221,863 were fully vested and represent approximately 221,863 outstanding shares of our Common Stock), under our 2014 Plan. As a result of the Contribution, CÜR Media, LLC became our wholly owned subsidiary.

In connection with the Contribution and pursuant to the Split-Off Agreement we transferred all of our pre-Contribution operating assets and liabilities to Peretz Yehuda Aisenstark and Yair Shofel, our pre-Contribution majority stockholders, in exchange for (i) the surrender and cancellation of an aggregate of 24,755,859 shares of our Common Stock held by Mr. Aisenstark and Mr. Shofel (which were cancelled and resumed the status of authorized but unissued shares of our Common Stock) and (ii) certain representations, covenants and indemnities.

As a result of the Contribution and Split-Off, we changed our business focus to the business of CÜR Media, LLC, which is to develop and commercialize a streaming music experience for listening on the web and mobile devices, and will continue the existing business operations of CÜR Media, LLC as a publicly-traded company. As a result of the Contribution and Split-Off, we ceased to be a shell company.

Also on January 28, 2014, we consummated the Initial Closing of our private placement offering (“the PPO”), pursuant to which we sold an aggregate of approximately 4,075,036 Units at a price of $1.00 per unit, for gross proceeds of approximately $4,075,036 (before deducting placement agent fees and expenses of the PPO estimated at approximately $818,254).

The placement agent for the PPO and its sub-agent were paid an aggregate commission of approximately $407,504 and were issued 407,503 Broker Warrants.

In connection with the Initial Closing of the PPO, the Pre-Contribution Stockholders surrendered for cancellation an aggregate of approximately 715,280 shares of our Common Stock. These shares were cancelled pursuant to an agreement we had with the Pre-Contribution Stockholders to cancel a portion of their shares such that the aggregate number of shares they collectively held at the time of the Initial Closing of PPO was equal to 19.9% of the total outstanding shares of our Common Stock, giving effect to the Initial Closing of the PPO, the Split-Off and the Contribution.

On January 31, 2014, we changed our name to CÜR Media, Inc., a name which more accurately represents our new business focus. In connection with the name change, we changed our OTC trading symbol to “CURM.”

In addition, on January 31, 2014, we increased our number of authorized shares to 310,000,000 shares, consisting of (i) 300,000,000 shares of Common Stock, and (ii) 10,000,000 shares of “blank check” Preferred Stock.

Further, on January 31, 2014, our Board authorized a 16.503906-for-1 forward split of our Common Stock, in the form of a dividend, with a Record Date of February 11, 2014, and the Payment Date of February 14, 2014. On the Payment Date, each shareholder of our Common Stock as of the Record Date received 15.503906 additional shares of Common Stock for each one share owned. Share and per share numbers in this report relating to our Common Stock have been retrospectively adjusted to give effect to this forward stock spilt, unless otherwise stated.

Effective as of March 13, 2014, we increased the Over-Allotment Option for the PPO from 1,000,000 Units to 3,000,000 Units, such that the maximum aggregate number of Units that may be sold in the PPO, including the Over-Allotment Option, was 10,000,000 Units.

On March 14, 2014, we consummated the Second Closing of the PPO, in connection with which we issued and sold approximately 4,635,019 additional Units at the PPO Price of $1.00. The aggregate additional gross proceeds from the Second Closing of the PPO were approximately $4,635,019 (before deducting placement agent fees and expenses of the PPO estimated at approximately $546,132).

The placement agent for the PPO and its sub-agent were paid an aggregate commission of approximately $463,447 and were issued Broker Warrants to purchase an aggregate of 463,501 shares of our Common Stock.

On March 28, 2014, we consummated the Third Closing of the PPO, in connection with which we issued and sold 970,300 additional Units at the PPO Price of $1.00. The aggregate additional gross proceeds from the Third Closing of the PPO were approximately $970,245 (before deducting placement agent fees and expenses of the PPO estimated at approximately $165,012).

The placement agent for the PPO and its sub-agent were paid an aggregate commission of approximately $97,030 and were issued Broker Warrants to purchase an aggregate of approximately 97,030 shares of our Common Stock.

In connection with the Third Closing of the PPO, we issued to the Pre-Contribution Stockholders an aggregate of approximately 1,379,631 Adjustment Shares of our Common Stock, in accordance with our agreement to issue to the Pre-Contribution Transaction Stockholders additional shares of our Common Stock so that their pro forma percentage ownership would remain 19.9%, giving effect to the Contribution, Spilt-Off and PPO.

As of March 31, 2014, we had devoted substantially all of our efforts to product development, raising capital and building our technology infrastructure. As of that date, we did not receive any revenues from our planned principal operations. Accordingly, we are considered to be a development stage company.

Strategy

Our CÜR product is a new streaming music experience that combines the listening experience of free internet radio products with an on-demand listening experience for listening on web and mobile devices. CÜR will target consumers who are seeking a more comprehensive music streaming service. We believe that the CÜR product will include a hybrid model that includes many features that free, ad-supported internet radio products provide, without interruptive advertising, with a limited on-demand offering and will include a toolset that enables consumers to curate their playlists.

In addition to revenue from subscriptions, our business plan includes a second revenue stream of personalized advertising, which never interrupts a stream but targets a user’s listening habits. The advertising will be in the form of video, display ads, email and text messages. Advertisers may also create and sponsor playlists.

Our business plan further includes a third revenue stream from the sale of music, concert tickets and merchandise through our music streaming service, tailored to each listeners taste based on prior listening trends.

In addition, our business plan includes distributing CÜR’s music streaming service through Apple’s iTunes App Store to iOS devices, Google’s Google Play Store to Android devices and the internet, among other distribution channels and platforms. At launch, we plan to have an iOS application, Android application and a CÜR website.

We plan to source our music from Musicnet, Inc. d/b/a Medianet Digital, Inc. We also plan to use Amazon web services to support certain of the technological needs of the business.

We plan to launch our CÜR music streaming product and platform in late 2014.

Critical Accounting Policies, Estimates, and Judgments

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. We continually evaluate our estimates and judgments, our commitments to strategic alliance partners and the timing of the achievement of collaboration milestones. We base our estimates and judgments on historical experience and other factors that we believe to be reasonable under the circumstances. Materially different results can occur as circumstances change and additional information becomes known. Besides the estimates identified above that are considered critical, we make many other accounting estimates in preparing our financial statements and related disclosures. All estimates, whether or not deemed critical, affect reported amounts of assets, liabilities, revenues and expenses, as well as disclosures of contingent assets and liabilities. These estimates and judgments are also based on historical experience and other factors that are believed to be reasonable under the circumstances. Materially different results can occur as circumstances change and additional information becomes known, even for estimates and judgments that are not deemed critical.

Development Stage

The Company is considered to be a development stage company, as defined by Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC) 915-10, in that the Company is devoting substantially all of its efforts to establishing a new business where planned principal operations have commenced, but no significant revenues have been derived from these operations.

In addition, the Company’s developed technology may not be ready for commercialization until late 2014, if at all. The Company expects to continue to incur losses through commercialization and beyond as it anticipates significant expenditures on development, marketing and licensing content from music companies, while it attempts to grow the number of users subscribing to its service. The Company cannot predict when, if ever, it will become profitable.

Basis of Presentation

The financial statements and accompanying notes have been prepared in accordance with U.S. GAAP. In the opinion of the Company's management, the financial statements include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company's financial position for the periods presented.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Research and Development Costs

All research and development costs, including costs to develop software used in the Company’s applications, which do not meet the criteria for capitalization, are expensed when incurred. FASB ASC Topic 730 requires companies involved in research and development activities to capitalize non-refundable advance payments for such services pursuant to contractual arrangements because the right to receive those services represents an economic benefit. Such capitalized advances will be expensed when the services occur and the economic benefit is realized. There were no capitalized research and development services at December 31, 2013 or 2012.

Stock Compensation

Stock-based payments made to employees, including grants of stock options, are recognized in the statements of operations based on their estimated fair values. The Company recognizes stock-based compensation for awards granted that are expected to vest, on a straight-line basis using the single-option attribution method over the service period of the award, which is generally four years. The Company generally estimates the fair value of employee stock options using the Black-Scholes valuation model. The determination of the fair value of a stock-based award is affected by the deemed fair value of the underlying share price on the grant date, as well as other assumptions including the risk-free interest rate, the estimated volatility of the Company's stock price over the term of the award, the estimated period of time that the Company expects employees to hold their stock options and the expected dividend rate.

Stock-based payments made to non-employees, including grants of stock options, are recognized in the statements of operations based on their estimated fair values. The fair value of these options will be re-measured on each reporting date until the options vest. The re-measured fair value will be recognized as compensation expense over the remaining vesting term of the options.

Results of Operations

Three Month Period Ended March 31, 2014 Compared to Three Month Period Ended March 31, 2013

Revenues

We have not generated any material revenues for the three months ended March 31, 2014 or 2013.

Operating Expenses

Overview

Total operating expenses for the three months ended March 31, 2014 and 2013 were $2,224,825 and $317,737 respectively. The increase in total operating expenses was primarily related to an increase in employee compensation of approximately $200,000, an increase in non-cash compensation expense for stock and warrant issuances of approximately $1,400,000, an increase in consultant expenses of approximately $200,000, and an increase in other expenses of approximately $80,000.

Research and Development Expenses

For the three months ended March 31, 2014 and 2013, research and development expenses were $662,331 and $240,786, respectively. Research and development expenses increased primarily due to an increase in employee wages associated with the application development of approximately $200,000 and an increase in consultant fees for application and business development of approximately $200,000.

General and Administrative Expenses

For the three months ended March 31, 2014 and 2013, general and administrative expenses were $124,484 and $24,245, respectively. General and administrative expenses increased primarily due to an increase of $40,000 in professional expenses, legal and accounting fees, related to the activities associated with the Contribution and re-capitalization. General and administrative expenses include wages expenses, facilities and professional fees.

Stock based Compensation Expenses

For the three months ended March 31, 2014 and 2013, stock based compensation expenses were $1,436,781 and $36,609, respectively. Stock based compensation expenses increased due to the grant of 2,342,921 options in the first quarter of 2014.

Fiscal year ended December 31, 2013 and 2012

Revenues

We did not generate any material revenues for the years ended December 31, 2013 and 2012.

Operating Expenses

Overview

Total operating expenses for the years ended December 31, 2013 and 2012 were $999,276 and $1,107,417, respectively. The $108,141 decrease in total operating expenses was primarily related to a decrease in officer salaries.

Research and Development Expenses

Research and development expenses for the years ended December 31, 2013 and 2012 were relatively unchanged at $940,718 and $948,998, respectively.

General and Administrative Expenses

General and administrative expenses for the years ended December 31, 2013 and 2012, were $53,824 and $137,472, respectively. The primary reason for the decrease was a decrease in officer salaries.

Financial Condition, Liquidity and Capital Resources

Since our inception, we devoted substantially all of our efforts to product development, raising capital and building our technology infrastructure. We have not, as of the date of this prospectus, realized any material revenues from our planned principal operations. Accordingly, we are considered to be in the development stage.

Cash and Working Capital

Since inception, the Company incurred negative cash flows from operations. As of March 31, 2014, the Company had an accumulated deficit of $2,186,112 and had working capital of $6,940,108 as compared to a working capital deficit of $551,429, as of December 31, 2013.

Liquidity and Capital Resources

Sources of Liquidity

Since inception, we satisfied our operating cash requirements from private placements of membership interests in CÜR Media, LLC and the PPO.

In January 2014, warrants to purchase 186,091 shares of Common Stock were exercised resulting in gross proceeds of $99,695.

In April 2012, CÜR Media, LLC received subscriptions and funding for the private placement of Common Stock in the amount of $1,115,432, which was funded to us at various dates between April 2012 and January 9, 2014.

In the first quarter of 2012, CÜR Media, LLC received subscriptions and funding for the private placement of Common Stock in the amount of $322,515.

During 2011, CÜR Media, LLC received subscriptions for the private placement of Common Stock in the amount of $1,023,746, which was funded to us at various dates during 2011.

We have raised aggregate gross proceeds of approximately $9,680,300 in our PPO (before deducting placement agent fees and expenses of the PPO estimated at approximately $1,529,000). With the proceeds from the PPO, management believes we have sufficient capital to fund our research and development and related general and administrative expenses for at least the next 3-9 months of operations under our current business plan. Management believes we will need to raise additional capital prior to our planned launch of CÜR in the fourth quarter of 2014.

We are contemplating raising an additional $25 - $30 million prior to the planned launch of CÜR, to be used for marketing CÜR, content license costs and working capital. This fundraising has not yet begun, and no specific terms have been set. There can be no assurance that financing will be available when required in sufficient amounts, on acceptable terms or at all.

We expect that we will need to raise funds in order to effectuate our business plan. We anticipate that we will need to seek financing through means such as borrowings from institutions or private individuals. There can be no assurance that we will be able to raise such funds. If we are unsuccessful at raising sufficient funds, for whatever reason, to fund our operations, we may be forced to seek a buyer for our business or another entity with which we could create a joint venture. If all of these alternatives fail, we expect that we will be required to seek protection from creditors under applicable bankruptcy laws.

Our independent auditor has expressed doubt about our ability to continue as a going concern and believes that our ability is dependent on our ability to implement our business plan, raise capital and generate revenues. See Note 2 of our financial statements.

Off-Balance Sheet Arrangements

We have never entered into any off-balance sheet financing arrangements and have not formed any special purpose entities. We have not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

DESCRIPTION OF BUSINESS

Immediately following the Contribution (discussed above), the business of CÜR Media, LLC (formerly Raditaz, LLC), to engage in the business of developing and commercializing a streaming music experience for listening on the web and mobile devices, became the business of the Company.

History

As described above, we were incorporated in Delaware as Duane Street Corp. on November 17, 2011, to engage in the business of manufacturing and marketing baby products. We were not successful in our efforts and discontinued this line of business. Since that time, and prior to the Contribution, we were a “shell company” (as such term is defined in Rule 12b-2 under the Exchange Act). As a result of Contribution, we acquired the business of CÜR Media, LLC and have ceased to be a shell company.

On January 31, 2014, we changed our name to “CÜR Media, Inc.,” a name which more accurately represents our new business focus. In connection with the name change, we changed our OTC trading symbol to “CURM.”

We currently have authorized 310,000,000 shares of capital stock, consisting of (i) 300,000,000 shares of Common Stock, and (ii) 10,000,000 shares of “blank check” Preferred Stock.

Our principal executive offices are located at 2217 New London Turnpike, South Glastonbury, CT 06073, USA. Our telephone number is 1-860-430-1520. Our primary website address is www.curmusic.com.

Our Business

Our CÜR product will provide a paid subscription internet radio service offering listeners streaming music on the web and mobile devices. CÜR began as Raditaz, an internet radio product, which was launched in 2012, and had iPhone and Android applications in addition to a website at www.raditaz.com. We improved and enhanced our product in 2012 and, by mid-2013, we had over 150,000 monthly unique users using Raditaz. Raditaz has taken its iPhone and Android applications and its website offline to focus its resources on the development of CÜR. We plan to launch our enhanced product offering in late 2014.

Our Service

CÜR will be a new streaming music experience that combines the listening experience of free internet radio products with an on-demand listening experience for listening on web and mobile devices. CÜR will target consumers who are seeking a more comprehensive music streaming service for a significantly reduced subscription fee. We believe that the CÜR product will include a hybrid model that includes many features that free, ad-supported internet radio products provide, without interruptive advertising, with a limited on-demand offering and will include a toolset that enables consumers to curate their playlists with photos, audio clips and other tools that stimulate consumers to share CÜR with their friends.

Our business plan includes a music service that will give listeners access to millions of songs and a monthly personal, on-demand song bank. In addition to the ability to stream music, subscribers will be able to personalize their playlists, buy music downloads, integrate music from their devices, and view videos.

Our business plan also includes a second revenue stream of personalized advertising, which we do not intend to interrupt to a stream but targets a user’s listening habits. The advertising will be in the form of video, display ads, email and/or text messages. Advertisers may also create and sponsor playlists.

Our business plan further includes a third revenue stream from the sale of music, concert tickets and merchandise through our music streaming service, tailored to each listeners taste based on prior listening trends. We plan to sell music downloads beginning with our launch in the 4th Quarter of 2014, and sales of concert tickets and merchandise at a later date.

In addition, our the business plan includes distributing CÜR’s music streaming service through Apple’s iTunes App Store to iOS devices, Google’s Google Play Store to Android devices and the internet among other distribution channels and platforms. At launch, we plan to have an iPhone application, Android application and a website.

We plan to source our music from Musicnet, Inc. d/b/a Medianet Digital, Inc. We use Amazon web services to support certain of the technological needs of the business.

In order to launch our music service in late 2014, we have to complete the development of our backend systems, complete the design and layout of the user interface of CÜR, complete the development of our iPhone, Android and web applications, enter into content licensing agreements with major music labels including Universal Music Group, SONY and Warner, enter into content licensing agreements with music publishers, enter into agreements with a streaming music services provider, and enter into an agreement with service providers to help us create stations and playlists for our users. We are currently working on the design and user interface work with the help of a third party consulting firm and plan to finalize the majority of the design in Q2 of 2014, and continue to work on the user experience through the middle of Q3. We anticipate developing the software in conjunction with the design and user experience work. The cost of the third party consulting firm is expected to be approximately $350,000 plus options on 50,000 shares of the Company’s Common Stock. The cost of entering into content licensing agreements with major music labels and publishers is expected to include legal and consulting fees in the range of $300,000 to $500,000. We have a team of software engineers, led by our Chief Technology Officer, working on developing the technology platform as well as the iPhone and Android applications and the CÜR website. The development of CÜR’s applications and website are in the beginning stages of development.

We plan to bring CÜR to market in the 4th Quarter of 2014. Not including non-cash expenses and based on the capital that we raised in the PPO, we expect to spend approximately $5.0 million on research and development, sales and marketing and general and administrative costs, to bring CÜR to market. We expect to spend approximately $3.0 million on research and development including $600,000 in Q1 2014, $1.0 million in Q2 2014, $1.1 million in Q3 2014 and approximately $400,000 in Q4 2014 prior to our launch. We expect to spend approximately $600,000 on sales and marketing, prior to our launch, including less than $100,000 in each of Q1 and Q2 2014, approximately $200,000 in Q3 2014, and approximately $250,000 in Q4 2014 prior to our launch. We expect to spend approximately $1.5 million on general and administrative costs including approximately $200,000 in Q1 2014, approximately $500,000 in Q2 2014, approximately $600,000 in Q3 2014 and approximately $200,000 in Q4 2014 prior to our launch. In addition to the above costs, we expect to pay the major music labels several million dollars as a prepayment as part of the agreements that we plan to have with the music labels. Also in addition to the above costs, we intend to incur almost $2 million on marketing costs at or around the time of the launch of CÜR.

We contemplate raising an additional $25-$30 million prior to the planned launch of CÜR, to implement our business plan, market CÜR, provide content license costs, and working capital. This fundraising has not yet begun, and no specific terms have been set. There can be no assurance that financing will be available when required in sufficient amounts, on acceptable terms or at all. We plan to launch our CÜR music streaming product and platform in late 2014. Assuming we are successful in securing additional financing, our business plan would be amended to spend approximately $9.0 million on research and development, sales and marketing and general and administrative costs through 2014. The increase is comprised of additional staffing, marketing and advertising and other costs supporting launch and projected growth.

Source and Content

We plan to enter into an agreement with, a leading music intelligence company, to utilize their music intelligence platform for generating music playlists for CÜR users.. We plan to source our music from Musicnet, Inc. d/b/a Medianet Digital, Inc. We also use Amazon web services to support certain of the technological needs of the business.

Content Licensing

We intend to enter into content licensing agreements with major music labels including Universal, SONY and Warner Music Group, as well as independent labels and also with music publishers. The terms of these agreements are subject to negotiation relating to the economics that will be required by the music labels and the features and functionality pertaining to CÜR. We provide no assurances that this can be done.

Competition for Listeners

We face competition from larger and more established media service providers. We must compete for the time and attention of listeners with more established companies offering similar services. We compete on the basis of a number of factors, including quality of experience, relevance, acceptance and diversity of content, ease of use, price, accessibility, perceptions of ad load, brand awareness and reputation. We also compete for listeners on the basis of our presence and visibility as compared with other providers that deliver content through the internet, mobile devices and consumer products. Many of our current and potential future competitors enjoy substantial competitive advantages, such as greater name recognition, longer operating histories and larger marketing budgets, as well as substantially greater financial, technical and other resources. For additional details on risks related to competition for listeners, please refer to the section entitled "Risk Factors."

Our competitors include:

•
Other Radio Providers. We expect to compete for listeners with broadcast radio providers, including terrestrial radio providers such as Clear Channel and CBS and satellite radio providers such as Sirius XM. Many broadcast radio companies own large numbers of radio stations or other media properties. Many terrestrial radio stations have begun broadcasting digital signals, which provide high quality audio transmission. In addition, unlike participants in the emerging internet radio market, terrestrial and satellite radio providers, as aggregate entities of their subsidiary providers, generally enjoy larger established audiences and longer operating histories. Broadcast and satellite radio companies enjoy a significant cost advantage because we believe they pay a much lower percentage of revenue for transmissions of sound recordings.

•
Internet Radio Providers. We also compete directly with emerging non-interactive online radio providers such as Pandora, Apple iTunes Radio, Clear Channel's iheartradio, Slacker Personal Radio and CBS’s Last.fm. We could face additional competition if known incumbents in the digital media space choose to enter the internet radio market.

•
Other Audio Entertainment Providers. We face competition from providers of interactive on-demand audio content and pre-recorded entertainment, such as Apple's iTunes Music Store, Spotify, Rdio, Rhapsody, Beats Music (acquisition pending by Apple, Inc.), Google Play and Amazon that allow listeners to select the audio content that they stream or purchase. This interactive on-demand content, is accessible in automobiles and homes, using portable players, mobile phones and other wireless devices. The audio entertainment marketplace continues to rapidly evolve, providing our listeners with a growing number of alternatives and new media platforms.

•
Other Forms of Media. We compete for the time and attention of our listeners with providers of other forms of in-home and mobile entertainment. To the extent existing or potential listeners choose to watch cable television, stream video from on-demand services such as Netflix, Hulu, VEVO or YouTube or play interactive video games on their home-entertainment system, computer or mobile phone rather than listen to the CÜR service, these content services pose a competitive threat.

Competition for Advertisers

We intend to generate a portion of our revenue from advertising on our website and mobile applications. We will be in competition for potential advertisers with other content providers for a share of our advertising customers' overall marketing budgets. We anticipate having to compete on the basis of a number of factors, including perceived return on investment, effectiveness and relevance of our advertising products, pricing structure and ability to deliver large volumes or precise types of ads to targeted demographics. We believe that our ability to deliver targeted and relevant ads across a wide range of platforms allows us to compete favorably on the basis of these factors and justify a long-term profitable pricing structure. However, the market for online advertising solutions is intensely competitive and rapidly changing, and with the introduction of new technologies and market entrants, we expect competition to intensify in the future. For additional details on risks related to competition, please refer to the section entitled "Risk Factors." Terrestrial broadcast and to a lesser extent satellite radio are significant sources of competition for advertising dollars. These radio providers deliver ads across platforms that are more familiar to traditional advertisers than the internet might be. Advertisers may be reluctant to migrate advertising dollars to our internet-based platform. Additionally, we expect to compete for advertising dollars with other traditional media companies in television and print, such as ABC, CBS, FOX and NBC, cable television channel providers, national newspapers such as The New York Times and the Wall Street Journal and some regional newspapers. These traditional outlets present us with a number of competitive challenges in attracting advertisers, including large established audiences, longer operating histories, greater brand recognition and a growing presence on the internet.

Government Regulation

As a company that intends to conduct business on the internet, we will be subject to a number of foreign and domestic laws and regulations relating to consumer protection, information security, data protection and privacy, among other things. Many of these laws and regulations are still evolving and could be interpreted in ways that could harm our business. In the area of information security and data protection, the laws in several states require companies to implement specific information security controls to protect certain types of information. Likewise, all but a few states have laws in place requiring companies to notify users if there is a security breach that compromises certain categories of their information. Any failure on our part to comply with these laws may subject us to significant liabilities.

We are also subject to federal and state laws regarding privacy of listener data. Once we launch the CÜR product, we will adopt a privacy policy which will describe our practices concerning the use, transmission and disclosure of listener information and will be posted on our website. Any failure to comply with our posted privacy policy or privacy-related laws and regulations could result in proceedings against us by governmental authorities or others, which could harm our business. Further, any failure by us to adequately protect the privacy or security of our listeners' information could result in a loss of confidence in our service among existing and potential listeners, and ultimately, in a loss of listeners and advertising customers, which could adversely affect our business.

Intellectual Property

Our success depends upon our ability to protect our technologies and intellectual property. To accomplish this, we rely on a combination of intellectual property rights, including trade secrets, patents, copyrights, trademarks, contractual restrictions, technological measures and other methods. We entered into confidentiality and proprietary rights agreements with our employees, consultants and business partners, and we control access to and distribution of our proprietary information.

We have registered the following internet domain names for our website, www.curmusic.com and have a trademark application pending for CÜR. We have registered trademarks for “Raditaz” and “Tunevision.”

Research and Development

We have taken down our iPhone and Android applications, and have taken our website offline, to focus our resources on the development of CÜR. We intend to launch the CÜR product in late 2014.

Customer Concentration

We currently do not have any customers or subscribers as we are still developing our product and have not launched a commercial product.

Employees

As of June 26, 2014, we had approximately 17 employees, excluding our managers. None of our employees are covered by collective bargaining agreements, and we consider our relations with our employees to be good.

Description of Properties

Our principal executive offices are located at 2217 New London Turnpike, South Glastonbury, CT 06073, USA. We currently lease approximately 2,050 square feet of office space on a month-to-month basis. We plan to enter into a written lease agreement for our leased facilities as soon as practicable. We believe that our leased facilities are adequate to meet our needs at this time, but as we expect to grow in the near future, we anticipate that we may move to a larger permanent office space that will have a higher monthly rent.

We do not currently own any real property.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business.

We are currently not aware of any pending legal proceedings to which we are a party or of which any of our property is the subject, nor are we aware of any such proceedings that are contemplated by any governmental authority.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Below are the names of and certain information regarding the Company’s current executive officers and directors who were appointed effective as of the closing of the Contribution:

Name	Age	Position	Date Named to Board of Directors/as Executive Officer
Thomas Brophy	47	President, Chief Executive Officer, interim Chief Financial Officer, Treasurer and Director	January 28, 2014
John A. Lack	69	Director	January 28, 2014
Robert B. Jamieson	68	Director	January 28, 2014

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Directors are elected by a plurality of the votes cast at the annual meeting of stockholders and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

A majority of the authorized number of directors constitutes a quorum of the Board for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board individually or collectively consent in writing to the action.

Our Board is authorized to consist of five (5) members, and currently consists of three (3) members, one (1) of whom is independent. On the Closing Date of the Contribution, Peretz Yehuda Aisenstark and Yair Shofel, our directors before the Contribution, resigned from their positions as directors, and Thomas Brophy, John A. Lack, Robert B. Jamieson (who is deemed to be independent) were appointed to the Board. As soon as practicable, two (2) additional independent directors will be named to the Board. Executive officers are appointed by the Board and serve at its pleasure.

The principal occupation and business experience during the past five years for our executive officers and directors is as follows:

Thomas Brophy, 47, Founder & CEO, Director. Mr. Brophy has been involved in Executive roles of start-ups and growth companies since 1994. Mr. Brophy was the CFO of Interactive Search Holdings (“ISH”) where he helped pioneer the search toolbar industry while building a search toolbar business that propelled the company to be a leader in the industry. The Company was also the first company to mass distribute smiley emoticons. The search toolbar business is a multi-billion industry today. ISH was acquired by Ask Jeeves, and subsequently, Ask Jeeves was acquired by Interactive Corp. (IACI). Mr. Brophy started his career at Deloitte & Touche, has been the Chief Financial Officer of several startup and growth companies and had successful exits and has also been the Chief Financial Officer of a public company. Mr. Brophy is a graduate of the University of Connecticut.

John A. Lack, 69, Chairman, Director. Mr. Lack is best known for creating MTV, the broadcast vehicle now an integral part of global culture. Most recently, Lack was the founding partner and Chief Executive Officer of Firebrand, the first multi-platform network dedicated to commercial culture. Mr. Lack was previously President and CEO of i3 Mobile (NASDAQ: IIIIM) from 2002 – 2003. Prior to that, Mr. Lack was the Managing Director of Stream, Telecom Italia’s digital content and pay television company from 1998-2000. In his two years in Rome, Mr. Lack built STREAM from 50,000 subscribers to over 400,000 subscribers. From 1992-1995, Mr. Lack was the Executive Vice President of Marketing and Programming at ESPN, where he was responsible for all programming, affiliate and advertising sales, research, marketing and the development and launch of ESPN2, the contemporary sports network targeted to young adults. Mr. Lack graduated from Boston’s University School of Communication. He holds a Master’s degree in broadcast journalism from the Medill School at Northwestern University.

Robert B. Jamieson, 68, Vice Chairman, Director. Mr. Jamieson is a well-known leader in the music industry, respected for his 30 year record of delivering dramatic turnaround results (domestic and global) in the face of tough business and market conditions. In a particularly celebrated industry accomplishment, as Chairman and CEO, RCA Music Group, BMG North America, Mr. Jamieson led the historic, high-profile turnaround of RCA Records. He revived the oldest US record label, taking it from its 20 year industry low position to that of a top competitive player. His impressive turnaround became the subject of a Harvard Business School Case Study, showcasing innovation. Mr. Jamieson was involved in the signings of several music industry superstars including Dave Matthews, Christina Aguilera, Kings of Leon, Foo Fighters, among others.

Other Key Personnel

Gordon C. Mackenzie III, 40, was appointed as our Chief Technology Officer on March 11, 2014. Mr. Mackenzie has over 20 years of experience delivering software solutions. Mr. Mackenzie most recently served as Chief Technology Officer and Principle Architect for MiMedia, Inc. from November 2011 through June 2013. Prior to joining MiMedia, Mr. Mackenzie served as SVP of Engineering for eMusic.com Inc., where he oversaw the entire eMusic’s technology platform and served as principle engineer for all integrations with content providers, third party solutions and affiliate partners. Mr. Mackenzie was also Vice President of Technology for RealStores.com, a company which he founded, from October 2005 through December 2008. Mr. Mackenzie graduated from Princeton University in 1996, with a B.A. in Computer Science.

Other than as set forth above, we have no significant employees other than the officers and directors described above.

Director Independence

We are not currently subject to listing requirements of any national securities exchange or inter-dealer quotation system which has requirements that a majority of the Board be “independent” and, as a result, we are not at this time required to have our Board comprised of a majority of “Independent Directors.” Nevertheless, our Board has determined that Robert B. Jamieson is “independent” within the definition of independence provided in the Marketplace Rules of The Nasdaq Stock Market. As soon as practicable, two (2) additional independent directors will be named to the Board.

Family Relationships

There are no family relationships among our directors or executive officers.

Involvement in Certain Legal Proceedings

No executive officer or director of ours has been involved in the last ten years in any of the following:

•
Any bankruptcy petition filed by or against any business or property of such person, or of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

•
Being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•
Being the subject of or a party to any judicial or administrative order, judgment, decree or finding, not subsequently reversed, suspended or vacated relating to an alleged violation of any federal or state securities or commodities law or regulation, or any law or regulation respecting financial institutions or insurance companies, including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail, fraud, wire fraud or fraud in connection with any business entity; or

•
Being the subject of or a party to any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act, any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Board Committees

Our Board has three (3) members, Thomas Brophy, John A. Lack and Robert B. Jamieson. Mr. Lack serves as our Chairman and Mr. Jamieson serves as our Vice Chairman. Our Board is actively involved in our risk oversight function and collectively undertakes our risk oversight function. This review of our risk tolerances includes, but is not limited to, financial, legal and operational risks and other risks concerning our reputation and ethical standards.

We are a small, development stage company which has yet to achieve operating revenues. We believe that our present management structure is appropriate for a company of our size and state of development.

Our Board may designate from among its members an executive committee and one or more other committees. No such committees presently exist, due to the fact that we presently have only three directors. Accordingly, we do not have an audit committee or an audit committee financial expert. We are presently not required to have an audit committee financial expert and do not believe we otherwise need one at this time due to our limited business operations. Given our size, we do not have a nominating committee or compensation committee, or committees performing similar functions, or a diversity policy. Our Board monitors and assesses the need for and qualifications of additional directors. We may adopt a diversity policy in the future in connection with our anticipated growth. Our entire Board presently serves the functions of an audit committee, nominating committee and compensation committee. We have not implemented procedures by which our security holders may recommend Board nominees to us but expect to do so in the future, when and if we engage in material business operations.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the total compensation paid or accrued by us during the fiscal years ended December 31, 2013 and 2012 to (i) all individuals that served as our principal executive officer or acted in a similar capacity for us at any time during the fiscal years ended December 31, 2013 and 2012; (ii) all individuals that served as our principal financial officer or acted in a similar capacity for us at any time during the fiscal years ended December 31, 2013 and 2012; and (iii) all individuals that served as executive officers of ours at any time during the fiscal years ended December 31, 2013 and 2012 that received annual compensation during the fiscal years ended December 31, 2013 and 2012 in excess of $100,000.

Name & Principal Position	Fiscal Year ended	Salary ($)	Bonus ($)	Stock Awards($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Peretz Yehuda Aisenstark	2013	0	0	0	0	0	0	0	0
President, Chief Executive Officer, Chief Financial Officer and Treasurer (1)	2012	0	0	0	0	0	0	0	0

Thomas Brophy	2013	16,667	0	0	0	0	0	0	16,667
President, Chief Executive Officer, interim Chief Financial Officer and Treasurer (2)	2012	70,000	0	0	9,691	0	0	0	79,691
___________________
(1)	Effective upon the closing of the Contribution on January 28, 2014, Mr. Aisenstark resigned as our President, Chief Executive Officer, interim Chief Financial Officer, Treasurer and Director.
(2)	Reflects compensation received from CÜR Media, LLC. On January 28, 2013, Mr. Brophy was appointed as our President, interim Chief Executive Officer, interim Chief Financial Officer, Treasurer.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of the fiscal year ended December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Option (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Peretz Yehuda Aisenstark President, Chief Executive Officer, Chief Financial Officer and Treasurer (1)	0	0	0	0	0	0	0	0	0
___________________
(1)	Peretz Yehuda Aisenstark was appointed as our President, Chief Executive Officer, Chief Financial Officer, and Treasurer on November 17, 2011. He resigned all of his positions on January 28, 2014.

In connection with the Contribution, the 2014 Plan was approved by our Board and stockholders. At the closing of the Contribution, options to purchase an aggregate of 6,500,000 Restricted Common Units of CÜR Media, LLC were exchanged for an aggregate of (i) approximately 1,339,722 non-statutory stock options to purchase shares of our Common Stock at an average exercise price of approximately $3.63 per share, and (ii) approximately 316,331 restricted stock awards (of which approximately 221,863 are fully vested at and represent approximately 221,863 issued and outstanding shares of our Common Stock). In addition, since the closing of the Contribution, we have granted non-statutory stock options to purchase an aggregate of 2,442,921 additional shares of our Common Stock to certain employees, officers, directors and consultants under the 2014 Plan, at an exercise price of $1.00 per share, a price equal to the PPO Price.

Director Compensation

Prior to the Contribution, our directors were not compensated for services on the Board. Following the Contribution, our directors will be entitled to receive compensation in amounts to be determined by the Board.

The table below summarizes all compensation awarded to, earned by, or paid to our directors for all services rendered in all capacities to us for the fiscal year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Peretz Yehuda Aisenstark(1)	0	0	0	0	0	0	0

Yair Shofel(2)	0	0	0	0	0	0	0
_________________
(1)	As of January 28, 2014, Peretz Yehuda Aisenstark resigned as a director of ours.

(2)	As of January 28, 2014, Yair Shofel resigned as a director of ours.

We have no plans in place and have never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans. Similarly, except as otherwise set forth below, we have no contracts, agreements, plans or arrangements, whether written or unwritten, that provide for payments to the named executive officers or any other persons following, or in connection with the resignation, retirement or other termination of a named executive officer, or a change in control of us or a change in a named executive officer’s responsibilities following a change in control.

Except as indicated below, we have no contracts, agreements, plans or arrangements, whether written or unwritten, that provide for payments to the named executive officers listed above.

Employment Agreements

Thomas Brophy Employment Agreement

On January 28, 2014, we entered into an Employment Agreement (the “Brophy Employment Agreement”) with Thomas Brophy, pursuant to which he will serve as our President, Chief Executive Officer, interim Chief Financial Officer and Treasurer. The Brophy Employment Agreement has an initial term through December 31, 2015, which term shall be automatically extended for successive one-year periods unless terminated by either party on at least three months’ advance written notice. In consideration for his services, Mr. Brophy will earn an initial annual base annual salary of $250,000 (“Base Salary”), and is entitled to receive a minimum annual bonus in amount of $50,000 (“Annual Bonus”).

In the event of Mr. Brophy’s death or Disability, as such term is defined in the Brophy Employment Agreement, we will pay him for any unreimbursed expenses incurred, accrued but unpaid then current Base Salary and Annual Bonus and other accrued but unpaid employee benefits as provided in the Brophy Employment Agreement, in each case through the date of termination (the “Accrued Amounts”), for a period of six months following such death or Disability.

If Mr. Brophy’s employment is terminated by us for a reason other than Cause, as such term is defined in the Brophy Employment Agreement, or by Mr. Brophy for Good Reason, as such term is defined in the Brophy Employment Agreement, and subject to Ms. Brophy's compliance with other terms of the Brophy Employment Agreement, then we will pay him (i) the Accrued Amounts, (ii) a lump sum payment equal to eighteen (18) months’ Base Salary, which payment will be made on the 60th day following the date of termination, and (iii) if Mr. Brophy elects to continue his medical coverage under COBRA, we will pay for coverage under COBRA for eighteen (18) months following the date of termination.

If Mr. Brophy voluntarily terminates the Brophy Employment Agreement, or we terminate his employment for Cause, than he shall be entitled to receive the Accrued Amounts.

The Brophy Employment Agreement contains customary non-competition, non-solicitation and confidentiality covenants.

John A. Lack Consulting Agreement

On January 28, 2014, we entered into a Consulting Agreement with John A. Lack, Chairman of our Board (the “Consulting Agreement”), pursuant to which Mr. Lack will provide strategic advisory services to us on an independent contractor basis. The Consulting Agreement has a term of 12 months. The services to be provided by Mr. Lack include, but are not limited to, the following:

•	assist with the development and execution of the Company’s brand, marketing and sales strategies;

•	assist with development of the design of the user interface and user experience of Company’s applications, including (amongst others) the Company’s music streaming application;

•	use existing relationships with music companies, including Universal Music Group, Sony Music Entertainment, Warner Music Group (among others) to help negotiate licensing arrangements for the Company;

•	advise on the selection and hire of senior executives for the Company; and

•	assist the Company in its financing activities.

We agreed to pay Mr. Lack at the annual rate of $125,000, payable in equal monthly installments. We also granted him 4-year non-statutory stock options to purchase 400,000 shares of our Common Stock, exercisable, upon vesting, at a price of $1.00 per share. Mr. Lack is also entitled to receive 4-year options to purchase up to an additional 400,000 shares of our Common Stock at a purchase price based upon value of our Common Stock on the date of grant, which shall be granted upon the achievement of certain milestones of the Company to be determined by the Board.

Gordon C. Mackenzie III Employment Agreement

On March 11, 2014, we entered into an Employment Agreement (the “Mackenzie Employment Agreement”) with Gordon C. Mackenzie III, pursuant to which Mr. Mackenzie will serve as our Chief Technology Officer. The Mackenzie Employment Agreement has an initial term through March 11, 2016, which term shall be automatically extended for successive one-year periods unless terminated by either party on at least three months’ advance written notice. Mr. Mackenzie shall have responsibility for building and maintaining our technical infrastructure, including both hardware and software, and shall devote his full time, attention and efforts to our business. Mr. Mackenzie shall report directly to our Chief Executive Officer. In consideration for his services, Mr. Mackenzie will earn an initial annual base annual salary of $175,000 (“Base Salary”), subject to annual review and increase but not decrease, in accordance with our compensation practices.

In the event of Mr. Mackenzie’s death or Disability, as such term is defined in the Mackenzie Employment Agreement, we will pay him for any unreimbursed expenses incurred, accrued but unpaid then current Base Salary and other accrued but unpaid employee benefits as provided in the Mackenzie Employment Agreement, in each case through the date of termination (the “Accrued Amounts”). If Mr. Mackenzie’s employment is terminated by us with or without Cause, as such term is defined in the Mackenzie Employment Agreement, or by Mr. Mackenzie for any reason, he will be entitled to any Accrued Amounts.

The Mackenzie Employment Agreement contains customary non-solicitation, non-competition, and confidentiality covenants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares of our Common Stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the applicable table below are deemed beneficially owned by the holders of such options and warrants and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person. Subject to community property laws, where applicable, the persons or entities named in the tables below have sole voting and investment power with respect to all shares of our Common Stock indicated as beneficially owned by them.

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of June 26, 2014, by (i) each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock (our only classes of voting securities), (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our Common Stock owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted.

Unless otherwise indicated in the following table, the address for each person named in the table is c/o CÜR Media, Inc., 2217 New London Turnpike, South Glastonbury, CT 06073, USA.

Title of Class: Common Stock

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)

5% Stockholders
E. Jeffrey Peierls(2) 73 South Holman Way Golden, CO 80401	2,600,040	10.1%

Mark Tompkins(3) App 1 Via Guidino 23, Lugano-Paradiso, 6900, SZ	2,822,021	11.4%

Named Executive Officers and Directors

Thomas Brophy(4) President, Chief Executive Officer, interim Chief Financial Officer and Treasurer	6,810,615	27.1%

John A. Lack(5) Secretary and Chairman of the Board of Directors	231,545	*

Robert B. Jamieson(6) Vice Chairman of the Board of Directors	236,939	1.0%

All directors and officers as a group (3 persons)(7)	7,279,099	29.0%
________________
* Less than 1%

(1)	Percentages are based upon 24,569,809 shares of our Common Stock issued and outstanding as of June 26, 2014.

(2)
The shares of Common Stock indicated as beneficially owned by E. Jeffrey Peierls include an aggregate of approximately 1,300,020 shares of Common Stock and an aggregate of 1,300,013 shares of Common Stock issuable upon exercise of currently exercisable Investor Warrants held by Brian E. Peierls and E. Jeffrey Peierls, and a series of trusts over which E. Jeffrey Peierls has sole power to vote or direct the vote, and to dispose or direct the disposition.

(3)	Includes 250,000 shares of Common Stock issuable upon exercise of currently exercisable Investor Warrants held by Mr. Tompkins.

(4)
Consists of (a) 4,662,273 shares of Common Stock held by Mr. Brophy, (b) 1,601,376 shares of Common Stock held by Trust Under Article III of The Thomas E. Brophy 2004 Grantor Retained Annuity Trust Dated 3/2/2004 (the “Brophy Trust”), (c) 369,428 shares underlying vested stock options held by Mr. Brophy, (d) 50,149 shares underlying vested stock options held by the Brophy Trust, and (e) 127,394 restricted stock awards held by the Brophy Trust. Karen P. Brophy, Mr. Brophy’s wife, is the Trustee of the Brophy Trust and has sole voting and investment power over the shares owned thereby.

(5)
Includes (a) 99,849 shares of Common Stock issuable upon exercise of currently exercisable Investor Warrants held by Mr. Lack, and (b) 31,847 shares underlying vested stock options held by Mr. Lack. Does not include 661,903 shares of Common Stock underlying stock options that have not yet vested.

(6)
Includes (a) 99,998 shares of Common Stock issuable upon exercise of currently exercisable Investor Warrants held by Mr. Jamieson, and (b) 36,943 shares underlying vested stock options held by Mr. Jamieson. Does not include 713,058 shares of Common Stock underlying stock options that have not yet vested.

(7)
Includes (a) 199,847 shares of Common Stock issuable upon exercise of currently exercisable Investor Warrants, (b) 488,367 shares underlying vested stock options, and (c) 127,394 restricted stock awards. Does not include 1,774,961 shares of Common Stock underlying stock options that have not yet vested.

Change in Control

As a result of the issuance of the shares of our Common Stock pursuant to the Contribution and related transactions, a change in control of the Company occurred as of January 28, 2014. Except as described in this prospectus, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our Board and, to our knowledge, no other arrangements exist that might result in a change of control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

SEC rules require us to disclose any transaction since the beginning of our last fiscal year, or any currently proposed transaction, in which we are a participant and in which any related person has or will have a direct or indirect material interest involving the lesser of $120,000 or one percent (1%) of the average of our total assets as of the end of last two completed fiscal years. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the Company’s Common Stock, or an immediate family member of any of those persons.

In addition to the Contribution, the Split-Off, the PPO and the other transactions described elsewhere in this prospectus, we have the following related party transaction:

Thomas Brophy Employment Agreement

On January 28, 2014, we entered into an Employment Agreement (the “Employment Agreement”) with Thomas Brophy, pursuant to which he will serve as our President, Chief Executive Officer, interim Chief Financial Officer and Treasurer. The Employment Agreement has an initial term through December 31, 2015, which term shall be automatically extended for successive one-year periods unless terminated by either party on at least three months’ advance written notice. In consideration for his services, Mr. Brophy will earn an initial annual base annual salary of $250,000 (“Base Salary”), and is entitled to receive a minimum annual bonus in amount of $50,000 (“Annual Bonus”).

In the event of Mr. Brophy’s death or Disability, as such term is defined in the Employment Agreement, we will pay him for any unreimbursed expenses incurred, accrued but unpaid then current Base Salary and Annual Bonus and other accrued but unpaid employee benefits as provided in the Employment Agreement, in each case through the date of termination (the “Accrued Amounts”), for a period of six months following such death or Disability.

If Mr. Brophy’s employment is terminated by us for a reason other than Cause, as such term is defined in the Employment Agreement, or by Mr. Brophy for Good Reason, as such term is defined in the Employment Agreement, and subject to Ms. Brophy's compliance with other terms of the Employment Agreement, then we will pay him (i) the Accrued Amounts, (ii) a lump sum payment equal to eighteen (18) months’ Base Salary, which payment will be made on the 60th day following the date of termination, and (iii) if Mr. Brophy elects to continue his medical coverage under COBRA, we will pay for coverage under COBRA for eighteen (18) months following the date of termination.

If Mr. Brophy voluntarily terminates the Employment Agreement, or we terminate his employment for Cause, than he shall be entitled to receive the Accrued Amounts.

The Employment Agreement contains customary non-competition, non-solicitation and confidentiality covenants.

John A. Lack Consulting Agreement

On January 28, 2014, we entered into a Consulting Agreement with John A. Lack, Chairman of our Board (the “Consulting Agreement”), pursuant to which Mr. Lack will provide strategic advisory services to us on an independent contractor basis. The Consulting Agreement has a term of 12 months. The services to be provided by Mr. Lack include, but are not limited to, the following:

•	assist with the development and execution of the Company’s brand, marketing and sales strategies;

•	assist with development of the design of the user interface and user experience of Company’s applications, including (amongst others) the Company’s music streaming application;

•	use existing relationships with music companies, including Universal Music Group, Sony Music Entertainment, Warner Music Group (among others) to help negotiate licensing arrangements for the Company;

•	advise on the selection and hire of senior executives for the Company; and

•	assist the Company in its financing activities.

We agreed to pay Mr. Lack at the annual rate of $125,000, payable in equal monthly installments. We also granted him 4-year non-statutory stock options to purchase 400,000 shares of our Common Stock, exercisable, upon vesting, at a price of $1.00 per share. Mr. Lack is also entitled to receive 4-year options to purchase up to an additional 400,000 shares of our Common Stock at a purchase price based upon value of our Common Stock on the date of grant, which shall be granted upon the achievement of certain milestones of the Company to be determined by our Board.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of our Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. If the shares of Common Stock are sold through underwriters, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. All selling stockholders who are broker-dealers are deemed to be underwriters. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	transactions other than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Rule 144 under the Securities Act, which generally permits the resale, subject to various terms and conditions, of restricted securities after they have been held for six months will not immediately apply to our Common Stock because we were at one time designated as a “shell company” under SEC regulations. Pursuant to Rule 144(i), securities issued by a current or former shell company that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after the date on which the issuer filed current “Form 10 information” (as defined in Rule 144(i)) with the SEC reflecting that it ceased being a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, the issuer has satisfied certain reporting requirements under the Exchange Act. The filing of our Current Report on Form 8-K on February 3, 2014, with the SEC started the running of such one-year period.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of Common Stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

In connection with the sale of the shares of our Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of our Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgees, transferees or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, such broker-dealers or agents and any profit realized on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers. Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. There can be no assurance that any selling stockholder will sell any or all of the shares of our Common Stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

Each selling stockholder has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute our Common Stock. None of the selling stockholders who are affiliates of broker-dealers, other than the initial purchasers in private transactions, purchased the shares of Common Stock outside of the ordinary course of business or, at the time of the purchase of the Common Stock, had any agreements, plans or understandings, directly or indirectly, with any person to distribute the securities.

We are required to pay all fees and expenses incident to the registration of the shares of Common Stock. Except as provided for indemnification of the selling stockholders, we are not obligated to pay any of the expenses of any attorney or other advisor engaged by a selling stockholder. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock, we will file a post-effective amendment to the registration statement. If the selling stockholders use this prospectus for any sale of the shares of our Common Stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our Common Stock and activities of the selling stockholders, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in passive market-making activities with respect to the shares of Common Stock. Passive market making involves transactions in which a market maker acts as both our underwriter and as a purchaser of our Common Stock in the secondary market. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

Our Common Stock is currently quoted on the OTCBB and trades below $5.00 per share; therefore, our Common Stock is considered a “penny stock” and subject to SEC rules and regulations which impose limitations upon the manner in which such shares may be publicly traded. These regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations have the effect of limiting the trading activity of the common stock and reducing the liquidity of an investment in the Common Stock.

DESCRIPTION OF SECURITIES

Forward Stock Split

On January 31, 2014, our Board authorized a 16.503906-for-1 forward split of our Common Stock in the form of a dividend, with a Record Date of February 11, 2014, and the Payment Date of February 14, 2014. On the Payment Date, each shareholder of our Common Stock as of the Record Date received 15.503906 additional shares of Common Stock for each one share owned. Share and per share numbers in this prospectus relating to our Common Stock have been adjusted to give effect to this stock spilt, unless otherwise stated. Certain numbers reflected in this prospectus represent approximations due to required rounding in connection with the forward stock split. The actual numbers do not differ materially from such approximations.

Authorized Capital Stock

We currently have authorized 310,000,000 shares of capital stock, consisting of (i) 300,000,000 shares of Common Stock, and (ii) 10,000,000 shares of “blank check” Preferred Stock.

Common Stock

The holders of shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the Board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of the Company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors.

Preferred Stock

Shares of Preferred Stock may be issued from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by our Board prior to the issuance of any shares thereof. Preferred Stock will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of Preferred Stock as may be adopted from time to time by the Board prior to the issuance of any shares thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then outstanding shares of our capital stock entitled to vote generally in the election of the directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any preferred stock designation.

While we do not currently have any plans for the issuance of Preferred Stock, the issuance of such Preferred Stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of Preferred Stock on the rights of holders of the Common Stock until the Board determines the specific rights of the holders of the preferred stock; however, these effects may include:

•	Restricting dividends on the Common Stock;

•	Diluting the voting power of the Common Stock;

•	Impairing the liquidation rights of the Common Stock; or

•	Delaying or preventing a change in control of the Company without further action by the stockholders.

Other than in connection with shares of preferred stock (as explained above), which preferred stock is not currently designated nor contemplated by us, we do not believe that any provision of our charter or Bylaws would delay, defer or prevent a change in control.

Options

In connection with the Contribution, the 2014 Plan was approved by our Board and stockholders. At the closing of the Contribution, options to purchase an aggregate of 6,500,000 Restricted Common Units of CÜR Media, LLC were exchanged for an aggregate of (i) approximately 1,339,722 non-statutory stock options to purchase shares of our Common Stock at an average exercise price of approximately $3.63 per share, and (ii) approximately 316,331 restricted stock awards (of which approximately 221,863 are fully vested at and represent approximately 221,863 issued and outstanding shares of our Common Stock). In addition, , since the closing of the Contribution, we have granted non-statutory stock options to purchase an aggregate of 2,442,921 additional shares of our Common Stock to certain employees, officers, directors and consultants under the 2014 Plan, at an exercise price of $1.00 per share, a price equal to the PPO Price.

Warrants

As of the date hereof, the PPO Warrants entitle their holders to purchase approximately 9,680,355 shares of Common Stock, with a term of five (5) years and an exercise price of $2.00 per share, and the Broker Warrants entitle their holders to purchase approximately 968,034 shares of Common Stock, with a term of five (5) years and an exercise price of $1.00 per share.

All of these warrants prohibit (or would prohibit) the holder from effecting the exercise thereof to the extent that as a result of such exercise the holder of the exercised warrant would beneficially own more than 4.99% (or, if such limitation is waived by the holder upon no less than 61 days prior notice to us, 9.99%) in the aggregate of our issued and outstanding shares of Common Stock, as calculated immediately after giving effect to the issuance of shares of Common Stock upon the exercise of the warrant.

The PPO Warrants and Broker Warrants contain “weighted average” anti-dilution and price protection provisions that protect their holders against dilution by adjustment of the purchase price in certain events such as stock dividends, stock splits and other similar events, with certain customary exceptions.

The holders of the PPO Warrants and Broker Warrants have the right to exercise such warrants by means of a cashless exercise, under certain circumstances.

Convertible Securities

On February 28, 2012, CÜR Media, LLC entered into the CII Convertible Note with Connecticut Innovations Incorporated (“CT Innovations”) for up to $150,000. CÜR Media, LLC received $75,000 on February 28, 2012. The CII Convertible Note bore interest at 12% per annum, and was due on February 28, 2014, and included a provision whereby, after a qualified financing, as defined, CT Innovations could have converted the amount outstanding under the CII Convertible Note, including principal and accrued interest, into equity securities being sold by the Company in the PPO, at a 25% discount to the offering price. The note included a provision whereby the lender could have, at its sole discretion, demanded payment in an amount equal to two times the principal and outstanding and unpaid interest as of the demand date upon the occurrence of a liquidation event or change of control event as defined in the CII Convertible Note. CÜR Media, LLC received an additional $75,000 in connection with the CII Convertible Note on October 26, 2012. We fully paid off the CII Convertible Note on February 28, 2014.

As of the date hereof, other than the options to purchase Common Stock, PPO Warrants and Broker Warrants described above, the Company does not have any outstanding convertible securities.

Registration Rights

In connection with the PPO, we entered into a Registration Rights Agreement, pursuant to which we agreed to promptly, but no later than 90 calendar days from the final closing of the PPO, file a registration statement with the SEC (the “Registration Statement”) covering (a) the shares of Common Stock issued in the PPO, (b) the shares of Common Stock issuable upon exercise of the PPO Warrants, and (c) the shares of Common Stock underlying the Broker Warrants (the “Registrable Shares”). The Company shall use its commercially reasonable efforts to ensure that such Registration Statement is declared effective within 180 calendar days of filing with the SEC. If the Company is late in filing the Registration Statement or if the Registration Statement is not declared effective within 180 days of filing with the SEC, liquidated damages payable by the Company to the holders of Registrable Shares (but excluding shares of Common Stock underlying Broker Warrants) that have not been so registered will commence to accrue and cumulate at a rate equal to 1.00% of the PPO Price per share of Common Stock for each full month that (i) the Company is late in filing the Registration Statement or (ii) the Registration Statement is late in being declared effective by the SEC; provided, however, that in no event shall the aggregate of any such liquidated damages exceed 10% of the PPO Price per share. No liquidated damages will accrue with respect to any Registrable Shares removed from the Registration Statement in response to a comment from the SEC staff limiting the number of shares of Common Stock which may be included in the Registration Statement (a “Cutback Comment”) or after the shares may be resold under Rule 144 under the Securities Act or another exemption from registration under the Securities Act.

The Company must keep the Registration Statement “evergreen” for two (2) years from the date it is declared effective by the SEC or until Rule 144 is available to the holders of Registrable Shares who are not and have not been affiliates of the Company with respect to all of their registrable shares, whichever is earlier.

The holders of Registrable Shares (including any shares of Common Stock removed from the Registration Statement as a result of a Cutback Comment) (but not holders of the shares issued to the stockholders of CÜR Media, LLC in consideration for the Contribution) shall have “piggyback” registration rights for such Registrable Shares with respect to any registration statement filed by the Company following the effectiveness of the Registration Statement that would permit the inclusion of such shares.

We will pay all expenses in connection with such registration obligation, including, without limitation, all registration, filing, stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, and the fees and disbursements of our counsel and of our independent accountants. Each investor will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any attorney or other advisor such investor decides to employ.

Transfer Agent

The transfer agent for our Common Stock is Globex Transfer, LLC, 780 Deltona Blvd., Suite 202, Deltona, FL 32725, and its telephone number is (813) 344-4490.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation — a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Pursuant to our Amended and Restated Certificate of Incorporation, to the fullest extent permitted by the DGCL, as it now exists, and as it may hereafter be amended, no director of the Company shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided; however, that nothing contained in Amended and Restated Certificate of Incorporation shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Further, the Company shall, to the fullest extent permitted by the DGCL, as the same may be amended and supplemented, indemnify any person who is or was a director or officer of the Company from and against any and all of expenses, judgments, fines and amounts paid in settlement actually or reasonably incurred in connection with the matters referred to in or covered by Section 145 of the DGCL. In addition, the Company shall, to the fullest extent permitted by the DGCL, advance all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any director or officer within 20 days of presentation of same to the Company, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, arising out of such person’s services or status as a director or officer of the Company, so long as the Company receives from such director or officer an unsecured undertaking to repay such costs and expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company. The indemnification and right to advancement of expenses provided for in the Amended and Restated Certificate of Incorporation shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under any Bylaws of the Company, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. The Company may, to the extent authorized from time to time by the Board, grant rights to indemnification and to advancement of expenses to any employee or agent of the Company up to the extent that the provisions of the Amended and Restated Certificate of Incorporation permit the indemnification and advancement of expenses of directors and officers of the Company. Any repeal or modification of our Amended and Restated Certificate of Incorporation shall not adversely affect any right to indemnification or to advancement of expenses of any person existing at the time of such repeal or modification with respect to any matters occurring prior to such repeal or modification.

Pursuant to our Bylaws, the Company shall, to the maximum extent and in the manner permitted by the DGCL as it now exists or may hereafter be amended, indemnify any person against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a director or officer of the Company. For purposes of the Bylaws, a "director" or "officer" of the Company shall mean any person (i) who is or was a director or officer of the Company, (ii) who is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation. Further, the Company shall be required to indemnify a director or officer in connection with an action, suit, or proceeding (or part thereof) initiated by such director or officer only if the initiation of such action, suit, or proceeding (or part thereof) by the director or officer was authorized by the Board. In addition, the Company shall pay the expenses (including attorney's fees) incurred by a director or officer of the Company entitled to indemnification hereunder in defending any action, suit or proceeding referred to in the relevant sections of the Bylaws in advance of its final disposition; provided, however, that payment of expenses incurred by a director or officer of the Company in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should ultimately be determined that the director of officer is not entitled to be indemnified under the Bylaws or otherwise. The rights conferred on any person by the Bylaws shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of our Amended and Restated Certificate of Incorporation, the Bylaws, agreement, vote of the stockholders or disinterested directors or otherwise. Any repeal or modification of the relevant sections of the Bylaws shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

We have obtained policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

As previously disclosed in a Current Report on Form 8-K we filed with the SEC on February 28, 2014, effective as of February 24, 2014, we dismissed Dov Weinstein & Co. C.P.A. (“Weinstein”) as our independent registered public accounting firm. The dismissal of Weinstein was approved by our Board.

The reports of Weinstein on our financial statements for the fiscal years ended December 31, 2012 and 2011, did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that such reports included an explanatory paragraph with respect to the Company’s ability, in light of its lack of revenues and history of losses, to continue as a going concern.

During the years ended December 31, 2012 and 2011, and through February 24, 2014, there were no (a) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K) with Weinstein on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Weinstein’s satisfaction, would have caused Weinstein to make reference to the subject matter thereof in connection with its reports for such years; or (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.

We provided Weinstein with a copy of the disclosures we made in the Current Report on Form 8-K we filed with the SEC on February 28, 2014, and requested from Weinstein a letter addressed to the SEC indicating whether it agreed with such disclosures. A copy of Weinstein’s letter dated February 27, 2014 is filed herewith as Exhibit 16.1.

Contemporaneous with the determination to dismiss Weinstein, we engaged Friedman, LLP (“Friedman”) as our independent registered public accounting firm for the year ending December 31, 2013.

During the years ended December 31, 2012 and 2011, and through February 24, 2014, neither the Company nor anyone on our behalf had previously consulted with Friedman regarding either (a) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report was provided nor oral advice was provided to us that Friedman concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (b) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) or a reportable event (as described in paragraph 304(a)(1)(v)) of Regulation S-K).

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for us by Gottbetter & Partners, LLP, 488 Madison Avenue, 12th Floor, New York, NY 10022. Adam S. Gottbetter is the owner of Gottbetter & Partners, LLP (“G&P”), Gottbetter Capital Group, Inc., Bretton James, Inc. and Gottbetter Capital Markets LLC, a registered broker-dealer (“GCM”). GCM acted as the placement agent for the PPO and received placement agent fees and warrants in accordance with an executed placement agent agreement. GCM and its designees received aggregate commissions of approximately $262,499; warrants to purchase an aggregate of 262,533 shares of our Common Stock exercisable for a period of five years at a per share exercise price of $1.00. G&P is counsel to us and receives legal fees in accordance with an executed retainer agreement. G&P does not act as legal counsel for GCM.

EXPERTS

The consolidated financial statements for the fiscal years ended, December 31, 2013 and 2012, appearing in the registration statement, of which this prospectus forms a part, have been audited by Friedman, LLP, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein and are included in reliance on such report given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports and other information with the SEC. You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room and their copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act to register the shares offered by this prospectus. The term “registration statement” means the original registration statement and any and all amendments thereto, including the schedules and exhibits to the original registration statement or any amendment. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference facilities and Internet site referred to above.

CÜR MEDIA, INC.

INDEX TO FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheets as of March 31, 2014 (unaudited) and December 31, 2013	F-2

Condensed Consolidated Statements of Operations for the three months ended March 31, 2014 and 2013 and for the period from February 15, 2008 (inception) to March 31, 2014 (unaudited)	F-3

Condensed Consolidated Statements of Changes in Stockholders Equity (Deficiency) for the period from February 15, 2008 (inception) to March 31, 2014 (unaudited)	F-4

Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2014 and 2013 and for the cumulative period from February 15, 2008 (inception) to March 31, 2014 (unaudited)	F-5

Notes to Unaudited Interim Financial Statements	F-6

Report of Independent Registered Public Accounting Firm	F-15

Audited Financial Statements for the years ended December 31, 2013 and 2012 and the period from February 15, 2008 (Inception) through December 31, 2013

Balance Sheet	F-16

Statements of Operations	F-17

Statement of Members’ Equity (Deficiency)	F-18

Statements of Cash Flows	F-19

Notes to Financial Statements	F-20

CÜR Media, Inc.
(A Development Stage Company)
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

	March 31,	December 31,
	2014	2013
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$7,232,694	$-
Prepaid Expenses	18,214	27,835
Other Current Assets	3,000	3,000
TOTAL CURRENT ASSETS	7,253,908	30,835

Property and Equipment, net	17,632	3,545

TOTAL ASSETS	$7,271,540	$34,380

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
CURRENT LIABILIITES
Accounts Payable	$220,625	$170,838
Accrued Liabilities and Other Current Liabilities	68,029	236,426
Note Payable, Short-Term	25,146	175,000
TOTAL CURRENT LIABILITIES	313,800	582,264
Derivative Liabilities	4,479,126	-
Notes Payable, Long-Term	56,422	62,755
TOTAL LONG TERM LIABILITIES	4,535,548	62,755
TOTAL LIABILITIES	4,849,348	645,019

STOCKHOLDERS' EQUITY (DEFICIENCY)
Preferred Stock (.0001 par value, 10,000,000 shares authorized, none issued or outstanding as of March 31, 2014 or December 31, 2013)	-	-
Common Stock (.0001 par value, 300,000,000 shares authorized, 24,569,809 and 13,114,032 issued at March 31, 2014 and December 31, 2013, respectively and 24,802,495 and 13,335,890 outstanding at March 31, 2014 and December 31, 2013, respectively)	2,457	1,311
Additional Paid-In-Capital	4,605,847	4,924,194
Deficit Accumulated During Development Stage	(2,186,112)	(5,536,144)
TOTAL STOCKHOLDERS' EQUITY (DEFICIENCY)	2,422,192	(610,639)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)	$7,271,540	$34,380

See accompanying notes to financial statements.

CÜR Media, Inc. (A Development Stage Company) CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	For the Three Months Ended March 31,		Period from February 15, 2008 (Inception) to March 31,
	2014	2013	2014

REVENUES	$0	$0	$28,592

OPERATING EXPENSES
Research and Development	662,331	253,562	4,754,115
General and administrative	124,484	24,245	645,492
Stock based Compensation	1,436,781	36,609	1,697,350
Impairment of Goodwill	-	-	634,799
Depreciation and amortization	1,229	3,321	126,302

TOTAL OPERATING EXPENSES	2,224,825	$317,737	7,858,058

OTHER INCOME (EXPENSE)
Interest Expense	(4,338)	(5,380)	(44,452)
Interest Income	1,114	4	9,725
Other Income	41,937	-	141,937

TOTAL OTHER INCOME (EXPENSE)	38,713	(5,376)	107,210

NET LOSS	$(2,186,112)	$(323,113)	$(7,722,256)

Basic and diluted net loss per share	$(0.13)	$(0.03)
Weighted average number of shares outstanding, basic and diluted	17,442,013	10,919,355

See accompanying notes to financial statements.

CÜR Media, Inc.
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY) Period From February 15, 2008 (Inception) to March 31, 2014 (unaudited)

	Common Stock		Additional Paid In	Deficit Accumulated During Development
	Shares	Amount	Capital	Stage	Total

Balance, February 15, 2008	-	$-	$-	$-	$-
Issuance of Common Stock	4,114,336	411	99,589		100,000
Net Loss			-	(17,487)	(17,487)
Balance, December 31, 2008	4,114,336	411	99,589	(17,487)	82,513

Issuance of Common Stock	1,515,185	152	1,495,485		1,495,637
Stock Compensation Expense			27,816	-	27,816
Net Loss				(998,930)	(998,930)
Balance, December 31, 2009	5,629,521	563	1,622,890	(1,016,417)	607,036

Issuance of Common Stock	1,045,684	105	1,008,246	-	1,008,351
Stock Compensation Expense			51,679	-	51,679
Net Loss			-	(1,648,082)	(1,648,082)
Balance, December 31, 2010	6,675,205	668	2,682,815	(2,664,499)	18,984

Issuance of Common Stock	1,827,778	182	696,399	-	696,581
Stock Compensation Expense			56,737	-	56,737
Net Loss			-	(831,733)	(831,733)
Balance, December 31, 2011	8,502,983	850	3,435,951	(3,496,232)	(59,431)

Issuance of Common Stock	1,758,220	176	539,445	-	539,621
Stock Compensation Expense			35,725	-	35,725
Net Loss			-	(1,017,820)	(1,017,820)
Balance, December 31, 2012	10,261,203	1,026	4,011,121	$(4,514,052)	(501,905)

Issuance of Common Stock	2,852,829	285	836,515		836,800
Stock Compensation Expense			76,558		76,558
Net Loss				$(1,022,092)	(1,022,092)
Balance, December 31, 2013	13,114,032	1,311	$4,924,194	$(5,536,144)	$(610,639)

Issuance of Common Stock Pre-Contribution	209,755	21	61,505		61,526
Issuance of Common Stock from Warrant Exercise	186,091	19	99,675		99,694
Issuance of Common Stock and Warrants in PPO	9,680,300	968	3,619,996		3,620,964
Issuance of Common Stock to Pre-Contribution Shareholders	1,379,631	138	1,379,493		1,379,631
Stock Compensation Expense			57,128		57,128
Accumulated Deficit Recapitalization through the date of Contribution			(5,536,144)	$5,536,144	-
Net Loss				$(2,186,112)	(2,186,112)

Balance, March 31, 2014	24,569,809	$2,457	$4,605,847	$(2,186,112)	$2,422,192

See accompanying notes to financial statements.

CÜR Media, Inc.
(A Development Stage Company)
CONDENSED CONSOLDIATED STATEMENTS OF CASH FLOWS (unaudited)

	Three Months Ended March 31,		Period from February 15, 2008 (Inception) to March 31,
	2014	2013	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(2,186,112)	$(323,113)	$(7,722,256)
Adjustments to reconcile net loss to net cash provided by operating activities
Impairment of goodwill	-	-	634,799
Depreciation and amortization	1,229	3,321	126,302
Stock compensation expense	1,436,781	36,609	1,697,350
Change in fair value of derivative liabilities	(41,937)	-	(41,937)

Changes in assets and liabilities
Prepaid expenses	9,621	(21,278)	(18,214)
Other current assets	-	3,577	-
Accounts payable	49,787	61,207	220,625
Accrued liabilities and other current liabilities	(168,397)	10,380	68,029
Net cash used in operating activities	(899,028)	(229,297)	(5,035,302)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of intangible assets	-	-	(87,890)
Security deposit	-	-	(3,000)
Purchases of property and equipment	(15,316)	(1,201)	(56,044)
Net cash used in investing activities	(15,316)	(1,201)	(146,934)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable	-	-	250,000
Repayment of notes payable	(156,187)	-	(168,432)
Proceeds from issuance of common stock	8,303,225	263,000	12,047,841
Proceeds from issuance of demand note	-	-	285,521
Net cash provided by financing activities	8,147,038	263,000	12,414,930

NET INCREASE IN CASH	7,232,694	32,502	7,232,694

CASH, BEGINNING OF PERIOD	-	-	-

CASH, END OF PERIOD	$7,232,694	$32,502	$7,232,694

SUPPLEMENTAL CASH FLOW DISCLOSURES

Conversion of demand note into Common Stock	-	-	285,521

Issuance of Common Stock for SonicSwap, Inc. Acquisition	-	-	$634,799

See accompanying notes to financial statements.

CÜR MEDIA, INC.
(A Development Stage Company)
Notes to Condensed Consolidated Financial Statements
 For the Three Months Ended March 31, 2014 and 2013
(Unaudited)

Note 1 – Summary of Business and Basis of Presentation

Organization and Business

Raditaz, LLC was formed in Connecticut on February 15, 2008. On January 28, 2014, the members of Raditaz contributed their Raditaz membership interests (the “Contribution”) to CUR Media, Inc. (the “Company”) (formerly Duane Street Corp.) in exchange for approximately 10,000,000 shares of the Company’s common stock, which resulted in Raditaz being a wholly owned subsidiary of the Company. Each membership interest of Raditaz, LLC at the time of the Contribution was automatically converted into shares of CUR Media Inc.’s stock, with the result that the 39,249,885 membership interests outstanding immediately prior to the merger were converted into approximately 10,000,000 shares of common stock outstanding immediately thereafter. The Contribution is considered to be a recapitalization of the Company which has been retrospectively applied to these financial statements for all periods presented. In connection with the recapitalization, the accumulated deficit of $5,536,144 from the period from February 15, 2008 (inception) through the date of the Contribution was reclassified to additional Paid-in-Capital.

As a result of the Contribution, the Company changed its business focus to the business of Raditaz, which is to develop and commercialize a streaming music experience for listening on the web and mobile devices. The Company is currently developing CÜR, a hybrid internet radio and on-demand music streaming service.

Development Stage

The Company is considered to be a development stage company, as defined by Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 915-10, in that the Company is devoting substantially all of its efforts to establishing a new business where planned principal operations have commenced, but no significant revenues have been derived from these operations.

In addition, the Company’s developed technology may not be ready for commercialization until late 2014, if at all. The Company expects to continue to incur losses through commercialization and beyond as it anticipates significant expenditures on development, marketing and licensing content from music companies, while it attempts to grow the number of users subscribing to its service. The Company cannot predict when, if ever, it will become profitable.

Basis of Presentation

The accompanying consolidated financial statements include the activities of CUR Media, Inc. and its wholly owned subsidiary, Raditaz LLC. All intercompany transactions have been eliminated in these consolidated financial statements.

The financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP") for interim financial information and with the instructions to Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete consolidated financial statements. In the opinion of the Company's management, the financial statements include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company's financial position for the periods presented.

CÜR MEDIA, INC.
(A Development Stage Company)
Notes to Condensed Financial Statements
 For the Three Months Ended March 31, 2014 and 2013
(Unaudited)

Certain information in footnote disclosures normally included in the financial statements were prepared in conformity with accounting principles generally accepted in the United States of America and have been condensed or omitted pursuant to such principles and the financial results for the periods presented may not be indicative of the full year’s results. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in the Company’s audited financial statements as amended filed with Securities Exchange Commission on Form 8-K/A for the year ended December 31, 2013.

Use of estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant Accounting Policies

There have been no material changes in the Company’s significant accounting policies to those previously disclosed in Amendment No. 2 to the Current Report on Form 8-K the Company filed with the SEC n April 23, 2014.

Note 2 – Going Concern Uncertainty

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of the liabilities in the normal course of business and does not include any adjustments that might result from uncertainty about the Company’s ability to continue as a going concern.

The Company incurred a net loss of $2,186,112 and $323,113 in the three months ending March 31, 2014 and 2013, respectively. The Company is currently developing CÜR, a hybrid internet radio and on-demand music streaming service and has not generated material revenue from operations and anticipates needing additional capital prior to launching CÜR to execute the current operating plan. These factors raise a substantial doubt about the Company’s ability to continue as a going concern.

In connection with the Contribution, the Company completed a first closing of a private equity offering on January 28, 2014 whereby the Company raised approximately $4.075 million in proceeds prior to the deduction of expenses related to the transaction. In addition, the Company completed a second closing of a private equity offering March 14, 2014 whereby the Company raised approximately $4.635 million in proceeds prior to the deduction of expenses related to the transaction. On March 28, 2014 the Company completed a third closing of a private equity offering whereby the Company raised $970,245 in proceeds prior to the deduction of expenses related to the transaction. The new capital will be used to fund ongoing operations of the successor company. Based on management projections, the Company contemplates raising an additional $25 – 30 million prior to the planned launch of CÜR, to implement the business plan, market CÜR, provide content license costs, and working capital. This fundraising has not yet begun, and no specific terms have been set. The Company plans to launch the CÜR music streaming product and platform in late 2014.

CÜR MEDIA, INC.
(A Development Stage Company)
Notes to Condensed Financial Statements
 For the Three Months Ended March 31, 2014 and 2013
(Unaudited)

Management believes that it will be successful in obtaining sufficient financing to execute its operating plan. However, no assurances can be provided that the Company will secure additional financing or achieve and sustain a profitable level of operations. To the extent that the Company is unsuccessful in its plans, the Company may find it necessary to contemplate the sale of its assets and curtail operations.

Note 3 – Risks and Uncertainties

The Company operates in an industry that is subject to rapid technological change and intense competition. The Company’s operations are subject to significant risk and uncertainties including financial, operational, technological, content licensing, regulatory and other risks including the potential for business failure.

Note 4 – Debt Instruments

On February 28, 2012, the Company entered into a convertible promissory drawdown note (“CI Note”) with Connecticut Innovations Incorporated (“CT Innovations”) for up to $150,000. The Company received $75,000 on February 28, 2012. The CI Note bore interest at 12% per annum, was due on February 28, 2014 and included a provision whereby, after a qualified financing, as defined, CT Innovations may have converted the amount outstanding under the CI Note, including principal and accrued interest into equity securities being sold by the Company, at a 25% discount to the offering price. The note included a provision whereby the lender could, at its sole discretion, demand payment in an amount equal to two times the principal and outstanding and unpaid interest as of the demand date upon the occurrence of a liquidation event or change of control event as defined in the CI Note. The Company received an additional $75,000 in connection with the CI Note on October 26, 2012. As of December 31, 2013, the Company had $150,000 in principal recorded as Note Payable in the long-term and short-term liability section of the Company’s balance sheet. Under the terms of the agreement, the CI Note was repaid in full with accrued interest on February 28, 2014.

On June 19, 2012, the Company entered into a promissory note (“State of CT Note”) with State of Connecticut Department of Economic and Community Development (“CT DECD”) for up to $100,000. The Company received $100,000 on June 19, 2012. The State of CT Note bears interest at 2.5% per annum. Commencing on the thirteenth month following the loan date and continuing on the first day of each month thereafter principal and interest shall be payable in 48 equal, consecutive monthly installments. The full principal and all accrued interest are due and payable on June 19, 2017. The Company also received a grant of $100,000 (“DECD Grant”) from CT DECD. The DECD Grant was recorded as other income for the year ended December 31, 2012. The Company and CT DECD also entered into a security agreement whereby the State of CT Note is secured by all properties, assets and rights of the Company. As of March 31, 2014 and December 31, 2013, the Company had $56,422 and $62,755 in principal recorded as Note Payable in the long-term sections of the Company’s balance sheet, respectively and $25,146 and $25,000 in short-term liability, respectively.

CÜR MEDIA, INC.
(A Development Stage Company)
Notes to Condensed Financial Statements
 For the Three Months Ended March 31, 2014 and 2013
(Unaudited)

Note 5 – Derivative Liabilities

The warrants described in Note 8 qualify for derivative classification due to the price protection provisions on the exercise price. The initial fair value of these liabilities was recorded as an increase to derivative liabilities and a decrease in additional paid in capital as the warrants were issued in connection with the three equity raises under the private placement offerings. The fair value of these liabilities will be re-measured at the end of every reporting period and the change in fair value will be reported in the statement of operations as a gain or loss on derivative financial instruments included in other income or expenses.

The table below sets forth a summary of changes in the fair value of the Company’s Level 3 financial liabilities for the period ended March 31, 2014.

March 31, 2014

Balance at the beginning of period	$-

Addition of new derivative liabilities (warrants)	4,521,063

Change in fair value of warrants	(41,937)

Balance at the end of the period	$4,479,126

The following table summarizes the change in fair value of derivatives:

Three months ended March 31, 2014

Change in fair value of derivate liabilities during the three months ended March 31, 2014 ($41,937)

The Company uses Level 3 inputs for its valuation methodology for the warrant derivative liabilities and embedded conversion option liabilities as their fair values were determined using the Black-Scholes option pricing model based on various assumptions. The model incorporates the price of a share of the Company’s common stock, volatility, risk free rate, dividend rate and estimated life. Significant changes in any of these inputs in isolation would result in a significant change in the fair value measurement. As required, these are classified based on the lowest level of input that is significant to the fair value measurement. The weighted average per-share fair value of each Common Stock Warrant of $0.425 and $0.421 was determined on the date of grant and at March 31, 2014, respectively using the Black-Scholes pricing model using the following weighted average assumptions:

	Expected Volatility	Risk-free Interest Rate	Expected Dividend Yield	Expected Life (in years)

At Issuance	67.62%	1.59%	0%	5.00
At March 31, 2014	67.62%	1.74%	0%	4.91

CÜR MEDIA, INC.
(A Development Stage Company)
Notes to Condensed Financial Statements
 For the Three Months Ended March 31, 2014 and 2013
(Unaudited)

Note 6 – Related Party Transactions

The Company’s Chief Executive Officer paid personally certain expenses of the Company totaling $24,235 at December 31, 2013 which is reported as other current liabilities. There were no related party transactions for the period ended March, 31, 2014.

Note 7 – Common Stock

Prior to the Contribution, the Company raised $61,526 by issuing 209,755 shares of the Company’s Common Stock at a price per share of $0.29. Additionally, on January 17, 2014 the Company issued 186,091 shares of common stock for proceeds of $99,694 in connection with the exercise of warrants.

On January 28, 2014, the members of Raditaz, contributed their Raditaz membership interests to the Company in exchange for approximately 10,000,000 shares of the Company’s common stock, which resulted in Raditaz being a wholly owned subsidiary of the Company. Each membership interest of Raditaz, LLC, at the time of Contribution were automatically converted into shares of the Company’s common stock, with the result that the 39,249,885 membership interests outstanding immediately prior to the Contribution was converted into approximately 10,000,000 shares of common stock outstanding immediately thereafter.

Concurrently with the closing of the Contribution and in contemplation of the Contribution, the Company held a closing of its private placement offering (“PPO”) of 4,075,036 units of its common stock, at a price of $1.00 per unit, for gross proceeds (before deducting commissions and expenses of the PPO) of $4,075,036. Each unit was comprised of one share of common stock and a warrant to purchase one share of our common stock. Each warrant carries a term of five years. An aggregate of approximately 4,075,036 units were sold in the initial closing of the PPO with a total of approximately 4,482,540 warrants as discussed in Note 8.

On March 14, 2014, the Company consummated a second closing (the "Second Closing") of the PPO, in connection with which the Company issued and sold approximately 4,635,019 additional units, at a purchase price of $1.00 for gross proceeds (before deducting commissions and expenses of the PPO) of $4,635,019. Each unit was comprised of one share of common stock and a warrant to purchase one share of the Company’s common stock. Each warrant carries a term of five years. An aggregate of approximately 4,635,019 units were sold in the second closing of the PPO with a total of approximately 5,098,466 as discussed in Note 8.

On March 28, 2014, the Company consummated a third and final closing of the PPO, in connection with which the Company issued and sold approximately 970,245 additional Units at the PPO Price of $1.00 for gross proceeds (before deducting commissions and expenses of the PPO) of $970,245. Each unit was comprised of one share of common stock and a warrant to purchase one share of our common stock. Each warrant carries a term of five years. An aggregate of approximately 970,245 units were sold in the third and final closing of the PPO with a total of approximately 1,067,275 as discussed in Note 8.

As a result of the three closings of the PPO discussed above, a total of 9,680,300 shares of common stock were issued. Proceeds were received of approximately $8,200,000, net of costs associated with the placement of approximately $1,500,000. As of March 31, 2014, warrants entitle their holders to purchase approximately 9,680,300 shares of common stock with a term of five years and an exercise price of $2.00 per share and broker warrants entitle their holders to purchase approximately 967,981 shares of common stock with a term of five years and an exercise price of $1.00 per share.

CÜR MEDIA, INC.
(A Development Stage Company)
Notes to Condensed Financial Statements
 For the Three Months Ended March 31, 2014 and 2013
(Unaudited)

Prior to the Contribution, eleven stockholders of the Company (“Pre-Contribution Transaction Stockholders”), entered into an agreement (“Side Sale Agreement”) to which they agreed to cancel a portion of their shares after the initial PPO such that the aggregate number of shares they collectively held following such cancellation would be equal to 19.9% of the total outstanding shares of the Company’s common stock. Subsequent to the initial PPO, approximately 715,280 shares were cancelled. Terms included in the agreement discussed the issuance of additional shares to the shareholders in the event there were additional closings of the PPO following the initial closing so as to maintain their 19.9% common stock ownership position. As a result of the second and third closing, an aggregate of approximately 1,379,631 restricted shares of common stock were issued to the pre-contribution transaction stockholders. The Company recorded $1,379,631 of stock based compensation expense in connection with the issuance of the shares with a fair value per share of $1.00.

On March 25, 2014 the Company entered into a contract with a consultant pursuant to which the Company will issue shares in exchange for advisory services. Pursuant to the services agreement the Company was obligated to issue 60,000 shares of common stock as of March 25, 2014 in prepayment of services to be provided under the agreement. As of May 14, 2014, the Company had not issued any shares under this agreement.

Note 8 – Common Stock Warrants

At December 31, 2013, the Company had warrants outstanding to purchase 1,227,656 shares of the Company’s common stock at $0.54 per share. Warrants to purchase 186,091 shares of common stock were exercised on January 17, 2014 for proceeds of $99,694. Prior to the Contribution of Raditaz membership interests discussed above, the remaining warrants exercisable into 1,041,565 underlying shares were cancelled.

Concurrently with the closings of the Contribution and the private placements, discussed above, the Company issued warrants with respect to 9,680,300 underlying common shares to the investors in the PPO. Each warrant has a term of five years to purchase one share of common stock at $2.00 per share. The PPO warrants have weighted average anti-dilution and price protection, and a cashless exercise provision, which are subject to customary exceptions.

In addition, the placement agent received warrants exercisable for a period of five years to purchase a number of shares of Common Stock equal to 10% of the number of shares of common stock sold to investors introduced by it, with a per share exercise price of $1.00. As a result of the foregoing, the placement agent was issued Agent Warrants with respect to 967,981 underlying shares of the Company’s common stock.

CÜR MEDIA, INC.
(A Development Stage Company)
Notes to Condensed Financial Statements
 For the Three Months Ended March 31, 2014 and 2013
(Unaudited)

Common Stock Warrant activity during the three months ended March 31, 2014 was as follows:

	Common Warrants Outstanding
	Warrants Outstanding	Weighted-Average Exercise Price

Balance as of December 31, 2013	1,227,656	0.54
Granted	10,648,389	1.91
Cancelled/Forfeited	(1,041,565)	0.54
Exercised	(186,091)	0.54
Balance as of March 31, 2014	10,648,389	$1.91

The weighted average per-share fair value of each Common Stock Warrant of $0.42 was determined on the date of grant using the Black-Scholes pricing model (see Note 5).

Note 9 – Equity Incentive Awards

Stock Compensation Plans

In November 2008, the board of directors of the Company adopted the 2008 Restricted Stock Plan, as amended (the "2008 Plan"). The 2008 Plan provides for the issuance of restricted common shares (“options”). Common Shares reserved for issuance under the 2008 Plan as of December 31, were 1,656,053.

Under the 2008 Plan, the Company determines various terms and conditions of awards including option expiration dates (no more than ten years from the date of grant), vesting terms (generally over a four-year period), exercise price, and payment terms.

Certain of the Company’s options grants include a right to repurchase a terminated individual’s options at a repurchase price equal to the lower of the exercise price or the fair value of the restricted common stock at the termination date, during the 18 months following the termination of an individual's service with the Company, for any reason. During the year ended December 31, 2013, the Company repurchased 10,191 options. No consideration was provided for the repurchases in either year as the fair value of the restricted common stock at the termination date was estimated to be zero.

Upon closing of the Contribution (discussed above), the Board adopted, and the stockholders approved, the 2014 Equity Incentive Plan (the “2014 Plan”) which provides for the issuance of incentive awards of up to 4,000,000 shares of common stock to officers, key employees, consultants and directors.

Under the 2014 Plan, the Company determines various terms and conditions of awards including option expiration dates (no more than ten years from the date of grant), vesting terms (generally over a four-year period), exercise price, and payment terms.

CÜR MEDIA, INC.
(A Development Stage Company)
Notes to Condensed Financial Statements
 For the Three Months Ended March 31, 2014 and 2013
(Unaudited)

Stock Options

Option activity during the three months ended March 31, 2014 and for the year ended December 31, 2013 was as follows:

	Options Outstanding
	Units Authorized	Outstanding Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term

Balance as of January 1, 2014	1,656,053	1,339,728	$0.22	6.0
Additional units authorized	2,343,947
Granted		2,342,921	$1.00
Cancelled/Forfeited		-
Repurchased		-
Balance as of March 31, 2014	4,000,000	3,682,649	$0.69	9.1
Exercisable March 31, 2014		911,583	$0.21

Valuation of Awards

Under ASC 718, the weighted average grant date fair value of options granted was $0.62 for options granted for the three months ended March 31, 2014. The per-share fair value of each stock option was determined on the date of grant using the Black-Scholes model using the following weighted average assumptions:

Three Months Ended March 31, 2014
Exercise Price	1.00
Expected life (years)	6.13
Risk-free interest rate	1.61%
Expected volatility	67.62%
Expected dividend yield	0%

The expected life of options granted represents the weighted average period that the options are expected to remain outstanding. The Company determined the expected life assumption based on the Company's historical exercise behavior combined with estimates of the post-vesting holding period. Expected volatility is based on historical volatility of peer companies in the Company's industry that have similar vesting and contractual terms. The risk free interest rate is based on the implied yield currently available on U.S. Treasury issues with terms approximately equal to the expected life of the option. The Company currently has no history or expectation of paying cash dividends on its common membership interests.

CÜR MEDIA, INC.
(A Development Stage Company)
Notes to Condensed Financial Statements
 For the Three Months Ended March 31, 2014 and 2013
(Unaudited)

Stock-based Compensation Expense

As of March 31, 2014, total compensation cost related to stock options granted, but not yet recognized, was $1,508,773 which the Company expects to recognize over a weighted-average period of approximately 1.61 years. Stock-based compensation expenses related to all employee and non-employee stock-based awards were $56,671 and $36,152 for the three months ended March 31, 2014 and 2013, respectively.

Restricted Stock Awards

During 2011, the Company had issued restricted stock awards with respect to 359,640 underlying shares under the 2008 Plan. The restricted stock awards vested over a term of four years with 20% per year. As of December 31, 2013 and March 31, 2014, 221,858 and 232,687 restricted common shares were outstanding but not yet issued under these awards, respectively. The Company is obligated to issue these awards upon request by the holder of the award. During the each of the three month periods ended March 31, 2014 and 2013, the Company recorded stock based compensation of $457. As of March 31, 2014, unrecognized stock based compensation expense related to restricted stock awards granted, but not yet vested was $2,562 which the Company expects to recognize over a weighted average period of less than one year.

Note 10 – Subsequent Events:

Equity Incentive Plan

Upon closing of the Contribution, the Board adopted, and the stockholders approved, the 2014 Plan which provides for the issuance of incentive awards of up to 4,000,000 shares of the Company’s common stock to officers, key employees, consultants and directors. On April 21, 2014 the 2014 Plan was amended to increase the total number of shares of common stock reserved for issuance thereunder from 4,000,000 to 4,250,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Raditaz, LLC

We have audited the accompanying balance sheets of Raditaz, LLC (the “Company”), a development stage company, as of December 31, 2013 and 2012, and the related statements of operations, changes in stockholders’ equity (deficiency), and cash flows for each of the two years ended December 31, 2013 and the period from February 15, 2008 (inception) to December 31, 2013. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, audits of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Raditaz, LLC as of December 31, 2013 and 2012, and the results of its operations, stockholders’ equity (deficiency) and cash flows for each of the two years ended December 31, 2013 and the period from February 15, 2008 (inception) to December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the financial statements, the Company has recurring losses and a working capital deficiency.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

/s/ FRIEDMAN LLP

East Hanover, NJ

March 31, 2014

Raditaz, LLC
(A Development Stage Company)
BALANCE SHEETS

	December 31,	December 31,
	2013	2012
ASSETS

CURRENT ASSETS
Cash and Cash Equivalents	$-	$-
Prepaid Expenses	27,835	6,023
Other Current Assets	3,000	6,577
TOTAL CURRENT ASSETS	30,835	12,600

Property and Equipment, net	3,545	3,782
Intangibles and Other Assets	-	1,917

TOTAL ASSETS	$34,380	$18,299

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY

CURRENT LIABILIITES
Accounts Payable	$170,838	$211,764
Accrued Liabilities and Other Current Liabilities	236,426	58,440
Note Payable, Short-Term	175,000	9,643
TOTAL CURRENT LIABILITIES	582,264	279,847

Notes Payable, Long-Term	62,755	240,357
TOTAL LIABILITIES	645,019	520,204

STOCKHOLDERS’ DEFICIENCY
Common stock ($0.0001 par value; 9,604,164 and 6,751,335 shares issued and outstanding at December 31, 2013 and December 31, 2012, respectively)	960	675
Additional Paid-In-Capital	4,924,545	4,011,472
Deficit Accumulated During Development Stage	(5,536,144)	(4,514,052)
TOTAL STOCKHOLDERS’ DEFICIENCY	(610,639)	(501,905)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$34,380	$18,299

See accompanying notes to financial statements.

Raditaz, LLC
(A Development Stage Company)
STATEMENTS OF OPERATIONS

	For the Years Ended December 31,		Period from February 15, 2008 (Inception) to December 31,
	2013	2012	2013

REVENUES	$0	$8	$28,592

OPERATING EXPENSES
Research and Development	940,718	948,998	4,098,673
General and administrative	53,824	137,472	774,691
Impairment of Goodwill	-	-	634,799
Depreciation and amortization	4,734	20,947	125,072

TOTAL OPERATING EXPENSES	999,276	$1,107,417	5,633,235

OTHER INCOME (EXPENSE)
Interest Expense	(22,829)	(10,695)	(40,114)
Interest Income	13	285	8,613
Other Income	-	100,000	100,000

TOTAL OTHER INCOME (EXPENSE)	(22,816)	89,589	68,497

NET LOSS	$(1,022,092)	$(1,017,820)	$(5,536,144)

See accompanying notes to financial statements.

Raditaz, LLC
(A Development Stage Company)
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIENCY) Period From February 15, 2008 (Inception) to December 31, 2013

	Common Stock		Additional Paid In	Deficit Accumulated During the Development
	Shares	Amount	Capital	Stage	Total

Balance, February 15, 2008	-	$-	$-	$-	$-
Issuance of Common Stock	604,468	60	99,940		100,000
Net Loss			-	(17,487)	(17,487)
Balance, December 31, 2008	604,468	60	99,940	(17,487)	82,513

Issuance of Common Stock	1,515,185	152	1,495,485		1,495,637
Stock Compensation Expense			27,816	-	27,816
Net Loss				(998,930)	(998,930)
Balance, December 31, 2009	2,119,653	212	1,623,241	(1,016,417)	607,036

Issuance of Common Stock	1,045,684	105	1,008,246	-	1,008,351
Stock Compensation Expense			51,679	-	51,679
Net Loss			-	(1,648,082)	(1,648,082)
Balance, December 31, 2010	3,165,337	317	2,683,166	(2,664,499)	18,984

Issuance of Common Stock	1,827,778	182	696,400	-	696,581
Stock Compensation Expense			56,737	-	56,737
Net Loss			-	(831,733)	(831,733)
Balance, December 31, 2011	4,993,115	499	3,436,303	(3,496,232)	(59,431)

Issuance of Common Stock	1,758,220	176	539,445	-	539,621
Stock Compensation Expense			35,725	-	35,725
Net Loss			-	(1,017,820)	(1,017,820)
Balance, December 31, 2012	6,751,335	675	4,011,472	$(4,514,052)	(501,905)

Issuance of Common Stock	2,852,829	285	836,515		836,800
Stock Compensation Expense			76,558		76,558
Net Loss				$(1,022,092)	(1,022,092)

Balance, December 31, 2013	9,604,164	$960	$4,924,545	$(5,536,144)	$(610,639)

See accompanying notes to financial statements.

Raditaz, LLC
(A Development Stage Company)
STATEMENTS OF CASH FLOWS

	Years Ended December 31,		Period from February 15, 2008 (Inception) to December 31,
	2013	2012	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(1,022,092)	$(1,017,820)	$(5,536,144)
Adjustments to reconcile net loss to net cash provided by operating activities
Impairment of Goodwill	-	-	634,799
Depreciation and amortization	4,734	20,947	125,072
Non-cash stock compensation expense	76,558	35,724	260,569
Changes in assets and liabilities
Prepaid Expenses	(21,812)	25,274	(27,835)
Other Current Assets	3,577	(2,397)
Accounts Payable	(40,926)	190,546	170,838
Accrued Liabilities and Other Current Liabilities	177,986	(54,527)	236,427
Net cash used in operating activities	(821,974)	(802,253)	(4,136,274)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of intangible assets	-	-	(87,890)
Security Deposit	-	-	(3,000)
Purchases of property and equipment	(2,581)	(1,402)	(40,728)
Net cash used in investing activities	(2,581)	(1,402)	(131,618)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from notes payable	-	250,000	250,000
Repayment of notes payable	(12,245)		(12,245)
Proceeds from issuance of common stock	836,800	539,621	3,744,616
Proceeds from issuance of demand note	-	-	285,521
Net cash provided by financing activities	824,555	789,621	4,267,892

NET INCREASE (DECREASE) IN CASH	-	(14,034)	-

CASH, BEGINNING OF PERIOD	-	14,034	-

CASH, END OF YEAR	$-	$-	$-

SUPPLEMENTAL CASH FLOW DISCLOSURES
Conversion of demand note into common stock	-	-	285,521

Issuance of common stock for SonicSwap, Inc. acquisition	-	-	$634,799

See accompanying notes to financial statements.

Raditaz, LLC
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2013 and 2012

Note 1 – Organization and Nature of Planned Business

Raditaz, LLC (“Raditaz” or the “Company”) was formed in Connecticut on February 15, 2008. The Company was formed to develop a playlist sharing platform for the internet and mobile devices. The Company has since transitioned into a music streaming service and is developing CÜR, a hybrid internet radio and on-demand music streaming service.

On January 28, 2014, the members of Raditaz contributed their Raditaz membership interests (the “Contribution”) to CÜR Media, Inc. (formerly known as Duane Street Corp.) (“Pubco”) in exchange for approximately 10,000,000 shares of Pubco’s common stock, which resulted in Raditaz being a wholly owned subsidiary of Pubco. Each membership interest of Raditaz at the time of the Contribution was automatically converted into shares of Pubco’s common stock, with the result that the 39,249,885 Raditaz membership interests outstanding immediately prior to the Contribution were converted into approximately 10,000,000 shares of common stock outstanding immediately thereafter. The Contribution is considered to be a recapitalization of the Company which has been retrospectively applied to these financial statements for all periods presented.

Note 2 – Going Concern Uncertainty

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of the liabilities in the normal course of business and does not include any adjustments that might result from uncertainty about the Company’s ability to continue as a going concern.

The Company incurred a net loss of $1,022,092 and $1,017,820 in the years ending December 31, 2013 and 2012, respectively. As of December 31, 2013, the Company has a working capital deficit of approximately $550,000.  These matters raise reasonable doubt about the ability of the Company to continue as a going concern.

On January 28, 2014, the Company completed a contribution with a public shell company whereby all of the Company’s securities were exchanged for securities of the public shell company.  In addition, the Company completed a first closing of a private equity offering on January 28, 2014 whereby the Company raised $4.075 million in proceeds prior to the deduction of expenses related to the transaction.  In addition, the Company completed a second closing of a private equity offering March 14, 2014 whereby the Company raised $4.635 million in proceeds prior to the deduction of expenses related to the transaction.  On March 28, 2014 the Company completed a third closing of a private equity offering whereby the Company raised $970,245 in proceeds prior to the deduction of expenses related to the transaction.  The new capital will be used to fund ongoing operations of the successor company.  Based on management projections, the Company contemplates raising an additional $25-$30 million prior to the planned launch of CÜR, to implement the business plan, market CÜR, provide content license costs, and working capital.  This fundraising has not yet begun, and no specific terms have been set.  The Company plans to launch the CÜR music streaming product and platform in late 2014.

Management believes that it will be successful in obtaining sufficient financing to execute its operating plan.  However, no assurances can be provided that the Company will secure additional financing or achieve and sustain a profitable level of operations.  To the extent that the Company is unsuccessful in its plans, the Company may find it necessary to contemplate the sale of its assets and curtail operations.

Note 3 - Summary of Significant Accounting Policies

Development Stage

The Company is considered to be a development stage company, as defined by Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 915-10, in that the Company is devoting substantially all of its efforts to establishing a new business where planned principal operations have commenced, but no significant revenues have been derived from these operations.

Raditaz, LLC
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2013 and 2012

In addition, the Company’s developed technology may not be ready for commercialization until late 2014, if at all. The Company expects to continue to incur losses through commercialization and beyond as it anticipates significant expenditures on development, marketing and licensing content from music companies, while it attempts to grow the number of users subscribing to its service. The Company cannot predict when, if ever, it will become profitable.

Basis of Presentation

The financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles ("U.S. GAAP"). In the opinion of the Company's management, the financial statements include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Company's financial position for the periods presented.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Research and Development Costs

All research and development costs, including costs to develop software used in the Company’s applications, which do not meet the criteria for capitalization, are expensed when incurred. FASB ASC Topic 730 requires companies involved in research and development activities to capitalize non-refundable advance payments for such services pursuant to contractual arrangements because the right to receive those services represents an economic benefit. Such capitalized advances will be expensed when the services occur and the economic benefit is realized. There were no capitalized research and development services at December 31, 2013 or 2012.

Property and equipment

Property and equipment is recorded at cost, less accumulated depreciation and amortization. Depreciation is computed using the straight-line method based on the estimated useful lives of the assets as follows:

Servers, computers and other related equipment	3 years

Office furniture and equipment	3-5 years

Leasehold improvements	Shorter of the estimated useful life of 5 years or the lease term

Property and equipment is reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If property and equipment are considered to be impaired, the impairment to be recognized equals the amount by which the carrying value of the asset exceeds its fair market value.

Raditaz, LLC
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2013 and 2012

Recently Issued Accounting Standards

There have been no recent accounting pronouncements or changes in accounting pronouncements during the year ended December 31, 2013, that are of material significance, or have potential material significance to the Company.

Income Taxes

The Company has elected under the Internal Revenue Code and similar provision of the Connecticut income tax law, to be a Limited Liability Company. Under those provisions, the Company does not pay corporate income taxes on its taxable income (other than income taxes computed on excess net passive income). Instead, the shareholders are liable for individual federal and state income taxes on their proportionate share of the Company’s taxable income or loss.

Stock Compensation

Stock-based payments made to employees, including grants of stock options, are recognized in the statements of operations based on their estimated fair values. The Company recognizes stock-based compensation for awards granted that are expected to vest, on a straight-line basis using the single-option attribution method over the service period of the award, which is generally four years. The Company generally estimates the fair value of employee stock options using the Black-Scholes valuation model. The determination of the fair value of a stock-based award is affected by the deemed fair value of the underlying share price on the grant date, as well as other assumptions including the risk-free interest rate, the estimated volatility of the Company's stock price over the term of the award, the estimated period of time that the Company expects employees to hold their stock options and the expected dividend rate.

Stock-based payments made to non-employees, including grants of stock options, are recognized in the statements of operations based on their estimated fair values. The fair value of these options will be re-measured on each reporting date until the options vest. The re-measured fair value will be recognized as compensation expense over the remaining vesting term of the options.

Uncertain Tax Positions

The Company applies the provisions of FASB ASC 740-10, Accounting for Uncertain Tax Positions, which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The standard also provides guidance on de-recognition, classification, interest and penalties, and accounting in interim periods, disclosure and transitions.

The Company has concluded that there are no significant uncertain tax positions requiring recognition in the accompanying financial statements. The tax period that is subject to examination by major tax jurisdictions is from December 31, 2009 through December 31, 2012, for which the tax returns have been filed.

Raditaz, LLC
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2013 and 2012

In the event the Company was to receive an assessment for interest and/or penalties, it will be classified in the financial statements as selling, general and administrative expense when assessed.

Fair Value of Financial Instruments

Generally accepted accounting principles require disclosing the fair value of financial instruments to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

In assessing the fair value of financial instruments, the Company uses a variety of methods and assumptions, which are based on estimates of market conditions and risks existing at the time. For certain instruments, including cash and cash equivalents, accounts payable, and accrued expenses, it was estimated that the carrying amount approximated fair value because of the short maturities of these instruments. All debt is based on current rates at which the Company could borrow funds with similar remaining maturities and approximates fair value.

GAAP establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use on unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy is described below:

Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

Level 3: Unobservable inputs are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

Note 4 – Risks and Uncertainties:

The Company operates in an industry that is subject to rapid technological change and intense competition. The Company’s operations are subject to significant risk and uncertainties including financial, operational, technological, content licensing, regulatory and other risks including the potential for business failure.

Raditaz, LLC
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2013 and 2012

Note 5 - Property and Equipment

Property and equipment consisted of the following:

	For the Year Ended December 31,
	2013	2012

Servers, computers and other related equipment	$25,214	$22,634
Office furniture	5,374	5,374
Leasehold Improvements	10,139	10,139
Total property and equipment	40,727	38,147

Less accumulated depreciation	37,182	34,365

Total Property and Equipment	3,545	3,782

Depreciation expenses totaled $2,817 and $3,369 for the years ended December 31, 2013 and 2012, respectively. No impairments of property and equipment occurred or were recognized during the fiscal years ended December 31, 2013 and 2012.

Note 6 - Debt Instruments

On February 28, 2012, the Company entered into a convertible promissory drawdown note (“CI Note”) with Connecticut Innovations Incorporated (“CT Innovations”) for up to $150,000. The Company received $75,000 on February 28, 2012. The CI Note bears interest at 12% per annum, is due on February 28, 2014 and includes a provision whereby, after a qualified financing, as defined, CT Innovations may convert the amount outstanding under the CI Note, including principal and accrued interest into equity securities being sold by the Company, at a 25% discount to the offering price. No such qualified financing has occurred as of December 31, 2013. The note includes a provision whereby the lender can, at its sole discretion, demand payment in an amount equal to two times the principal and outstanding and unpaid interest as of the demand date upon the occurrence of a liquidation event or change of control event as defined in the CI Note. The Company received an additional $75,000 in connection with the CI Note on October 26, 2012. As of December 31, 2013 and 2012, the Company had $150,000 in principal recorded as Note Payable in the long-term and short-term liability section of the Company’s balance sheet, respectively. The CI Note is secured by a first priority security interest on all assets of the Company. Under the terms of the agreement, the CI Note was repaid in full with accrued interest on February 28, 2014.

On June 19, 2012, the Company entered into a promissory note (“State of CT Note”) with State of Connecticut Department of Economic and Community Development (“CT DECD”) for up to $100,000. The Company received $100,000 on June 19, 2012. The State of CT Note bears interest at 2.5% per annum. Commencing on the thirteenth month following the loan date and continuing on the first day of each month thereafter principal and interest shall be payable in 48 equal, consecutive monthly installments. The full principal and all accrued interest are due and payable on June 19, 2017. The Company also received a grant of $100,000 (“DECD Grant”) from CT DECD. The DECD Grant was recorded as other income for the year ended December 31, 2012. The Company and CT DECD also entered into a security agreement whereby the State of CT Note is secured by all properties, assets and rights of the Company. As of December 31, 2013 and 2012, the Company had $62,755 and $90,357 in principal recorded as Note Payable in the long-term sections of the Company’s balance sheet, respectively and $25,000 and $9,643 in short-term liability, respectively.

Raditaz, LLC
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2013 and 2012

Note 7 – Related Party Transactions:

The Company’s Chief Executive Officer paid personally certain expenses of the Company totaling $24,235 at December 31, 2013 and $10,421 at December 31, 2012, which is reported as other current liabilities.

Note 8 – Common Stock Warrants

As of December 31, 2013 and 2012, the Company had warrants outstanding to purchase 1,218,215 shares of the Company’s common stock at $0.544 per common share. Common Stock Warrant activity during the years ended December 31, 2013 and 2012 was as follows:

	Common Stock Warrants Outstanding
	Warrants Outstanding	Weighted-Average Exercise Price

Balance as of December 31, 2010	500,794	$0.54
Granted	717,421	0.54
Cancelled/Forfeited	-	-
Exercised	-	-
Balance as of December 31, 2011	1,218,215	0.54
Granted	-	-
Cancelled/Forfeited	-	-
Exercised	-	-
Balance as of December 31, 2012	1,218,215	0.54
Granted	-	-
Cancelled/Forfeited	-	-
Exercised	-	-
Balance as of December 31, 2013	1,218,215	$0.54

Raditaz, LLC
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2013 and 2012

The per-share fair value of each Common Stock Warrant was determined on the date of grant using the Black-Scholes pricing model using the following weighted average assumptions:

Year Ended December 31,
2011
Exercise price	$0.54
Expected life (years)	10
Risk-free interest rate	2.21%
Expected volatility	75.00%
Expected dividend yield	0%

On July 10, 2010, the Company issued a warrant for 9,442 of the Company’s Common Stock exercisable for $4.53 per common share.

Prior to January 28, 2014, the Common Stock Warrants detailed above were either exercised or cancelled. These transactions are discussed in Note 12 - Subsequent Events.

Note 9 – Common Stock

During 2013, the Company raised $836,800 by issuing 2,852,829 shares of the Company’s Common Stock at a price per share of $0.29332.

During 2012, the Company raised $539,621 by issuing 740,160 shares of the Company’s Common Stock at a price per share of $0.29332 and 1,018,060 shares of the Company’s Common Stock at a price per share of $0.31679.

Each common share has the right to one vote per share. The holders of common shares are also entitled to receive dividends as and when declared by the board of directors of the Company, whenever funds are legally available.

Note 10 - Stock-based Compensation Plans and Awards

Stock Compensation Plans

In November 2008, the board of directors of the Company adopted the 2008 Restricted Units Plan, as amended (the "2008 Plan"). The 2008 Plan provides for the issuance of restricted common shares (“options”). Common Shares reserved for issuance under the 2008 Plan as of December 31, 2013 and 2012 were 1,656,053.

Raditaz, LLC
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2013 and 2012

Under the 2008 Plan, the Company determines various terms and conditions of awards including option expiration dates (no more than ten years from the date of grant), vesting terms (generally over a four-year period), exercise price, and payment terms.

Certain of the Company’s options grants include a right to repurchase a terminated individual’s options at a repurchase price equal to the lower of the exercise price or the fair value of the stock options at the termination date, during the 18 months following the termination of an individual's service with the Company, for any reason.  During the years ended December 31, 2013 and 2012, the Company repurchased 10,191 and 32,455, respectively. No consideration was provided for the repurchases in either year as the fair value of stock options at the termination date was estimated to be zero.

Options

Option activity during the years ended December 31, 2013 and 2012 was as follows:

	Options Outstanding
	Options Authorized	Outstanding Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term

Balance as of January 1, 2012	764,332	723,979	$0.16	6.2
Additional options authorized	891,721
Granted		917,199	$0.04
Cancelled/Forfeited		(40,764)	$0.04
Repurchased		(32,455)	$0.12
Balance as of December 31, 2012	1,656,053	1,567,958	$0.12	6.3
Exercisable December 31, 2012		581,062	$0.12
Additional options authorized
Granted		126,948	$0.71
Cancelled/Forfeited		(28,662)	$0.04
Repurchased		(10,191)	$0.35
Balance as of December 31, 2013	1,656,053	1,656,053	$0.31	6.0
Exercisable December 31, 2013		1,108,402	$0.47

Raditaz, LLC
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2013 and 2012

Summary information regarding the options outstanding and exercisable at December 31, 2013 is as follows:

	Outstanding			Exercisable
Range of Exercise Prices	Number Outstanding (in shares)	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable (in shares)	Weighted Average Exercise Price

$-	316,331	7.69	-	221,863	-

.04 -.60	1,131,982	8.30	0.04	691,735	0.04

.61 – 1.20	149,475	7.93	0.94	137,177	0.94

1.21 – 1.77	58,265	6.01	1.77	57,626	1.77
	1,656,053			1,108,401

Valuation of Awards

Under ASC 718, the weighted average grant date fair value of options granted was $0.71 and $0.04 for options granted in 2013 and 2012, respectively. The per-share fair value of each option was determined on the date of grant using the Black-Scholes model using the following weighted average assumptions:

	Fiscal Year Ended December 31,
	2013	2012
Exercise Price	0.43	0.04
Expected life (years)	6.40	6.25
Risk-free interest rate	1.30%	0.75%
Expected volatility	71.98%	75.25%
Expected dividend yield	0%	0%

The expected life of options granted represents the weighted average period that the options are expected to remain outstanding. The Company determined the expected life assumption based on the Company's historical exercise behavior combined with estimates of the post-vesting holding period. Expected volatility is based on historical volatility of peer companies in the Company's industry that have similar vesting and contractual terms. The risk free interest rate is based on the implied yield currently available on U.S. Treasury issues with terms approximately equal to the expected life of the option. The Company currently has no history or expectation of paying cash dividends on its common stock.

Raditaz, LLC
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2013 and 2012

Options to Non-Employees

The per-share fair value of options granted to non-employees is determined on the date of grant using the Black-Scholes option pricing model with the same assumptions as those used for employee awards with the exception of expected term. The expected term for non-employee awards is the contractual term of 10 years.

As of December 31, 2013 and 2012 a total of 234,968 options issued to non-employees were outstanding and 172,550 and 112,106, respectively, were vested.

During the years ended December 31, 2013 and 2012, the Company recorded $3,210 and $15,628, respectively, in stock-based compensation expenses related to option grants made to non-employees. As of December 31, 2013, total compensation cost related to stock options granted to non-employees but not yet recognized, was $10,470 which the Company expects to recognize over a weighted-average period of approximately 0.5 years. The fair value of these options will be re-measured each reporting date until the options vest. The re-measured fair value will be recognized as compensation expense over the remaining vesting term of the options.

Stock-based Compensation Expense

As of December 31, 2013, total compensation cost related to stock options granted, but not yet recognized, was $89,422 which the Company expects to recognize over a weighted-average period of approximately 1.8 years. Stock-based compensation expenses related to all employee and non-employee stock-based awards for the years ended December 31, 2013 and 2012 was as follows:

	For the Year Ended December 31,
	2013	2012
Stock-based compensation expenses
Research and Development	$26,730	$17,325
General and Administrative	49,828	18,399

Total stock-based compensation	$76,558	$35,724

Note 11 – Claim Settlement

On April 12, 2011 a claim was made and a lawsuit was filed by a former employee of the Company that the Company owed the individual compensation in the amount of $80,000 as a result of the former employee’s termination. The claim and the lawsuit were settled in February of 2012 for $75,000 whereby the plaintiff released the Company from any and all liability.

Note 12 – Subsequent Events:

The Company’s management has evaluated the effects of events occurring subsequent to December 31, 2013 and through the date these financial statements were available to be issued, and has determined that no events have occurred that would require adjustment to, or disclosure in, the accompanying financial statements, except as described below.

Raditaz, LLC
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2013 and 2012

Preferred and Common Membership Warrants:

Warrants to purchase 722,426 Series AAA Preferred Membership Interests (186,091 common shares as adjusted for the recapitalization) were exercised on January 17, 2014 for proceeds of $99,695. Prior to the Contribution of Raditaz membership interests discussed below, the remaining warrants exercisable into Series AAA Preferred Membership Interests for 4,006,816 underlying interests (1,032,123 common shares as adjusted for the recapitalization) and warrants exercisable into Common Membership Interests for 95,000 underlying interests (9,442 common shares as adjusted for the recapitalization) were cancelled.

Contribution of Raditaz Membership Interests

On January 28, 2014, the members of Raditaz, contributed their Raditaz membership interests (the “Contribution”) to Duane Street Corp. in exchange for approximately 10,000,000 shares of Duane Street Corp.’s common stock, which resulted in Raditaz being a wholly owned subsidiary of Duane Street Corp. Each membership interest of Raditaz, LLC at the time of the Contribution was automatically converted into shares of Duane Street Corp. common stock, with the result that the 39,249,885 membership interests outstanding immediately prior to the Contribution were converted into approximately 10,000,000 shares of common stock outstanding immediately thereafter.

As a result of the Contribution, Duane Street Corp. discontinued its pre-Contribution business and acquired the business of the Company and will continue the existing business operations of the Company as a publicly-traded company.

Concurrently with the closing of the Contribution and in contemplation of the Contribution, the Company held a closing of its private placement offering (“PPO”) of 4,075,036 units of its common stock, at a price of $1.00 per unit, for gross proceeds (before deducting commissions and expenses of the PPO) of $4,075,036. Each unit purchased included one five-year warrant to purchase one share of common stock at $2.00 per share for a term of five years. Investors in the units have weighted average anti-dilution protection with respect to the shares of common stock included in the units if within 24 months after the final closing of the PPO the Company issues additional shares of common stock, or common stock equivalents (subject to customary exceptions, including but not limited to issuances of awards under the Company’s 2014 Plan) for consideration per share less than $1.00. The PPO warrants have weighted average anti-dilution and price protection, and a cashless exercise provision, which are subject to customary exceptions. The closing of this PPO and the closing of the Contribution were conditioned upon each other.

The PPO was made to certain accredited investors and non-U.S. Persons for a minimum of $4,000,000 through the sale of 4,000,000 units, and a maximum of $7,000,000 through the sale of 7,000,000 units. Each unit is comprised of one share of common stock and a warrant to purchase one share of common stock for a term of five years. The initial PPO included an additional 1,000,000 unit over-allotment to be sold for $1,000,000 in the event the PPO was oversubscribed

The PPO was conducted on a “best efforts” basis. Duane Street agreed to pay the placement agent in the offering, Gottbetter Capital Markets, LLC., a registered broker-dealer, a cash commission of 10% of the gross funds raised from investors in the PPO. In addition, the placement agent received warrants exercisable for a period of ten (10) years to purchase a number of shares of Common Stock equal to 10.0% of the number of shares of common stock sold to investors introduced by it, with a per share exercise price of $1.00. The Company was also required to reimburse the placement agent $25,000 for legal expenses incurred in connection with the PPO.

Raditaz, LLC
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2013 and 2012

As a result of the foregoing, the placement agent, and its sub-agent, was paid an aggregate commission of $407,504 and was issued warrants to purchase 407,503 shares of the Company’s common stock. The net proceeds received from the PPO of $3,256,782 after deducting estimated placement agent commissions and other offering expenses.

Effective as of March 13, 2014, the Company increased the over-allotment option (the "Over-Allotment Option") for the PPO from 1,000,000 units of its securities to 3,000,000 units, such that the maximum aggregate number of units that may be sold in the PPO, including the Over-Allotment Option, is 10,000,000 units.

On March 14, 2014, the Company consummated a second closing (the "Second Closing") of the PPO, in connection with which the Company issued and sold approximately 4,635,019 additional units, at a purchase price of $1.00 for gross proceeds (before deducting commissions and expenses of the PPO) of $4,635,019. Each unit purchased included one five-year warrant to purchase one share of common stock at $2.00 per share.

As a result of the foregoing, the net proceeds received from the PPO were $4,088,886 after deducting estimated placement agent commissions and other offering expenses. The Company paid the placement agent, and its sub-agent, cash commissions of an aggregate of 10% of funds raised, and issued to it, and its sub-agent, warrants to purchase a number of shares of Common Stock equal to an aggregate of 10% of the number of shares of Common Stock included in the Units sold in the PPO, with a term of five (5) years and an exercise price of $1.00 per share.

On March 28, 2014, the Company consummated a third and final closing of the PPO, in connection with which the Company issued and sold 970,300 additional Units at the PPO Price of $1.00 for gross proceeds (before deducting commissions and expenses of the PPO) of $970,245. Each unit purchased included one five-year warrant to purchase one share of common stock at $2.00 per share.

The placement agent for the PPO, and its sub-agent, were paid an aggregate commission of approximately $97,030 and were issued warrants to purchase an aggregate of approximately 97,030 shares of the Company's Common Stock, with a term of five (5) years and an exercise price of $1.00.

Thomas Brophy Employment Agreement

On January 28, 2014, Duane Street entered into an Employment Agreement (the “Employment Agreement”) with Thomas Brophy, pursuant to which he will serve as the Company's President, Chief Executive Officer, interim Chief Financial Officer and Treasurer. The Employment Agreement has an initial term through December 31, 2015, which term shall be automatically extended for successive one-year periods unless terminated by either party on at least three months’ advance written notice. In consideration for his services, Mr. Brophy will earn an initial annual base annual salary of $250,000 (“Base Salary”), and is entitled to receive a minimum annual bonus in amount of $50,000 (“Annual Bonus”).

In the event of Mr. Brophy’s death or Disability, as such term is defined in the Employment Agreement, the Company will pay him for any unreimbursed expenses incurred, accrued but unpaid then current Base Salary and Annual Bonus and other accrued but unpaid employee benefits as provided in the Employment Agreement, in each case through the date of termination (the “Accrued Amounts”), for a period of six months following such death or Disability.

If Mr. Brophy’s employment is terminated by the Company for a reason other than Cause, as such term is defined in the Employment Agreement, or by Mr. Brophy for Good Reason, as such term is defined in the Employment Agreement, and subject to Mr. Brophy's compliance with other terms of the Employment Agreement, then the Company will pay him (i) the Accrued Amounts, (ii) a lump sum payment equal to eighteen (18) months’ Base Salary, which payment will be made on the 60th day following the date of termination, and (iii) if Mr. Brophy elects to continue his medical coverage under COBRA, the Comapny shall pay for coverage under COBRA for eighteen (18) months following the date of termination.

Raditaz, LLC
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2013 and 2012

If Mr. Brophy voluntarily terminates the Employment Agreement, or the Company terminate his employment for Cause, than he shall be entitled to receive the Accrued Amounts.

The Employment Agreement contains non-competition, non-solicitation and confidentiality covenants of Mr. Brophy.

John A. Lack Consulting Agreement

On January 28, 2014, the Company entered into a Consulting Agreement with John A. Lack, Chairman of the Company's Board (the “Consulting Agreement”), pursuant to which Mr. Lack will provide strategic advisory services to the Company on an independent contractor basis. The Consulting Agreement has a term of 12 months. The services to be provided by Mr. Lack include, but are not limited to, the following:

●	Assist with the development and execution of the Company’s brand, marketing and sales strategies;

●	Assist with development of the design of the user interface and user experience of Company’s applications, including (amongst others) the Company’s music streaming application;

●	Use existing relationships with music companies, including Universal Music Group, Sony Music Entertainment, Warner Music Group (among others) to negotiate licensing arrangements for the Company;

●	Advise on the selection and hire of senior executives for the Company; and

●	Assist the Company in its financing activities.

In connection with the Consulting Agreement, the Company is paying Mr. Lack at the annual rate of $125,000 payable in equal monthly installments. The Company also granted him 4-year non-statutory stock options to purchase 400,000 shares of the Company's Common Stock, exercisable, upon vesting, at a price of $1.00 per share. Mr. Lack shall also be entitled to receive 4-year options to purchase up to an additional 400,000 shares of the Company's Common Stock at a purchase price based upon value of the Company's Common Stock on the date of grant, which shall be granted upon the achievement of certain milestones of the Company to be determined by the Company's Board.

CÜR Media, Inc.

21,708,400 Shares of Common Stock

________________________

PROSPECTUS
________________________

_________ ___, 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Set forth below is an estimate (except for registration fees, which are actual) of the approximate amount of the fees and expenses payable by us in connection with the issuance and distribution of the shares of our common stock. The selling stockholders will not be responsible for any of the expenses of this offering.

EXPENSE	AMOUNT

SEC Registration fee	$4,894
Accounting fees and expenses	$10,000
Legal fees and expenses	$100,000
Miscellaneous	$25,000
Total	$139,894

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation — a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Pursuant to our Amended and Restated Certificate of Incorporation, to the fullest extent permitted by the DGCL, as it now exists, and as it may hereafter be amended, no director of the Company shall be personally liable to the Company or any of its stockholders for monetary damages for breach of fiduciary duty as a director; provided; however, that nothing contained in Amended and Restated Certificate of Incorporation shall eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to the provisions of Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Further, the Company shall, to the fullest extent permitted by the DGCL, as the same may be amended and supplemented, indemnify any person who is or was a director or officer of the Company from and against any and all of expenses, judgments, fines and amounts paid in settlement actually or reasonably incurred in connection with the matters referred to in or covered by Section 145 of the DGCL. In addition, the Company shall, to the fullest extent permitted by the DGCL, advance all costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by any director or officer within 20 days of presentation of same to the Company, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, arising out of such person’s services or status as a director or officer of the Company, so long as the Company receives from such director or officer an unsecured undertaking to repay such costs and expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Company. The indemnification and right to advancement of expenses provided for in the Amended and Restated Certificate of Incorporation shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement may be entitled under any Bylaws of the Company, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. The Company may, to the extent authorized from time to time by the Board, grant rights to indemnification and to advancement of expenses to any employee or agent of the Company up to the extent that the provisions of the Amended and Restated Certificate of Incorporation permit the indemnification and advancement of expenses of directors and officers of the Company. Any repeal or modification of our Amended and Restated Certificate of Incorporation shall not adversely affect any right to indemnification or to advancement of expenses of any person existing at the time of such repeal or modification with respect to any matters occurring prior to such repeal or modification.

Pursuant to our Bylaws, the Company shall, to the maximum extent and in the manner permitted by the DGCL as it now exists or may hereafter be amended, indemnify any person against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit, or proceeding in which such person was or is a party or is threatened to be made a party by reason of the fact that such person is or was a director or officer of the Company. For purposes of the Bylaws, a "director" or "officer" of the Company shall mean any person (i) who is or was a director or officer of the Company, (ii) who is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (iii) who was a director or officer of a corporation which was a predecessor corporation of the Company or of another enterprise at the request of such predecessor corporation. Further, the Company shall be required to indemnify a director or officer in connection with an action, suit, or proceeding (or part thereof) initiated by such director or officer only if the initiation of such action, suit, or proceeding (or part thereof) by the director or officer was authorized by the Board. In addition, the Company shall pay the expenses (including attorney's fees) incurred by a director or officer of the Company entitled to indemnification hereunder in defending any action, suit or proceeding referred to in the relevant sections of the Bylaws in advance of its final disposition; provided, however, that payment of expenses incurred by a director or officer of the Company in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should ultimately be determined that the director of officer is not entitled to be indemnified under the Bylaws or otherwise. The rights conferred on any person by the Bylaws shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of our Amended and Restated Certificate of Incorporation, the Bylaws, agreement, vote of the stockholders or disinterested directors or otherwise. Any repeal or modification of the relevant sections of the Bylaws shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

We have obtained policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 15. Recent Sales of Unregistered Securities.

Sales of Common Stock by the Company Prior to the Contribution

On December 31, 2011, the Company issued an aggregate of approximately 24,755,859 shares of Common Stock (the “Founder Shares”) to its former officers and directors, for an aggregate purchase price $19,500. All of the Founder Shares were cancelled in connection with the Split-Off.

The issuance of the Founder Shares was exempt from registration under Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. None of Founder Shares were sold through an underwriter and, accordingly, there were no underwriting discounts or commissions involved.

Securities Issued in Connection with the PPO

On January 28, 2014, we consummated the Initial Closing of our PPO, pursuant to which we sold an aggregate of approximately 4,075,036 Units, each Unit comprised of one (1) share of our Common Stock and a PPO Warrant to purchase one (1) share of our Common Stock at an exercise price of $2.00 per share for a term of five (5) years, for gross proceeds of approximately $4,075,036 (before deducting placement agent fees and expenses of the PPO estimated at approximately $818,254).

The placement agent for the PPO and its sub-agent were paid an aggregate commission of approximately $407,504 and were issued 407,503 Broker Warrants to purchase shares of our Common Stock at an exercise price of $1.00 per share for a term of five (5) years.

On March 14, 2014, we consummated a Second Closing of the PPO, in connection with which we issued and sold approximately 4,635,019 additional Units, each Unit comprised of one (1) share of our Common Stock and a PPO Warrant to purchase one (1) share of our Common Stock at an exercise price of $2.00 per share for a term of five (5) years, for gross proceeds of approximately $4,635,019 (before deducting placement agent fees and expenses of the PPO estimated at approximately $546,132).

The placement agent for the PPO and its sub-agent were paid an aggregate commission of approximately $463,447 and were issued 463,501 Broker Warrants to purchase shares of our Common Stock at an exercise price of $1.00 per share for a term of five (5) years.

On March 28, 2014, we consummated a Third Closing of the PPO, in connection with which we issued and sold 970,300 additional Units, each Unit comprised of one (1) share of our Common Stock and a PPO Warrant to purchase one (1) share of our Common Stock at an exercise price of $2.00 per share for a term of five (5) years, for gross proceeds of approximately $970,245 (before deducting placement agent fees and expenses of the PPO estimated at approximately $165,012).

The placement agent for the PPO and its sub-agent were paid an aggregate commission of approximately $97,030 and were issued approximately 97,030 Broker Warrants to purchase shares of our Common Stock at an exercise price of $1.00 per share for a term of five (5) years.

The PPO, and the issuance of the shares of Common Stock and warrants in connection therewith, including the PPO Warrants and Broker Warrants, were exempt from registration under Section 4(a)(2) of the Securities Act, in reliance upon the exemptions provided by Rule 506 of Regulation D and/or Regulation S promulgated by the SEC thereunder. The PPO was sold to “accredited investors,” as defined in Regulation D.

Additional information concerning the PPO and the terms of our Common Stock, PPO Warrants and Broker Warrants is presented above under “Description of Securities.”

Shares of Common Stock Issued in Connection with the Contribution

On January 28, 2014, pursuant to the terms of the Contribution Agreement, all of the outstanding membership interests of CÜR Media, LLC were exchanged for approximately 10,000,000 shares of our Common Stock.

The Contribution, and the issuance of the shares of Common Stock in connection therewith, were exempt from registration under Section 4(a)(2) of the Securities Act as not involving any public offering. None of the securities were sold through an underwriter and, accordingly, there were no underwriting discounts or commissions involved.

Grants of Options to Purchase Common Stock

In connection with the Contribution, outstanding options to purchase 6,500,000 restricted common units of CÜR Media, LLC were exchanged for an aggregate of (i) approximately 1,339,722 non-statutory stock options to purchase shares of our Common Stock at an average exercise price of approximately $3.63 per share, and (ii) approximately 316,331 restricted stock awards (of which approximately 221,863 were fully vested and represent approximately 221,863 issued and outstanding shares of our Common Stock), under our 2014 Plan.

In addition, following the consummation of the Contribution, we have granted non-statutory stock options to purchase an aggregate of approximately 2,442,921 shares of our Common Stock to certain employees, officers, directors and consultants under the 2014 EIP, at an exercise price of $1.00 per share, a price equal to the PPO Price.

These transactions were exempt from the registration under Rule 701 under the Securities Act as transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under Rule 701 or under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering.

Shares of Common Stock Issued to Pre-Contribution Stockholders

In connection with the Second Closing and Third Closing of the PPO, we issued to the Pre-Contribution Transaction Stockholders an aggregate of approximately 1,379,631 restricted shares of our Common Stock. These Adjustment Shares were issued pursuant to our agreement to issue additional shares of Common Stock to the Pre-Contribution Transaction Stockholders, so that their pro forma percentage ownership remains 19.9%; provided, however, that (i) if we issue additional shares of Common Stock subsequent to the Initial Closing of the PPO and prior to, or in conjunction with, the final closing of the PPO, outside of the PPO issuances, such non-PPO share issuances will not serve to increase the number of shares of Common Stock issuable by reason of the 19.9% maintenance provision, and (ii) any Adjustment Shares issued to the Pre-Contribution Transaction Stockholders shall be restricted shares of the Company, subject to registration by the Company in the Registration Statement.

The issuance of the Adjustment Shares in connection with this transaction, was exempt from registration under Section 4(a)(2) of the Securities Act as not involving any public offering. None of the securities were sold through an underwriter and, accordingly, there were no underwriting discounts or commissions involved.

Sales of Unregistered Securities of CÜR Media, LLC

Since its formation on February 15, 2008, CÜR Media, LLC sold and issued, in private placement offerings exempt from registration requirements:

•	5,747,640 Common Units, for an aggregate purchase of $311,493;

•	3,101,232 Series A Preferred Units, for an aggregate purchase price of $1,299,263;

•	1,504,648 Series AA Preferred Units, for an aggregate purchase price of $686,068;

•	10,180,910 Series AAA Preferred Units, for an aggregate purchase price of 1,023,746;

•	3,952,260 Series AAAA Preferred Units, for an aggregate purchase price of $322,515; and

•	14,763,195 Series A5 Preferred Units, for an aggregate purchase price $1,115,432.

The proceeds from these sales of unregistered securities were used to fund the business of CÜR Media, LLC. At the effective time of the Contribution, all 39,249,885 outstanding CÜR Media, LLC limited liability company membership interests were exchanged for approximately 10,000,000 restricted shares of the Company’s Common Stock.

On July 10, 2010, CÜR Media, LLC issued a warrant to purchase 95,000 of its Common Units, exercisable for $0.45 per membership interest and with a term of 7 years. Also, in connection with the sale of CÜR Media, LLC’s Series AAA Preferred Units in 2010 and 2011, CÜR Media, LLC issued warrants to purchase an aggregate of 4,729,242 Series AAA Preferred Units at $0.138 per membership interest with a term of 10 years. Prior to the Contribution, the outstanding warrants to purchase (i) all 95,000 CÜR Media, LLC Common Units, and (ii) all 4,729,242 CÜR Media, LLC Series AAA Preferred Units, were either exercised or cancelled.

On February 28, 2012, CÜR Media, LLC entered into the CII Convertible Note with CT Innovations for up to $150,000. CÜR Media, LLC received $75,000 on February 28, 2012. The CII Convertible Note bore interest at 12% per annum, was due on February 28, 2014, and included a provision whereby, after a qualified financing, as defined, CT Innovations could have converted the amount outstanding under the CII Convertible Note, including principal and accrued interest into equity securities being sold by the Company, at a 25% discount to the offering price. The CII Convertible Note included a provision whereby the lender could have, at its sole discretion, demanded payment in an amount equal to two times the principal and outstanding and unpaid interest as of the demand date upon the occurrence of a liquidation event or change of control event as defined in the CII Convertible Note. CÜR Media, LLC received an additional $75,000 in connection with the CI Note on October 26, 2012. We fully paid off the CII Convertible Note on February 28, 2014.

On June 19, 2012, CÜR Media, LLC entered into a promissory note (“State of CT Note”) with State of Connecticut Department of Economic and Community Development (“CT DECD”) for up to $100,000. CÜR Media, LLC received $100,000 on June 19, 2012. The State of CT Note bears interest at 2.5% per annum. Commencing on the thirteenth month following the loan date and continuing on the first day of each month thereafter principal and interest shall be payable in 48 equal, consecutive monthly installments. The full principal and all accrued interest are due and payable on June 19, 2017. CÜR Media, LLC and CT DECD also entered into a security agreement whereby the State of CT Note is secured by all properties, assets and rights of CÜR Media, LLC.

Each of these issuances was exempt from registration under Section 4(a)(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. None of these securities were sold through an underwriter and, accordingly, there were no underwriting discounts or commissions involved.

Item 16. Exhibits and Financial Statement Schedules.

The following exhibits are filed as part of this registration statement.

In reviewing the agreements included (or incorporated by reference) as exhibits to this registration statement, please remember that they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements. The agreements may contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about us may be found elsewhere in this registration statement and our other public filings, which are available without charge through the SEC’s website at http://www.sec.gov.

Exhibit Number	Description

2.1
Contribution Agreement, dated as of January 28, 2014, by and among the Registrant, CÜR Media, LLC, and the holders of a majority of CÜR Media, LLC’s membership interests (incorporated by reference from Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2014)

3.1	Certificate of Incorporation of the Registrant (incorporated by reference from Exhibit 3.1 to the Registrant’s Form S-1, File Number 333-183760, filed with the SEC on September 7, 2012)
3.2	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference from Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2014)
3.3	By-Laws of the Registrant (incorporated by reference from Exhibit 3.2 to the Registrant’s Form S-1, File Number 333-183760, filed with the SEC on September 7, 2012)
4.1	Form of PPO Warrant of the Registrant (incorporated by reference from Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2014)
4.2	Form of Broker Warrant of the Registrant (incorporated by reference from Exhibit 4.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2014)
5.1*	Legal Opinion of Gottbetter & Partners, LLP
10.1
Split-Off Agreement, dated as of January 28, 2014, by and among the Registrant, Peretz Yehudah Aisenstark and Yair Shofel, and Duane Street Split Corp., the Registrant’s wholly owned Delaware subsidiary (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2014)

10.2
General Release Agreement, dated as of January 28, 2014, by and among the Registrant, Peretz Yehudah Aisenstark and Yair Shofel, and Duane Street Split Corp., the Registrant’s wholly owned Delaware subsidiary (incorporated by reference from Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2014)

10.3
Indemnification Share Escrow Agreement, dated January 28, 2014 by and among the Registrant, Thomas Brophy, and Gottbetter & Partners, LLP, as escrow agent (incorporated by reference from Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2014)

10.4
Form of Lock-Up Agreement between the Registrant and the officers, directors and 10% stockholders of the registrant party thereto (incorporated by reference from Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2014)

10.5
Form of Securities Purchase Agreement between the Registrant and the investors party thereto (incorporated by reference from Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2014)

10.6
Revised Form of Securities Purchase Agreement between the Registrant and the investors party thereto (incorporated by reference from Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 17, 2014)

10.7
Subscription Escrow Agreement, dated as of December 30, 2013, among the Registrant, Gottbetter Capital Markets, LLC and CSC Trust Company of Delaware, as escrow agent (incorporated by reference from Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2014)

10.8
Amendment No. 1 to Subscription Escrow Agreement, dated January 31, 2014, among the Registrant, Gottbetter Capital Markets, LLC and CSC Trust Company of Delaware, as escrow agent (incorporated by reference from Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 17, 2014)

10.9
Amendment No. 2 to Subscription Escrow Agreement, dated March 13, 2014, among the Registrant, Gottbetter Capital Markets, LLC and CSC Trust Company of Delaware, as escrow agent (incorporated by reference from Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 17, 2014)

10.10
Placement Agency Agreement, dated December 30, 2013, between the Registrant and Gottbetter Capital Markets, LLC (incorporated by reference from Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2014)

10.11
Amendment No. 1 to Placement Agency Agreement, dated January 31, 2013, between the Registrant and Gottbetter Capital Markets, LLC (incorporated by reference from Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 17, 2014)

10.12
Amendment No. 2 to Placement Agency Agreement, dated March 13, 2013, between the Registrant and Gottbetter Capital Markets, LLC (incorporated by reference from Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 17, 2014)

10.13
Form of Registration Rights Agreement, dated January 28, 2014, between the Registrant and the investors party thereto (incorporated by reference from Exhibit 10.8 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2014)

10.14†
Employment Agreement, dated January 28, 2014, between the Registrant and Thomas Brophy (incorporated by reference from Exhibit 10.9 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2014)

10.15†
Consulting Agreement, dated January 28, 2014, between the Registrant and John A. Lack (incorporated by reference from Exhibit 10.10 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2014)

10.16†
Employment Agreement, dated March 11, 2014, between the Registrant and Gordon C. Mackenzie III (incorporated by reference from Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 17, 2014)

10.17†	The Registrant’s 2014 Equity incentive Plan (incorporated by reference from Exhibit 10.11 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2014)
10.18	Form of Non-Qualified Stock Option Agreement of the Registrant (incorporated by reference from Exhibit 10.13 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 17, 2014)
10.19
Form of Side Letter between the Registrant and its pre-Contribution stockholders (incorporated by reference from Exhibit 10.15 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 3, 2014)

10.20
Services Agreement, dated March 11, 2014, between the Registrant and Wondersauce, LLC (incorporated by reference from Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 17, 2014)

16.1
Letter from Dov Weinstein & Co. C.P.A. to the Securities Exchange Commission, dated February 27, 2014 (incorporated by reference from Exhibit 16.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 28, 2014)

21.1*	Subsidiaries of Registrant
23.1*	Consent of Independent Registered Public Accounting Firm
101.INS§	XBRL Instance Document
101.SCH§	XBRL Taxonomy Extension Schema Document
101.CAL§	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF§	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB§	XBRL Taxonomy Extension Label Linkbase Document
101.PRE§	XBRL Taxonomy Extension Presentation Linkbase Document
________________
* Filed herewith

† Management contract or compensatory plan or arrangement

§ Pursuant to Rule 406T of Regulation S-T, the XBRL related information in Exhibit 101 to this report shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section, and shall not be deemed part of a registration statement, prospectus or other document filed under the Securities Act or the Exchange Act, except as shall be expressly set forth by specific reference in such filings.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred and paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(c)
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of South Glastonbury, CT on June 26, 2014.

CÜR MEDIA, INC.

By:	/s/ Thomas Brophy
Name:	Thomas Brophy
Title:	President, Chief Executive Officer, interim Chief Financial Officer and Treasurer (Principal Executive Officer and Principal Financial Officer)

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Thomas Brophy, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments or supplements (including post-effective amendments filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended) to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent or either one of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or any of them, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Thomas Brophy	President, Chief Executive Officer, interim Chief Financial Officer,	June 26, 2014
Thomas Brophy	Treasurer and Director

/s/ John A. Lack	Chairman of the Board of Directors and Secretary	June 26, 2014
John A. Lack

/s/ Robert B. Jamieson	Vice Chairman of the Board of Directors	June 26, 2014
Robert B. Jamieson